As filed with the Securities and Exchange Commission on February 8, 2023

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

______________

FORM F-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

______________

DRONEIFY HOLDINGS LIMITED

(Exact name of Registrant as specified in its charter)

______________

Not Applicable
(Translation of Registrant’s Name into English)

______________

Cayman Islands	7374	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

103-482 South Service Road East
Oakville, ON Canada L6J 2X6
1-866-895-7466
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

______________

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
(800) 221-0102
(Names, address, including zip code, and telephone number, including area code, of agent for service)

______________

Copies to:
Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Joseph M. Lucosky, Esq. Lucosky Brookman LLP 111 Broadway, Suite 807 New York, NY 10006 (212) 417-8160

______________

Approximate date of commencement of proposed sale to public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two prospectuses, as set forth below.

•        Public Offering Prospectus.    A prospectus to be used for the public offering of ordinary shares through the underwriter named on the cover page of this prospectus, which we refer to as Public Offering Prospectus.

•        The Resale Prospectus.    A prospectus to be used for the resale by selling shareholders of 1,500,000 ordinary shares, which we refer to as the Resale Prospectus.

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

•        they contain different front and back covers;

•        they contain different Offering sections in the Prospectus Summary;

•        they contain different Use of Proceeds sections;

•        the Capitalization and Dilution sections are deleted from the Resale Prospectus;

•        a Selling Shareholders section is included in the Resale Prospectus;

•        the Underwriting section from the Public Offering Prospectus is deleted from the Resale Prospectus and a Plan of Distribution section is inserted in its place; and

•        the Legal Matters section in the Resale Prospectus deletes the reference to counsel for the underwriter.

The registrant has included in this registration statement a set of alternate pages after the back cover page of the Public Offering Prospectus, which we refer to as the Alternate Pages, to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the selling shareholders.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 8, 2023

PRELIMINARY PROSPECTUS

Droneify Holdings Limited

923,077 Ordinary Shares

This is the initial public offering of our ordinary shares. We are offering 923,077 ordinary shares, assuming an initial public offering price of $6.50 per share, which is the midpoint of the estimated range of the initial public offering price. We currently estimate that the initial public offering price will be between $6.00 and $7.00 per share. The actual number of shares we will offer will be determined based on the actual initial public offering price.

Currently, there is no public market for our ordinary shares. We have applied to list our ordinary shares on The Nasdaq Capital Market under the symbol “DRFY”. We believe that upon the completion of this offering, we will meet the standards for listing, and the closing of this offering is contingent upon such listing.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

Investing in our ordinary shares involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our ordinary shares under the heading “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$6.500	$6,000,000
Underwriting discounts and commissions(1)	$0.455	$420,000
Proceeds to us, before expenses(2)	$6.045	$5,580,000

____________

(1)      Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Boustead Securities, LLC, the representative of the underwriters. We have also agreed to issue warrants to the representative of the underwriters. See “Underwriting” for a complete description of the compensation arrangements.

(2)      We estimate the total expenses payable by us, excluding the underwriting discount and non-accountable expense allowance, will be approximately $731,000.

We have granted the underwriters an option for a period of 45 days after the closing of this offering to purchase up to 15% of the total number of ordinary shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts and commissions.

The underwriters expect to deliver the shares against payment as set forth under “Underwriting” on or about            , 2023.

BOUSTEAD SECURITIES, LLC

Prospectus dated            , 2023

droneify
Simplifying the drone market into one powerful solution.
Data Analytics
Drone Operations
Drone Hardware
droneify
Welcome to Droneify
First Name
Afshin
Password
Sign in
OR
Login With

Through and including            , 2023 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of our ordinary shares.

For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our ordinary shares. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, “we,” “us,” “our,” “our company,” and similar references refer to Droneify Holdings Limited and its consolidated subsidiaries.

Our Company

Overview

We are a development stage technology company focused on designing, developing, and deploying drone-enabled solutions and technology for the purposes of capturing, analyzing, and reporting on data to assist customers in a variety of industries, allowing them to improve decision-making and reduce operational risks and costs. We offer leading-edge aerial intelligence solutions with an emphasis on automating complex, recurring operations that are required for compliance and growth.

We serve clients across a variety of industries, with a current emphasis on niche markets such as utilities, energy, construction, and infrastructure. We are actively developing an online-based drone operations, software, and hardware management system, with the goal of using this platform as the basis for a broader solution that integrates the collection, storage and analysis of data for end users within a platform-as-a-service, or PaaS, subscription model.

We have three main categories of business operations:

•        Drone Solutions.    Our drone solutions division provides drone services, such as inspections, surveying, and marketing work to customers across a wide range of industries. The services are carried out by a network of drone pilots managed by us. Collected data is processed, analyzed, and delivered by us to our customers.

•        Data Analytics.    Our drone analytics division will offer software tools for customers and drone market participants to source job opportunities, purchase hardware, analyze, manage, or store data, and more with software-as-a-service, or SaaS, features. The platform, called “Droneify”, is still in the development stage.

•        Drone Hardware.    Our drone hardware division develops advanced drone hardware solutions for use in the military and heavy industry applications. This business segment is still in the development stage.

Our plan is to provide one platform with all the hardware, insurance, and software features needed to start, run, or grow a drone business. Through financial and insurance partners, we will offer comprehensive services for rent-to-own hardware, low monthly fee insurance, and software. This will provide anyone with a low-cost method of entering the drone market.

Our Corporate History and Structure

We were incorporated as a Cayman Islands exempted company on August 24, 2022. Our predecessor company, Droneify Ltd., or Droneify, was incorporated on March 20, 2015 in the Province of Ontario, Canada.

On September 23, 2022, we commenced a corporate restructuring pursuant to a share exchange agreement that we entered into with Droneify and its shareholders. Pursuant to the share exchange agreement, we have acquired 6,544,202 class A common shares of Droneify in exchange for which we issued 6,544,202 ordinary shares to the shareholders of Droneify. As a result of this restructuring, we own 84.15% of the issued and outstanding class A common shares of Droneify. One shareholder holds the remaining shares that have not yet been exchanged. Such shareholder has indicated that it will exchange its shares following the completion of this offering, at which time we would own 100% of Droneify. If such shareholder does not exchange its shares, Droneify would remain a majority-owned subsidiary rather than a wholly-owned subsidiary.

In 2018, Droneify completed an internal reorganization transaction pursuant to which it incorporated 2659498 Ontario Ltd. as a wholly owned subsidiary and transferred its software to this entity on a taxable basis. The reorganization was completed to create a potential future Canadian tax benefit for participating Canadian shareholders by reducing income taxes on a future disposition of their shares.

We do not have any other subsidiaries.

Our Opportunity

According to Drone Industry Insights, a leading market research and analytics company for commercial drones, the global drone market was estimated at $20.9 billion in 2020 and is forecasted to grow from $26.3 billion in 2021 to $41.3 billion in 2026, or a compound annual growth rate, or CAGR, of 9.4%. It estimates that unit sales will grow from approximately 0.8 million in 2021 to almost 1.4 million in 2026, or a CAGR of 10.6%.

Drone applications are becoming more and more prevalent throughout all industries. Whether it is construction, energy, mining, transportation, or waste management, drones are often able to carry out tasks more safely and efficiently than people. According to Drone Industry Insights, in 2021 energy remained the industry with the highest adoption of drones, though cargo, courier services, intralogistics and warehousing have the highest CAGRs.

The most common drone applications are the ones making use of something almost every drone has: a built-in camera. Many industries such as energy and real estate make heavy use of drones for inspections while drones are used for mapping and surveying in several industries such as construction, transportation, agriculture and professional/scientific services, among others.

Our Solutions

We simplify the drone market into one powerful solution.

We currently generate revenue by providing in-field drone services — deploying commercially available drone platforms and software through our team of professional pilots and sensor operators. In addition to these existing services, we are targeting revenue generation from five additional product offerings centered around the development of the Droneify platform and our future analytical and reporting software, including:

•        commission fees for the Droneify platform, whereby we will take commission fees from the gross value for any work that is transacted on the platform;

•        subscription fees for the Droneify platform, whereby we will offer tiers of subscriptions in exchange for access to more features and reduced commission fees;

•        training fees, offering multiple levels of drone pilot training programs related to both flight performance and data processing and analytics;

•        sales of drone hardware, offering world-leading hardware solutions from hardware manufacturers globally, through which we will act as distributor; and

•        subscriptions for future SaaS offerings, which will provide clients with our advanced analytical and reporting software and data management services for several industry verticals.

Drone Solutions

We deploy commercially available drone platforms and software through our team of professional pilots and sensor operators. In-field drone services are primarily focused on inspecting live or hard to reach assets and performing short-range aerial surveys within sectors such as oil and gas, power, utilities, construction, mining, infrastructure, and agriculture. We acquire a customer opportunity and assign the scope of work through service level agreements with professional pilots within the region where the work is required. We will then send the captured data for processing (3D model or map creation, inspection reporting, image editing) prior to client delivery. By this method, we have an efficient means of data collection not limited by physical presence and can grow our business more cost effectively.

Data Analytics

Our analytics software has been under development since October 2017 to provide AI-powered object detection and classification from photo and video data. The key features of the software include browser-based cloud-hosting, data management, and AI analytics capabilities independent of third-party software requirements. The software platform is being designed to allow customers to receive, visualize, analyze, and generate reports on large amounts of information being populated by our drone platforms, without having to overcome the currently cumbersome process of receiving and moving large datasets. Furthermore, the software platform is being developed to support a variety of applications, including job posting. The software platform will be made available to customers and pilots on a standalone basis or on a SaaS basis, whereby clients may post jobs and interact with our professional network directly to carry out work. We will capture fees on all transactions through the platform. We intend to launch the Droneify platform in the second quarter of 2023.

Drone Hardware

We own intellectual property related to our C$2.5 million (approximately US$1.9 million) development project of the DX-3 Vanguard, a rapidly deployable vertical takeoff and landing transition drone built for heavy industry and military applications. We have conducted all research and product development activities and intend to redevelop existing intellectual property into a small-scale, commercially viable platform for early adopters, and to integrate analytics and data management capabilities onboard the hardware.

We also plan to act as a distributor for world-leading hardware solutions from hardware manufacturers, although we have not yet entered into any agreements for the distribution of drone hardware.

Our Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

•        Advanced technology solutions.    Our plan is to provide one platform with all the hardware, insurance, and software features needed to start, run, or grow a drone business. We believe that introduction of our combined hardware and software solution will create a full turnkey solution to pipeline operators, engineering firms, general contractors, government/defense agencies, and insurance companies for inspection, surveying, and mapping operations. At the same time, a SaaS product offering will allow us to generate revenue from customers who do not require a hardware solution, providing advanced analytical and reporting software. We believe that our platform is a major differentiator amongst the competition, who typically focus on one of hardware, software or service.

•        Strong brand recognition.    Since our founding in 2015, we have gained significant brand recognition in North America. In March 2018, we were ranked by Drone Industry Insights as one of the top 20 drone operators globally and the top drone operator in Canada for inspections, mapping and surveying.

•        Large pilot network.    We have built a pilot network spanning across Canada, the United States, Australia, the United Kingdom, and Malaysia. As of June 30, 2022, this network included approximately 3,000 pilots.

•        Large geographic footprint.    Our network of pilots, present in every province in Canada and over 40 states in the United States, allows us to have capabilities “at scale” without the costs typically associated with growing a business into new geographies.

Our Growth Strategies

•        Focus on long-term customers.    We intend to focus on capturing long-term, recurring service contracts with firms across numerous market segments, building off existing ongoing strategic relationships. These relationships, which provide the ability to interface directly with end users, are expected to be critical building blocks for our long-term strategy. The ability to offer in-field drone services allows us to offer the whole value chain, from business problem to business solution via drone services, and in the future to amplify these solutions via continued hardware and software development.

•        Geographic expansion.    Leveraging our network pilots in North America, we believe that we are well positioned to provide oil and gas operators, engineering firms, general contractors, and insurance companies with various types of drone inspection and monitoring services (pipelines, refineries/plants, and offshore platforms), construction monitoring, surveying, mapping, and regulatory compliance scopes. Our network of pilots is expected to allow us to immediately service clients as we begin developing revenue generating client relationships in the United States, which will not only give us access to data streams that can be used to strengthen the development of our analytics software but also lay the foundation for anticipated future hardware deployments with those clients. We have a number of near-term business development opportunities of this nature that we are currently pursuing. Several key distribution relationships have been established in the past several years, further validating the platform and service.

•        Rollout of Droneify platform.    We believe that our existing business relationships will drive adoption of hardware and software once it becomes commercially available and facilitate the associated rollout of our Droneify SaaS platform. The introduction of our combined hardware and software solution would make available a robust and full turnkey solution to pipeline operators, engineering firms, general contractors, government/defense agencies, and insurance companies for inspection, surveying, and mapping operations. At the same time, a SaaS product offering will allow us to generate revenue from customers who do not require a hardware solution, providing advanced analytical and reporting software.

•        Continued product development.    The development and commercialization of a proprietary hardware offering and software platform, including our cloud-based, advanced AI-trained analytics software, is expected to lead to further opportunities both in terms of new applications within initial target markets as well as across new industry verticals.

Our Risks and Challenges

Our prospects should be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by similar companies. Our ability to realize our business objectives and execute our strategies is subject to risks and uncertainties, including, among others, the following:

•        We are an early-stage company with a limited operating history.

•        We have incurred operating losses since our inception, and we may not be able to manage our businesses on a profitable basis.

•        The COVID-19 pandemic may cause a material adverse effect on our business.

•        Our growth and financial health are subject to a number of economic risks.

•        We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, curtail or eliminate one or more of our research and development programs or commercialization efforts.

•        Successful technical development of our platform and hardware solutions does not guarantee successful commercialization.

•        Our software platform is at risk of unexpected technical failure due to the unavailability of a cellular connection or other technical issues with the software.

•        Product development is a long, expensive and uncertain process.

•        If we fail to protect our intellectual property rights, we could lose our ability to compete in the marketplace.

•        Other companies may claim that we infringe their intellectual property, which could materially increase our costs and harm our ability to generate future revenue and profit.

•        We face competition from other drone companies, many of which have substantially greater resources.

•        If the drone markets do not experience significant growth, if we cannot expand our customer base or if our products and services do not achieve broad acceptance, then we may not be able to achieve our anticipated level of growth.

•        Our major customers account for a significant portion of our revenue and the loss of any major customer could have a material adverse effect on our results of operations.

•        If we are unable to manage the increasing complexity of our business or achieve or manage our expected growth, our business could be adversely affected.

•        If we are unable to recruit and retain key management, technical and sales personnel, our business would be negatively affected.

•        Rapid technological changes may adversely affect the market acceptance of our products and services and could adversely affect our business, financial condition and results of operations.

•        Our business is subject to seasonality, which causes our net revenue to fluctuate.

•        Breaches of network or information technology security could have an adverse effect on our business.

•        Our results could be adversely affected by natural disasters, public health crises, political crises, or other catastrophic events.

•        Worldwide and domestic economic trends and financial market conditions, including an economic decline in the drone industry, may adversely affect our operating performance.

•        The operation of drone in urban environments may be subject to risks, such as accidental collisions and transmission interference, which may limit demand for our drone service in such environments and harm our business and operating results.

•        For certain of the components included in our products there are a limited number of suppliers we can rely upon and if we are unable to obtain these components when needed we could experience delays in the manufacturing of our products and our financial results could be adversely affected.

•        Failure to obtain necessary regulatory approvals from Transport Canada or other governmental agencies, or limitations put on the use of drones in response to public privacy concerns, may prevent us from expanding the sales of our drone solutions to commercial and industrial customers in Canada.

•        Our business is subject to certain laws regarding data protection, privacy, and information security, as well as confidentiality obligations under various agreements, and our actual or perceived failure to comply with such obligations could damage our reputation, expose us to litigation risk and adversely affect our business and operating results.

•        The ongoing conflict between Ukraine and Russia could adversely affect our business, consolidated financial condition and results of operations.

•        The obligations associated with being a public company will require significant resources and management attention, and we will incur increased costs as a result of becoming a public company.

•        There has been no public market for our ordinary shares prior to this offering, and an active market in which investors can resell their shares may not develop.

•        The market price of our ordinary shares may be highly volatile, and you could lose all or part of your investment.

•        We may not be able to maintain a listing of our ordinary shares on Nasdaq.

•        We do not expect to declare or pay dividends in the foreseeable future.

•        You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

In addition, we face other risks and uncertainties that may materially affect our business prospects, financial condition, and results of operations. You should consider the risks discussed in “Risk Factors” and elsewhere in this prospectus before investing in our ordinary shares.

Impact of Coronavirus Pandemic

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China. On March 11, 2020, the World Health Organization declared the outbreak a pandemic. On March 11, 2020, the federal government of Canada announced a C$1 billion (approximately US$777 million) package to help Canadians through the health crisis. To date, there have been a large number of temporary business closures, quarantines and a general reduction in consumer activity in Canada.

We are dependent on suppliers to provide us with the products and services that we sell. The pandemic has impacted and may continue to impact suppliers and manufacturers of certain products. As a result, we have faced and may continue to face delays or difficulty sourcing certain products and services, which could negatively affect the business and financial results. The cost to deliver such products and services may also increase as a result of increased compliance requirements, delivery times (social distancing) or needing to source alternative suppliers, which could adversely impact profitability and financial condition.

The spread of the virus in many countries continues to adversely impact global economic activity and has contributed to significant volatility and negative pressure in financial markets and supply chains. The pandemic has had, and could have a significantly greater, material adverse effect on the Canadian economy as a whole, as well as the local economy where we conduct our operations. The pandemic has resulted, and may continue to result for an extended period, in significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity.

If the COVID-19 pandemic does not continue to slow and the spread of COVID-19 is not contained, our business operations, including those of our contract manufacturers and suppliers, could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. We may also experience limitations in employee resources. In addition, our operations could be disrupted if any of our employees were suspected of having COVID-19, which could require quarantine of some or all such employees or closure of our facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including the effectiveness of vaccines and other treatments for COVID-19, and other new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows. See also “Risk Factors” for more information.

Implications of Being an Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the Jumpstart Our Business Act of 2012, as amended, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in

Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which could occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Implications of Being a Foreign Private Issuer

Once the registration statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission, or the SEC, we will become subject to the information reporting requirements of the Exchange Act that are applicable to “foreign private issuers,” and under those requirements we will file certain reports with the SEC. As a foreign private issuer, we will not be subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. Under the Exchange Act, we will be subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of U.S. domestic reporting companies. For example, although we report our financial results on a quarterly basis, we will not be required to issue quarterly reports, proxy statements that comply with the requirements applicable to U.S. domestic reporting companies, or individual executive compensation information that is as detailed as that required of U.S. domestic reporting companies. We also will have four months after the end of each fiscal year to file our annual reports with the SEC and we will not be required to file current reports as frequently or promptly as U.S. domestic reporting companies. Furthermore, our officers, directors and principal shareholders will be exempt from the requirements to report transactions in our equity securities and from the short-swing profit liability provisions contained in Section 16 of the Exchange Act. As a foreign private issuer, we will also not be subject to the requirements of Regulation FD (Fair Disclosure) promulgated under the Exchange Act. In addition, as a foreign private issuer, we will be permitted to follow certain home country corporate governance practices instead of those otherwise required under the listing rules of The Nasdaq Stock Market, or Nasdaq, for domestic U.S. issuers. Although we do not currently intend to rely these home country exemptions, we may rely on some of these exemptions in the future. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to a U.S. domestic reporting companies.

Corporate Information

Our corporate address is 103-482 South Service Road East, Oakville, ON Canada L6J 2X6. Our company email address is info@droneify.com.

Our registered office is located at c/o International Corporate Services Limited, Harbour Place, PO Box 472, 1103 South Church Street, Grand Cayman KY1-1106, Cayman Islands.

Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor, New York, N.Y. 10168.

Our website can be found at www.droneify.com. The information contained on our website is not a part of this prospectus, nor is such content incorporated by reference herein, and should not be relied upon in determining whether to make an investment in our ordinary shares.

Notes on Prospectus Presentation

We are responsible for the disclosure in this prospectus. However, this prospectus includes industry data that we obtained from market research, industry publications and other publicly available information. We did not fund and are not otherwise affiliated with any of the sources cited in this prospectus. The information therein represents the most recently available data from the relevant sources and publications and we believe remains reliable. However, this data involves a number of assumptions and limitations regarding our industry which are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors.” Forward-looking information obtained from these sources is also subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our businesses. This prospectus may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names or products in this prospectus is not intended to, and does not imply a relationship with, or endorsement or sponsorship by us. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus may appear without the ®, TM or SM symbols, but the omission of such references is not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable owner of these trademarks, service marks and trade names.

Our reporting currency is the U.S. dollar and our functional currency is the Canadian dollar. This prospectus contains translations of Canadian dollars into U.S. dollars at specific rates solely for the convenience of the reader. Unless otherwise noted, all translations from Canadian dollars into U.S. dollars in this prospectus were made at a rate of C$1.2871 per US$1.00, the noon buying rate as set forth in the H.10 statistical release of the U.S. Federal Reserve Board in effect as of June 30, 2022. On January 27, 2023, the noon buying rate for Canadian dollar was C$1.3314 per US$1.00. We make no representation that the Canadian dollar or U.S. dollar amounts referred to in this prospectus could have been or could be converted into U.S. dollars or Canadian dollar, as the case may be, at any particular rate or at all.

All references in the prospectus to “U.S. dollars,” “dollars,” “US$” and “$” are to the legal currency of the United States and all references to “C$” are to the legal currency of Canada.

The Offering

Shares offered:	923,077 ordinary shares (or 1,061,539 ordinary shares if the underwriters exercise the over-allotment in full).
Offering price:

We currently estimate that the initial public offering price will be between $6.00 and $7.00 per share. For purposes of this prospectus, the assumed initial public offering price per share is $6.50, the midpoint of the anticipated price range. The actual offering price per share will be as determined between the underwriters and us based on market conditions at the time of pricing and the actual number of shares we will offer will be determined based on the actual initial public offering price. Therefore, the assumed offering price used throughout this prospectus may not be indicative of the final offering price.

Ordinary shares to be outstanding after this offering(1):

8,591,634 ordinary shares (or 8,730,096 ordinary shares if the underwriters exercise the over-allotment option in full), based on an assumed initial public offering price of $6.50 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus.

Over-allotment option:

We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the ordinary shares sold in the offering (138,462 additional shares) at the initial public offering price, less the underwriting discounts and commissions.

Representative’s warrants:

We have agreed to issue to the representative of the underwriters (or its permitted assignees) warrants to purchase up to a total number of ordinary shares equal to 7% of the total number of shares sold in this offering at an exercise price equal to 125% of the initial public offering price of the ordinary shares sold in this offering (subject to adjustments). The representative’s warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from the closing of this offering and expiring on the fifth anniversary of the effective date of the registration statement of which this prospectus is a part. The representative’s warrants will have a cashless exercise provision and will provide for immediate “piggyback” registration rights with respect to the registration of the shares underlying the warrants for a period of seven years from commencement of sales of this offering. The registration statement of which this prospectus forms a part also registers the representative’s warrants and the ordinary shares issuable upon exercise of the representative’s warrants. See the “Underwriting” section for more information.

Use of proceeds:

We expect to receive net proceeds of approximately $4.8 million from this offering (or $5.6 million if the underwriters exercise the over-allotment option in full), based on an assumed initial public offering price of $6.50 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for product development, sales and marketing and working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors:

Investing in our ordinary shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 12.

Lock-up:

We, and our officers, directors and holders of 5% or greater of our ordinary shares have agreed to be locked up for a period of twelve months from the date on which the trading of our ordinary shares commences. Holders of 1-4.99% of our ordinary have agreed to be locked up for a period of six months from the date on which the trading of our ordinary shares commences; provided that if the aggregate of such holders shares were to equal or exceed 20% of our issued and outstanding shares on a fully diluted basis prior to the completing of this offering, then their lock up period shall be for twelve months from the date of trading of our ordinary shares commences. Holders of less than 1% of our ordinary shares are not subject to any lock up; provided that if the aggregate of such holders shares were to equal or exceed 5% of our issued and outstanding shares on a fully diluted basis prior to the completing of this offering, then their lock up period shall be for six months from the date of trading of our ordinary shares commences. During the lock-up period, without the prior written consent of the underwriters, they shall not, directly or indirectly, (i) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, owned either of record or beneficially by any signatory of the lock-up agreement on the date of the prospectus or thereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing; and (iii) make any demand for or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares. See “Underwriting” for more information.

Trading market and symbol:	We have applied to list our ordinary shares on The Nasdaq Capital Market under the symbol “DRFY”. The closing of this offering is contingent upon such listing.

____________

(1)      The number of ordinary shares outstanding immediately following this offering is based on 7,668,557 ordinary shares outstanding as of February 7, 2023 and excludes:

•        472,944 ordinary shares issuable upon the exercise of outstanding options at a weighted average exercise price of C$1.56 (approximately US$1.21) per share;

•        500,000 ordinary shares that are reserved for future issuance under our equity incentive plan;

•        63,700 ordinary shares issuable upon the exercise of outstanding warrants at an exercise price of $7.50; and

•        up to 74,308 ordinary shares issuable upon exercise of the representative’s warrants issued in connection with this offering.

Summary Consolidated Financial Information

The following summary historical financial information should be read in conjunction with our consolidated financial statements and related notes included elsewhere in the prospectus and the information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

The following summary consolidated financial data as of December 31, 2021 and 2020 and for the years then ended have been derived from our audited consolidated financial statements included elsewhere in this prospectus. We derived our summary consolidated financial data as of June 30, 2022 and for the six months ended June 30, 2022 and 2021 from our unaudited consolidated financial statements included elsewhere in this prospectus.

All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

Statements of Operations Data	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020
	(unaudited)	(unaudited)
Revenue	$118,048	$46,964	$704,553	$432,263
Cost of revenue	62,329	43,434	587,177	382,423
Gross profit	55,719	3,530	117,376	49,840
Total operating expenses	67,429	214,538	356,499	569,766
Total other income (expense)	30,867	129	33,763	(235,252)
Net income (loss)	19,157	(210,879)	(205,360)	(755,178)
Less net income (loss) attributable to noncontrolling interests	4,205	(46,288)	(45,077)	(165,762)
Net income (loss) attributable to shareholders	$14,952	$(164,591)	$(160,283)	$(589,416)
Basic and diluted income (loss) per share	$0.00	$(0.04)	$(0.05)	$(0.18)
Balance Sheet Data	As of June 30, 2022	As of December 31, 2021	As of December 31, 2020
	(unaudited)
Cash	$37,608	$34,599	$98,312
Current assets	133,755	380,448	132,969
Total assets	162,947	424,331	204,694
Current liabilities	552,991	897,220	1,017,155
Total liabilities	552,991	897,220	1,017,155
Shareholders’ deficit	(390,044)	(472,889)	(812,461)
Total liabilities and shareholders’ deficit	162,947	424,331	204,694

RISK FACTORS

An investment in our ordinary shares involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our ordinary shares. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

Risks Related to Our Business and Industry

We are an early-stage company with a limited operating history.

Founded in 2015, we have a limited history upon which you can evaluate our business and prospects. Our prospects must be considered in light of the risks encountered by companies in the early stages of development in highly competitive markets, particularly the markets for drone products and services. You should consider the frequency with which early-stage businesses encounter unforeseen expenses, difficulties, complications, delays and other adverse factors. These risks are described in more detail below.

We have incurred operating losses since our inception, and we may not be able to manage our businesses on a profitable basis.

We have incurred operating losses since inception and have relied on cash on hand, sales of securities, external bank lines of credit, and issuance of third-party and related party debt to support our operations. For the six months ended June 30, 2022 and 2021, we incurred operating losses of $11,710 and $211,008, respectively. We cannot assure you that we will achieve profitably or that we will have adequate working capital to meet our obligations as they become due, especially given that we will incur additional expenses relating to becoming a public reporting company. Management believes that our success will depend on our ability to successfully commercialize and market our products and services. We cannot assure you that we will obtain or maintain profitability for any period of time or that investors will not lose their entire investment.

The COVID-19 pandemic may cause a material adverse effect on our business.

The COVID-19 pandemic continues to rapidly evolve. At this time, there continues to be significant volatility and uncertainty relating to the full extent to which the COVID-19 pandemic and the various responses to it will impact our business, operations and financial results.

We are dependent on suppliers to provide us with the products and services that we sell. The pandemic has impacted and may continue to impact suppliers and manufacturers of certain products. As a result, we have faced and may continue to face delays or difficulty sourcing certain products and services, which could negatively affect the business and financial results. The cost to deliver such products and services may also increase as a result of increased compliance requirements, delivery times (social distancing) or needing to source alternative suppliers, which could adversely impact profitability and financial condition.

The spread of the virus in many countries continues to adversely impact global economic activity and has contributed to significant volatility and negative pressure in financial markets and supply chains. The pandemic has had, and could have a significantly greater, material adverse effect on the Canadian economy as a whole, as well as the local economy where we conduct our operations. The pandemic has resulted, and may continue to result for an extended period, in significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity.

If the COVID-19 pandemic does not continue to slow and the spread of COVID-19 is not contained, our business operations, including those of our contract manufacturers and suppliers, could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. We may also experience limitations in employee resources. In addition, our operations could be disrupted if any of our employees were suspected of having COVID-19, which could require quarantine of some or all such employees or closure of our facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which the COVID-19 pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including the effectiveness of vaccines and other treatments for COVID-19, and other new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Our growth and financial health are subject to a number of economic risks.

The financial markets in the United States have experienced substantial uncertainty during recent years, particularly following the COVID-19 outbreak. This uncertainty has included, among other things, extreme volatility in securities prices, reduced liquidity and credit availability, rating downgrades of certain investments and declining values with respect to others. If capital and credit markets continue to experience uncertainty and available funds remain limited, we may not be able to obtain debt or equity financing or to refinance our existing indebtedness on favorable terms or at all, which could affect our strategic operations and our financial performance and force modifications to our operations. These conditions currently have not precluded us from accessing credit markets or financing our operations, but there can be no assurance that financial markets and confidence in major economies will not deteriorate.

In addition, we are vulnerable to changes in market preferences or other market changes, such as general economic conditions, recession and fears of recession, interest rates, tax rates and policies, and inflation. The U.S. is currently experiencing unusually high rates of inflation, and we may experience a compression in our margins as a result. The U.S. and global economies have in the past, and will in the future, experience recessionary periods and periods of economic instability. During such periods, our existing and potential customers may choose not to expend the amounts that we anticipate based on our expectations with respect to the addressable market for the services we offer. There could also be a number of other effects from adverse general business and economic conditions on our business, including insolvency of any of our third-party suppliers or contractors, decreased market confidence, decreased interest in communications solutions, decreased discretionary spending and reduced customer demand for the services we offer, any of which could have a material adverse effect on our business, financial condition and results of operations.

We will need substantial additional funding and may be unable to raise capital when needed, which would force us to delay, curtail or eliminate one or more of our research and development programs or commercialization efforts.

Our operations have consumed substantial amounts of cash since inception. We expect to continue to spend substantial amounts on product development. We will require additional funds to support continued research and development activities, as well as the costs of commercializing, marketing and selling any new products resulting from those research and development activities. We estimate that we will need additional capital of approximately $15,000,000 to execute our business plan over the next three years. We have based this estimate, however, on assumptions that may prove to be wrong, and we could spend available financial resources much faster than we currently expect.

Until such time, if ever, that we can generate a sufficient amount of product revenue and achieve profitability, we expect to seek to finance future cash needs through equity or debt financings or corporate collaboration and strategic arrangements. We currently have no other commitments or agreements relating to any of these types of transactions and cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital, we may have to delay, curtail or eliminate commercializing, marketing and selling one or more of our products.

Successful technical development of our platform and hardware solutions does not guarantee successful commercialization.

We are still in the development stage of our “Droneify” platform and advanced drone hardware solutions, we may still fail to achieve commercial success for a number of reasons, including, among others, the following:

•        failure to obtain the required regulatory approvals for their use;

•        rapid evolvement of the product due to new technologies;

•        prohibitive production costs;

•        competing products;

•        lack of product innovation;

•        unsuccessful distribution and marketing through our sales channels;

•        insufficient cooperation from our supply and distribution partners; and

•        product development that does not align with or meet customer needs.

Our success in the market for the solutions we develop will depend largely on our ability to properly demonstrate their capabilities. Upon demonstration, our solutions may not have the capabilities they were designed to have or that we believed they would have. Furthermore, even if we do successfully demonstrate our products’ capabilities, potential customers may be more comfortable doing business with a competitor, or may not feel there is a significant need for the products we develop. As a result, significant revenue from our current and new product investments may not be achieved for a number of years, if at all.

Our software platform is at risk of unexpected technical failure due to the unavailability of a cellular connection or other technical issues with the software.

Our software platform is still in development stage and is pre-revenue. However, our platform may experience technical difficulties that prevent customers from collecting and processing data in real-time. The most common technical problem our customers may experience is the unavailability of a cellular connection, which is necessary in order to wirelessly process the collected data through the cloud. While this will not affect the performance of our platform or the collection of the data, it could potentially prevent customers and drone market participants from being able to access their completed data analysis in real-time.

Product development is a long, expensive and uncertain process.

The product development process, such as for the DX-3 Vanguard, is a costly, complex and time-consuming process, and investments in product development often involve a long wait until a return, if any, can be achieved on such investment. We might face difficulties or delays in the development process that will result in our inability to timely offer products that satisfy the market, which might allow competing products to emerge during the development and certification process. We anticipate making significant investments in research and development relating to our products and services, but such investments are inherently speculative and require substantial capital expenditures. Any unforeseen technical obstacles and challenges that we encounter in the research and development process could result in delays in or the abandonment of product commercialization, may substantially increase development costs, and may negatively affect our results of operations.

If we fail to protect our intellectual property rights, we could lose our ability to compete in the marketplace.

Our intellectual property and proprietary rights are important to our ability to remain competitive and successful in the development of our products and our business. Patent protection can be limited and not all intellectual property can be patented. We expect to rely on a combination of patent, trademark, copyright, and trade secret laws as well as confidentiality agreements and procedures, non-competition agreements and other contractual provisions to protect our intellectual property, other proprietary rights and our brand. As we currently do not have any granted patent, trademark or copyright protections, we must rely on trade secrets and nondisclosure agreements, which provide limited protections. Our intellectual property rights may be challenged, invalidated or circumvented by third parties. We may not be able to prevent the unauthorized disclosure or use of our technical knowledge or other trade secrets by employees or competitors.

Furthermore, our competitors may independently develop technologies and products that are substantially equivalent or superior to our technologies and products, which could result in decreased revenues. Litigation may be necessary to enforce our intellectual property rights, which could result in substantial costs to us and substantial diversion of management attention. If we do not adequately protect our intellectual property, our competitors could use it to enhance their products. Our inability to adequately protect our intellectual property rights could adversely affect our business and financial condition, and the value of our brand and other intangible assets.

Other companies may claim that we infringe their intellectual property, which could materially increase our costs and harm our ability to generate future revenue and profit.

We do not believe that our technologies infringe on the proprietary rights of any third party, but claims of infringement are becoming increasingly common and third parties may assert infringement claims against us. It may be difficult or impossible to identify, prior to receipt of notice from a third party, the trade secrets, patent position or other intellectual property rights of a third party, either in the United States or in foreign jurisdictions. Any such assertion may result in litigation or may require us to obtain a license for the intellectual property rights of third parties. If we are required to obtain licenses to use any third party technology, we would have to pay royalties, which may significantly reduce any profit on our products. In addition, any such litigation could be expensive and disruptive to our ability to generate revenue or enter into new market opportunities. If any of our products were found to infringe other parties’ proprietary rights and we are unable to come to terms regarding a license with such parties, we may be forced to modify our products to make them non-infringing or to cease production of such products altogether.

The nature of our business involves significant risks and uncertainties that may not be covered by insurance or indemnification.

The drone industry is evolving rapidly. We may develop and sell products and services in circumstances where insurance or indemnification may not be available; for example, in connection with the collection and analysis of various types of information. In addition, our products and services raise questions with respect to issues of civil liberties, intellectual property, trespass, conversion and similar concepts, which may create legal issues. Indemnification to cover potential claims or liabilities resulting from the failure of any technologies that we develop or deploy may be available in certain circumstances but not in others. Currently, the drone industry lacks a formative insurance market. We may not be able to maintain insurance to protect against all operational risks and uncertainties that our customers confront. Substantial claims resulting from an accident, product failure, or personal injury or property liability arising from our products and services in excess of any indemnity or insurance coverage (or for which indemnity or insurance coverage is not available or is not obtained) could harm our financial condition, cash flows and operating results. Any accident, even if fully covered or insured, could negatively affect our reputation among our customers and the public, and make it more difficult for us to compete effectively.

We face competition from other drone companies, many of which have substantially greater resources.

The drone industry is evolving rapidly and is highly competitive. Our competitors include other providers of drone hardware, software and analytics and data management, such as DroneDeploy Inc., PrecisionHawk, AeroVironment, Inc. (AVAV), AgEagle Arial Systems Inc. (UAVS), DJI and Insitu Inc. Some of these firms have substantially greater financial, management, research and marketing resources than we have. Our drone business also faces competition from smaller businesses.

Our competitors may be able to provide customers with different or greater capabilities or benefits than we can provide in areas such as technical qualifications, past contract performance, geographic presence, price and the availability of key professional personnel, including those with security clearances. Furthermore, many of our competitors may be able to utilize their substantially greater resources and economies of scale to develop competing products and technologies, manufacture in high volumes more efficiently, divert sales away from us by winning broader contracts or hire away our employees by offering more lucrative compensation packages. Small business competitors may be able to offer more cost competitive solutions, due to their lower overhead costs, and take advantage of small business incentive and set-aside programs for which we are ineligible. The market for drone business is expanding, and competition intensifying as additional competitors enter the market and current competitors expand their product lines. In order to secure contracts successfully when competing with larger, well-financed companies, we may be forced to agree to contractual terms that provide for lower aggregate payments to us over the life of the contract, which could adversely affect our margins. In addition, larger diversified competitors serving as prime contractors may be able to supply underlying products and services from affiliated entities, which would prevent us from competing for subcontracting opportunities on these contracts. Our failure to compete effectively with respect to any of these or other factors could have a material adverse effect on our business, prospects, financial condition or operating results.

If the drone markets do not experience significant growth, if we cannot expand our customer base or if our products and services do not achieve broad acceptance, then we may not be able to achieve our anticipated level of growth.

We cannot accurately predict the future growth rates or sizes of the markets for our products and services. Demand for our products and services may not increase, or may decrease, either generally or in specific markets, for particular types of products and services or during particular time periods. We believe the drone market is nascent and we cannot assure you that our continued efforts to further increase our sales to customers will be successful. The expansion of the drone markets in general, and the market for our products and services in particular, depends on a number of factors, including the following:

•        customer satisfaction with these types of systems as solutions;

•        the cost, performance and reliability of our products and products offered by our competitors;

•        customer perceptions regarding the effectiveness and value of these types of systems;

•        limitations on our ability to market our products and services outside of Canada due to Canadian government regulations or regulations in foreign jurisdictions;

•        obtaining timely regulatory approvals, including, with respect to any of our unmanned systems, access to airspace and wireless spectrum; and

•        marketing efforts and publicity regarding these types of systems and services.

Our products and services may not adequately address market requirements and may not continue to gain market acceptance. If these types of systems generally, or our products and services specifically, do not gain wide market acceptance, then we may not be able to achieve our anticipated level of growth and our revenue and results of operations would decline.

Our major customers account for a significant portion of our revenue and the loss of any major customer could have a material adverse effect on our results of operations.

For the year ended December 31, 2021, one customer, Aerodyne Measure Inc., or Aerodyne, accounted for approximately 80% of our revenue, and for the year ended December 31, 2020, one customer, C&G Mining Company Ltd., accounted for approximately 58% of our revenue. For the six months ended June 30, 2022, three customers, Golder Associates Ltd., Slate Asset Management, Inc. and Distrikt, accounted for approximately 38%, 11% and 10%, respectively, of our revenue, and for the six months ended June 30, 2021, two customers, Stantec and Distrikt, accounted for approximately 25% and 22%, respectively, of our revenue. We do not have a long-term contract with any major customer that requires the customer to purchase our services, and the loss of any major customer could have a material adverse effect on our results of operations. In addition, our results of operations and ability to service our debt obligations would be impacted negatively to the extent that any major customer is unable to make payments to us or does not make timely payments on outstanding accounts receivables.

If we are unable to manage the increasing complexity of our business or achieve or manage our expected growth, our business could be adversely affected.

The complexity of our business has increased significantly over the last several years which will continue to place a strain on our management and our administrative, operational and financial infrastructure. We anticipate further growth of headcount and facilities will be required to address expansion in our product and service offerings and the geographic scope of our customer base. However, if we are unsuccessful in our efforts, our business could decline. Our success will depend in part upon the ability of our senior management to manage our increased complexity and expected growth effectively. To do so, we must continue to hire, train, manage and integrate a significant number of qualified personnel. If our new employees perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or retaining these or our existing employees, then our business may experience declines.

To support our expected growth, we must continue to improve our operational, financial and management information systems. If we are unable to manage our growth while maintaining our quality of service, or if new systems that we implement to assist in managing our growth do not produce the expected benefits, then our business, prospects, financial condition or operating results could be adversely affected.

If we are unable to recruit and retain key management, technical and sales personnel, our business would be negatively affected.

For our business to be successful, we need to attract and retain highly qualified technical, management and sales personnel. Our future success is substantially dependent on the continued service of our senior management team, and in particular, Adam Sax, our Chief Executive Officer, and Tom Hanson, our Chief Operating Officer. The failure to recruit additional key personnel when needed, with specific qualifications, on acceptable terms and with an ability to maintain positive relationships with our partners, might impede our ability to continue to develop, commercialize and sell our products and services. To the extent the demand for skilled personnel exceeds supply, we could experience higher labor, recruiting and training costs in order to attract and retain such employees. The loss of any members of our management team may also delay or impair achievement of our business objectives and result in business disruptions due to the time needed for their replacements to be recruited and become familiar with our business. We face competition for qualified personnel from other companies with significantly more resources available to them and thus may not be able to attract the level of personnel needed for our business to succeed.

If our proposed marketing efforts are unsuccessful, we may not earn enough revenue to become profitable.

Our future growth depends on our gaining market acceptance and regular production orders for our products and services. We plan to bring our technology and services to market via the following methods: targeting heavy industry and military/defense clients who require enterprise hardware capabilities and sophisticated services and analytics software; direct sales; leveraging the Droneify platform to develop superior software and AI, fueling the SaaS platform; and digital marketing campaigns both paid (pay per click, display ads) and organic (search engine optimization, blogs). We have launched a three year sales and marketing strategy focused on building a sales and distribution channels with key partners and customers, with a view towards eventually leveraging this channel to upsell customers on hardware and software offerings.

In the event we are not successful in obtaining a significant volume of orders for our products and services, we will face significant obstacles in expanding our business. We cannot give any assurance that our marketing efforts will be successful. If they are not, revenue may not be sufficient to cover our fixed costs and we may not become profitable.

We face a significant risk of failure because we cannot accurately forecast our future revenues and operating results.

The rapidly changing nature of the markets in which we compete makes it difficult to accurately forecast our revenues and operating results. Furthermore, we expect our revenues and operating results to fluctuate in the future due to a number of factors, including the following:

•        the timing of sales of our products and services;

•        unexpected delays in introducing new products;

•        increased expenses, whether related to sales and marketing, or administration; and

•        costs related to possible acquisitions of businesses.

Rapid technological changes may adversely affect the market acceptance of our products and services and could adversely affect our business, financial condition and results of operations.

The drone market in which we compete is subject to technological changes, introduction of new products, change in customer demands and evolving industry standards. Our future success will depend upon our ability to keep pace with technological developments and to timely address the increasingly sophisticated needs of our customers by supporting existing and new technologies and by developing and introducing enhancements to our current products and new products. We may not be successful in developing and marketing enhancements to our products that will respond to technological change, evolving industry standards or customer requirements. In addition, we may experience difficulties internally or in conjunction with key vendors and partners that could delay or prevent the successful development, introduction and sale of such enhancements and such enhancements may not adequately meet the requirements of the market and may not achieve any significant degree of market acceptance. If release dates of our new products or enhancements are delayed or, if when released, they fail to achieve market acceptance, our business, operating results and financial condition may be adversely affected.

Our business is subject to seasonality, which causes our net revenue to fluctuate.

Our business is subject to seasonality as sales can be seasonal within certain geographies. For example, drone marketing work is more common during the summer months in temperate climates, and less common in the winter months where snow may be present. Sales tend to correspondingly increase during these quarters and to significantly decrease in the fourth quarter of our fiscal year. We expect this seasonality to continue in future periods and, as a result, our operating results are likely to vary significantly from quarter to quarter.

We may pursue additional strategic transactions in the future, which could be difficult to implement, disrupt our business or change our business profile significantly.

We intend to consider potential strategic transactions, which could involve acquisitions of businesses or assets, joint ventures or investments in businesses, products or technologies that expand, complement or otherwise relate to our current or future business. As of the date of this prospectus, we have not entered into an any agreements for such acquisitions. We may also consider, from time to time, opportunities to engage in joint ventures or other business collaborations with third parties to address particular market segments. Should our relationships fail to materialize into significant agreements or should we fail to work efficiently with these companies, we may lose sales and marketing opportunities and our business, results of operations and financial condition could be adversely affected.

These activities, if successful, create risks such as, among others: (i) the need to integrate and manage the businesses and products acquired with our own business and products; (ii) additional demands on our resources, systems, procedures and controls; (iii) disruption of our ongoing business; and (iv) diversion of management’s attention from other business concerns. Moreover, these transactions could involve: (a) substantial investment of funds or financings by issuance of debt or equity securities; (b) substantial investment with respect to technology transfers and operational integration; and (c) the acquisition or disposition of product lines or businesses. Also, such activities could result in one-time charges and expenses and have the potential to either dilute the interests of our existing shareholders or result in the issuance of, or assumption of debt. Such acquisitions, investments, joint ventures or other business collaborations may involve significant commitments of financial and other resources. Any such activities may not be successful in generating revenue, income or other returns, and any resources we committed to such activities will not be available to us for other purposes. Moreover, if we are unable to access the capital markets on acceptable terms or at all, we may not be able to consummate acquisitions, or may have to do so on the basis of a less than optimal capital structure. Our inability to take advantage of growth opportunities or address risks associated with acquisitions or investments in businesses may negatively affect our operating results.

Additionally, any impairment of goodwill or other intangible assets acquired in an acquisition or in an investment, or charges to earnings associated with any acquisition or investment activity, may materially reduce our earnings. Future acquisitions or joint ventures may not result in their anticipated benefits and we may not be able to properly integrate acquired products, technologies or businesses with our existing products and operations or successfully combine personnel and cultures. Failure to do so could deprive us of the intended benefits of those acquisitions.

Breaches of network or information technology security could have an adverse effect on our business.

Cyber-attacks or other breaches of network or IT security may cause equipment failures or disrupt our systems and operations. We may be subject to attempts to breach the security of our networks and IT infrastructure through cyber-attack, malware, computer viruses and other means of unauthorized access. The potential liabilities associated with these events could exceed the insurance coverage we maintain, if any. Our inability to operate our facilities as a result of such events, even for a limited period of time, may result in significant expenses or loss of market share to other competitors in the defense electronics market. In addition, a failure to protect the privacy of customer and employee confidential data against breaches of network or IT security could result in damage to our reputation. To date, we have not been subject to cyber-attacks or other cyber incidents which, individually or in the aggregate, resulted in a material adverse effect on our business, operating results and financial condition.

Our results could be adversely affected by natural disasters, public health crises, political crises, or other catastrophic events.

Natural disasters, such as hurricanes, tornadoes, floods, earthquakes, and other adverse weather and climate conditions; unforeseen public health crises, such as pandemics and epidemics; political crises, such as terrorist attacks, war, labor unrest, and other political instability; or other catastrophic events, such as disasters occurring at our manufacturing facilities, could disrupt our operations or the operations of one or more of our vendors. In particular, these types of events could impact our supply chain from or to the impacted region and could impact our ability to operate. In addition, these types of events could negatively impact consumer spending in the impacted regions. To the extent any of these events occur, our operations and financial results could be adversely affected.

Worldwide and domestic economic trends and financial market conditions, including an economic decline in the drone industry, may adversely affect our operating performance.

Our long-term goal is to develop and commercialize of a proprietary hardware offering and software platform, including Droneify’s cloud-based, advanced AI-trained analytics software, to lead to further opportunities both in terms of new applications within initial target markets as well as across new industry verticals. We intend to distribute in a number of countries and derive revenues from both inside and outside Canada. We expect our business will be subject to global competition and may be adversely affected by factors in Canada, the United States and other countries that are beyond our control, such as disruptions in financial markets, economic downturns in the form of either contained or widespread recessionary conditions, elevated unemployment levels, sluggish or uneven recovery, in specific countries or regions, or in the agricultural industry; social, political or labor conditions in specific countries or regions; natural and other disasters affecting our operations or our customers and suppliers; or adverse changes in the availability and cost of capital, interest rates, tax rates, or regulations in the jurisdictions in which we operate. Unfavorable global or regional economic conditions, including an economic decline in the agricultural industry, could adversely impact our business, liquidity, financial condition and results of operations.

The operation of drone in urban environments may be subject to risks, such as accidental collisions and transmission interference, which may limit demand for our drone service in such environments and harm our business and operating results.

Urban environments may present certain challenges to the operators of our drone service. Drones may accidentally collide with other aircraft, persons or property, which could result in injury, death or property damage and significantly damage the reputation of and support for drones in general. As the usage of drones has increased, particularly by military customers, the danger of such collisions has increased. Furthermore, the incorporation of our new technology into our drones has increased the number of vehicles which can operate simultaneously in a given area and with this increase has come an increase in the risk of accidental collision. In addition, obstructions to effective transmissions in urban environments, such as large buildings, may limit the ability of the operator to utilize the aircraft for its intended purpose. The risks or limitations of operating drones in urban environments may limit their value in such environments, which may limit demand for our drone services and consequently materially harm our business and operating results.

For certain of the components included in our products there are a limited number of suppliers we can rely upon and if we are unable to obtain these components when needed we could experience delays in the manufacturing of our products and our financial results could be adversely affected.

We acquire most of the components for the manufacture of our products from suppliers and subcontractors. We have not entered into any agreements or arrangements with any potential suppliers or subcontractors. Suppliers of some of the components may require us to place orders with significant lead-times to assure supply in accordance with its manufacturing requirements. Our present lack of working capital may cause us to delay the placement of such orders and may result in delays in supply. Delays in supply may significantly hurt our ability to fulfill our contractual obligations and may significantly hurt our business and result of operations. In addition, we may not be able to continue to obtain such components from these suppliers on satisfactory commercial terms. Disruptions of our manufacturing operations would ensue if we were required to obtain components from alternative sources, which would have an adverse effect on our business, results of operations and financial condition.

Failure to obtain necessary regulatory approvals from Transport Canada or other governmental agencies, or limitations put on the use of drones in response to public privacy concerns, may prevent us from expanding the sales of our drone solutions to commercial and industrial customers in Canada.

Transport Canada is responsible for establishing, managing, and developing safety and security standards and regulations for civil aviation in Canada, and includes unmanned civil aviation. Civil operations include law enforcement, scientific research, or use by private sector companies for commercial purposes. The Canadian Aviation Regulations govern civil aviation safety and security in Canada, and by extension govern operation of drones in Canada to an acceptable level of safety.

Transport Canada continues to be a leader in the development of regulations for the commercial use of drones, and continues to move forward rapidly with its regulatory development. It is expected that new regulations permitting low-risk beyond visual line-of-sight, or BVLOS, operations will be published by Transport Canada in the fourth quarter of 2022. These rules will permit routine operations of more complex flights (including heavier aircraft, BVLOS operations, etc.) without requiring specific requirements, eliminating the need to request specific approvals for such operations. This will reduce the overall regulatory risk for such operations.

Although failure to obtain necessary regulatory approvals from Transport Canada or other governmental agencies, including the granting of certain permits, or limitations put on the use of drones in response to public safety concerns, may prevent us from testing or operating its aircraft and/or expanding its sales which could have an adverse impact on our business, prospects, results of operations and financial condition, it is anticipated that the advancement of Transport Canada’s new regulations will mitigate these risks.

Failure to obtain necessary regulatory approvals from the FAA or other governmental agencies, or limitations put on the use of drones in response to public privacy concerns, may prevent us from expanding the sales of our drone solutions to commercial and industrial customers in the United States.

The regulation of unmanned aerial systems, or UAS, for commercial use in the United States is undergoing substantial change and the ultimate treatment is uncertain. On February 14, 2012, the FAA Modernization and Reform Act of 2012 was enacted, establishing various deadlines for the Federal Aviation Administration, or the FAA, to allow expanded use of small UAS for both public and commercial applications. On June 21, 2016, the FAA released its final rules regarding the routine use of certain small UAS (under 55 pounds) in the U.S. National Airspace System pursuant to the act, or the Part 107 Rules. The Part 107 Rules, which became effective in August 2016, provided safety regulations for small UAS conducting non-recreational operations and contain various limitations and restrictions for such operations, including a requirement that operators keep UAS within visual-line-of-sight and prohibiting flights over unprotected people on the ground who are not directly participating in the operation of the UAS. On December 28, 2020, the FAA announced final rules requiring remote identification of drones and allowing operators of small drones to fly over people and at night under certain conditions. We cannot assure you that any final rules enacted in furtherance of the FAA’s announced proposals will result in the expanded use of our drones and drone solutions by commercial and industrial entities. In addition, there exists public concern regarding the privacy implications of U.S. commercial use of small UAS. This concern has included calls to develop explicit written policies and procedures establishing usage limitations. We cannot assure you that the response from regulatory agencies, customers and privacy advocates to these concerns will not delay or restrict the adoption of small UAS by the commercial use markets.

On March 10, 2022, the FAA’s Unmanned Aircraft Systems Beyond Visual Line of Sight Aviation Rulemaking Committee, or the ARC, issued its final report to the FAA. In terms of key recommendations, the ARC recommended that the FAA set an acceptable level of risk for UAS that is consistent across all types of operations being performed. The ARC envisioned that this approach would allow the FAA to adopt a common and consistent set of regulations and guidance, giving operators the flexibility to meet the acceptable level of risk through qualitative or quantitative methods, or a hybrid approach. Next, the ARC recommended a series of modifications to the right of way rules in low altitude shielded areas (within 100’ of a structure or critical infrastructure as defined in 42 U.S.C. §5195c) and in low altitude non-shielded areas (below 400’) to accommodate uncrewed aircraft, or UA, operations. Specifically, the ARC recommended several amendments to right of way rules to:

•        allow automatic means for see-and-avoid responsibility;

•        give UA the right of way in shielded areas;

•        give UA the right of way over crewed aircraft that are not equipped with an automatic dependent surveillance-broadcast, or ADS-B, transmitter or a traffic awareness beacon system, or TABS, in non-shielded low altitude areas; and

•        give crewed aircraft that are equipped with an ADS-B transmitter or TABS (and broadcasting their position) right of way in non-shielded low altitude areas.

The ARC also recommended an approach to operator qualification that would extend Part 107, Remote Pilot Certificate with Small UAS Rating, to cover topics associated with extended visual line of sight and shielded UAS operations. The recommendation creates a new remote pilot certificate rating to cover BVLOS operations beyond the scope of the extended Part 107 rating. The examination for both ratings would consist of a knowledge test on relevant areas, while practical training and qualifications would be tied to new remote air carrier and remote operating certificates, which would be required for most commercial operations. The qualifications would be based on specific UA systems, use cases, and operational restrictions.

In addition, the ARC recommended that the FAA establish a new BVLOS rule which includes a process for qualification of UA and UAS, applicable to aircraft up to 800,000 ft-lb of kinetic energy.

Finally, the ARC recommended that the FAA adopt a non-mandatory regulatory scheme for third party services to be used in support of UAS BVLOS operations. In addition to its recommendations, the ARC identified certain issues relevant to UAS BVLOS operations that are beyond this ARC’s scope, but which are identified as considerations for future ARCs to address. Similarly, the ARC also identified several issues that are beyond the FAA’s scope of authority. However, these recommendations are in the interest of providing a full framework of actions and policies to promote safe and widespread adoption of UAS BVLOS activities.

Our business is subject to certain laws regarding data protection, privacy, and information security, as well as confidentiality obligations under various agreements, and our actual or perceived failure to comply with such obligations could damage our reputation, expose us to litigation risk and adversely affect our business and operating results.

In connection with our business, we receive, collect, process and retain certain sensitive and confidential customer information. As a result, we are subject to increasingly rigorous laws regarding privacy and data protection. Personal privacy, data protection and information security are significant issues in Canada, the United States and the other jurisdictions where we plan to offer our products and services. The regulatory framework for privacy and security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Our handling of data is subject to a variety of laws and regulations, including regulation by various government agencies, such as, in the United States, the United States Federal Trade Commission, and various state, local and foreign bodies and agencies, and in Canada, the Office of the Privacy Commissioner of Canada and various provincial bodies and agencies. We also execute confidentiality agreements with various parties under which we are required to protect their confidential information.

The Canadian federal and various state and foreign governments have adopted or proposed limitations on the collection, distribution, use and storage of personal information of individuals, including end-customers and employees. In Canada, the Office of the Privacy Commissioner of Canada and many state attorneys general are applying federal and state consumer protection laws to the online collection, use and dissemination of data. Additionally, many foreign countries and governmental bodies, and other jurisdictions in which we operate or conduct our business, have laws and regulations concerning the collection and use of personal information obtained from their residents or by businesses operating within their jurisdiction. These laws and regulations often are more restrictive than those in Canada. Such laws and regulations may require companies to implement new privacy and security policies, permit individuals to access, correct and delete personal information stored or maintained by such companies, inform individuals of security breaches that affect their personal information, and, in some cases, obtain individuals’ consent to use personal information for certain purposes.

We also expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in Canada, the United States, the European Union and other jurisdictions, and we cannot yet determine the impact of such future laws, regulations and standards may have on our business. Additionally, we expect that existing laws, regulations and standards may be interpreted differently in the future. There remains significant uncertainty surrounding the regulatory framework for the future of personal data transfers with regulations such as the recently adopted General Data Protection Regulation, or GDPR, which imposes more stringent E.U. data protection requirements, provides an enforcement authority, and imposes large penalties for noncompliance. Future laws, regulations, standards and other obligations, including the adoption of the GDPR, as well as changes in the interpretation of existing laws, regulations, standards and other obligations could impair our ability to collect, use or disclose information relating to individuals, which could decrease demand for our products, require us to restrict our business operations, increase our costs and impair our ability to maintain and grow our customer base and increase our revenue.

Although we are working to comply with those laws and regulations, industry standards, contractual obligations and other legal obligations that apply to us, such laws, regulations, standards and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another, other requirements or legal obligations, our practices or the features of our products. As such, we cannot assure ongoing compliance with all such laws or regulations, industry standards, contractual obligations and other legal obligations, and our efforts to do so may cause us to incur significant costs or require changes to our business practices, which could adversely affect our business and operating results. Any failure or perceived failure by us to comply with laws or regulations, industry standards, contractual obligations or other legal obligations, or any actual or suspected security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of personal information or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. Any inability to adequately address privacy and security concerns, even if unfounded, or comply with applicable laws, regulations, policies, industry standards, contractual obligations or other legal obligations could result in additional cost and liability to us, damage our reputation, inhibit sales, and adversely affect our business and operating results.

We may engage in transactions with businesses that may be affiliated with our officers, directors or significant shareholders, and which may involve actual or potential conflicts of interest.

We may decide to make investments in one or more businesses affiliated with our officers, directors or significant shareholders. Such investment opportunities may compete with other opportunities for our investment dollars. Although we are not specifically focusing on, or targeting, any particular transaction with any affiliates or affiliated entities, we would pursue such a transaction if we determined that such an affiliated investment was attractive from a risk-adjusted return perspective, and such transaction were approved by a majority of our independent and disinterested directors. Any such activity would involve actual or potential conflicts of interest. Although we are confident that we can navigate these conflicts consistent with best practices and applicable law, the existence or appearance of such conflicts of interest could make our publicly traded securities less attractive and thereby reduce their trading prices.

The ongoing conflict between Ukraine and Russia could adversely affect our business, consolidated financial condition, and results of operations.

Russia’s recent military actions against Ukraine have led to an unprecedented expansion of export restrictions and sanctions imposed by the United States, the European Union, the United Kingdom, and numerous other countries against Russia and Belarus. In addition, Russian authorities have imposed significant currency control measures, other sanctions, and imposed other economic and financial restrictions. The situation is rapidly evolving, and further sanctions and export restrictions could negatively impact the global economy and financial markets and could adversely affect our business, consolidated financial condition, and results of operations.

The conflict may result in an increased likelihood of cyber-attacks that could directly or indirectly impact our operations. Any attempts by cyber attackers to disrupt our services or systems, or those of our vendors, suppliers, or customers, if successful, could harm our business both reputationally and financially. Measures to remediate such cyber-attacks may be costly and could have a material adverse effect on our business, financial condition and results of operations. To date, we have not experienced any material disruptions to our infrastructure, supplies, technology systems, or networks resulting from the situation in Ukraine.

We cannot predict the progress, outcome, or impact of the conflict in Ukraine, Russia, or Belarus as the conflict, and any resulting government reactions are beyond our control. We are actively monitoring the conflict in Ukraine to assess its impact on our business, as well as on our vendors, suppliers, customers, and other parties with whom we do business.

The obligations associated with being a public company will require significant resources and management attention, and we will incur increased costs as a result of becoming a public company.

As a public company, we will face increased legal, accounting, administrative and other costs and expenses that we have not incurred as a private company, and we expect to incur additional costs related to operating as a public company. After the completion of this offering, we will be subject to the reporting requirements of the Exchange Act, which requires that we file annual and other reports with respect to our business and financial condition, as well as the rules and regulations implemented by the SEC, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, the Public Company Accounting Oversight Board, and the listing requirements of Nasdaq (if our ordinary shares are approved for listing), each of which imposes additional reporting and other obligations on public companies. As a public company, we will be required to, among other things:

•        prepare and file annual and other reports in compliance with the federal securities laws;

•        expand the roles and duties of our board of directors and committees thereof and management;

•        hire additional financial and accounting personnel and other experienced accounting and finance staff with the expertise to address complex accounting matters applicable to public companies;

•        institute more comprehensive financial reporting and disclosure compliance procedures;

•        involve and retain, to a greater degree, outside counsel and accountants to assist us with the activities listed above;

•        build and maintain an investor relations function;

•        establish new internal policies, including those relating to trading in our securities and disclosure controls and procedures;

•        comply with the initial listing and maintenance requirements of Nasdaq; and

•        comply with the Sarbanes-Oxley Act.

We expect these rules and regulations, and any future changes in laws, regulations and standards relating to corporate governance and public disclosure, which have created uncertainty for public companies, to increase legal and financial compliance costs and make some activities more time consuming and costly. These laws, regulations and standards are subject to varying interpretations, in many cases, due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. Our investment in compliance with existing and evolving regulatory requirements will result in increased administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities, which could have a material adverse effect on our business, financial condition and results of operations.

We also expect that being a public company will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These increased costs may require us to divert a significant amount of money that we could otherwise use to expand our business and achieve our strategic objectives.

We may not complete our analysis of our internal control over financial reporting in a timely manner, or these internal controls may not be determined to be effective.

We will be required, pursuant to Section 404 of the Sarbanes-Oxley Act, to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report we file with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. However, our auditors will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until we are no longer a non-accelerated filer or no longer an emerging growth company if we take advantage of the exemptions available to us through the JOBS Act.

We are in the very early stages of the costly and challenging process of compiling the system and process documentation necessary to perform the evaluation needed to comply with Section 404. In this regard, we will need to continue to dedicate internal resources, engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. As we transition to the requirements of reporting as a public company, we may need to add additional finance staff. We may not be able to remediate any future material weaknesses, or to complete our evaluation, testing and any required remediation in a timely fashion. During the evaluation and testing process, if we identify one or more material weaknesses in our internal control over financial reporting, we will be unable to assert that our internal controls are effective. If we are unable to assert that our internal control over financial reporting is effective, or if our auditors are unable to express an opinion on the effectiveness of our internal controls when they are required to issue such opinion, investors could lose confidence in the accuracy and completeness of our financial reports, which could harm our share price.

Risks Related to This Offering and Ownership of Our Ordinary shares

There has been no public market for our ordinary shares prior to this offering, and an active market in which investors can resell their shares may not develop.

Prior to this offering, there has been no public market for our ordinary shares. We have applied to list our ordinary shares on The Nasdaq Capital Market under the symbol “DRFY”. The closing of this offering is contingent upon such listing.

Even if our ordinary shares are approved for listing, a liquid public market for our ordinary shares may not develop. The initial public offering price for our ordinary shares has been determined by negotiation between us and the underwriters based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies. The price at which the ordinary shares are traded after this offering may decline below the initial public offering price, meaning that you may experience a decrease in the value of your ordinary shares regardless of our operating performance or prospects.

The market price of our ordinary shares may be highly volatile, and you could lose all or part of your investment.

The market for our ordinary shares may be characterized by significant price volatility when compared to the shares of larger, more established companies that have large public floats, and we expect that our share price will be more volatile than the shares of such larger, more established companies for the indefinite future. The stock market in general has recently been highly volatile. Furthermore, there have been recent instances of extreme stock price run-ups followed by rapid price declines and stock price volatility following a number of recent initial public offerings, particularly among companies with relatively smaller public floats. We may also experience such volatility, including stock run-ups, upon completion of this offering, which may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our ordinary shares.

The market price of our ordinary shares is likely to be volatile due to a number of factors. First, as noted above, our ordinary shares are likely to be more sporadically and thinly traded compared to the shares of such larger, more established companies. The price for our ordinary shares could, for example, decline precipitously in the event that a large number of shares is sold on the market without commensurate demand. Secondly, we are a speculative or “risky” investment due to our limited profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the shares of a larger, more established company that has a large public float. Many of these factors are beyond our control and may decrease the market price of our ordinary shares regardless of our operating performance. The market price of our ordinary shares could also be subject to wide fluctuations in response to a broad and diverse range of factors, including the following:

•        actual or anticipated variations in our operating results;

•        increases in market interest rates that lead investors of our ordinary shares to demand a higher investment return;

•        changes in earnings estimates;

•        changes in market valuations of similar companies;

•        actions or announcements by our competitors;

•        adverse market reaction to any increased indebtedness we may incur in the future;

•        additions or departures of key personnel;

•        actions by shareholders;

•        speculation in the media, online forums, or investment community; and

•        our intentions and ability to list our ordinary shares on Nasdaq and our subsequent ability to maintain such listing.

The public offering price of our ordinary shares has been determined by negotiations between us and the underwriters based upon many factors and may not be indicative of prices that will prevail following the closing of this offering. Volatility in the market price of our ordinary shares may prevent investors from being able to sell their ordinary shares at or above the initial public offering price. As a result, you may suffer a loss on your investment.

We may not be able to maintain a listing of our ordinary shares on Nasdaq.

If our ordinary shares are listed on Nasdaq, we must meet certain financial and liquidity criteria to maintain such listing. If we violate Nasdaq’s listing requirements, our ordinary shares may be delisted. If we fail to meet any of Nasdaq’s listing standards, our ordinary shares may be delisted. In addition, our board of directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our ordinary shares may materially impair our shareholders’ ability to buy and sell our ordinary shares and could have an adverse effect on the market price of, and the efficiency of the trading market for, our ordinary shares. The delisting of our ordinary shares could significantly impair our ability to raise capital and the value of your investment.

We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.

We intend to the proceeds from this offering for product development, sales and marketing and working capital and general corporate purposes. However, we have considerable discretion in the application of the proceeds. You will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. The net proceeds may be used for corporate or other purposes with which you do not agree or that do not improve our profitability or increase our share price. The net proceeds from this offering may also be placed in investments that do not produce income or that lose value. Please see “Use of Proceeds” below for more information.

You will experience immediate and substantial dilution as a result of this offering.

As of June 30, 2022, our pro forma net tangible book value was approximately $321,738, or approximately $0.04 per share. Since the effective price per share of our ordinary shares being offered in this offering is substantially higher than the net tangible book value per share, you will suffer substantial dilution with respect to the net tangible book value of the ordinary shares you purchase in this offering. Based on the assumed initial public offering price of $6.50 per share being sold in this offering, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, and our net tangible book value per share as of June 30, 2022, if you purchase shares in this offering, you will suffer immediate and substantial dilution of $5.91 per share (or $5.82 per share if the underwriters exercise the over-allotment option in full) with respect to the net tangible book value of the ordinary shares. See the section titled “Dilution” for a more detailed discussion of the dilution you will incur if you purchase shares in this offering.

We do not expect to declare or pay dividends in the foreseeable future.

We do not expect to declare or pay dividends in the foreseeable future, as we anticipate that we will invest future earnings in the development and growth of our business. Therefore, holders of our ordinary shares will not receive any return on their investment unless they sell their securities, and holders may be unable to sell their securities on favorable terms or at all.

If securities industry analysts do not publish research reports on us, or publish unfavorable reports on us, then the market price and market trading volume of our ordinary shares could be negatively affected.

Any trading market for our ordinary shares may be influenced in part by any research reports that securities industry analysts publish about us. We do not currently have and may never obtain research coverage by securities industry analysts. If no securities industry analysts commence coverage of us, the market price and market trading volume of our ordinary shares could be negatively affected. In the event we are covered by analysts, and one or more of such analysts downgrade our shares, or otherwise reports on us unfavorably, or discontinues coverage of us, the market price and market trading volume of our ordinary shares could be negatively affected.

Future issuances of our ordinary shares or securities convertible into, or exercisable or exchangeable for, our ordinary shares, or the expiration of lock-up agreements that restrict the issuance of new ordinary shares or the trading of outstanding ordinary shares, could cause the market price of our ordinary shares to decline and would result in the dilution of your holdings.

Future issuances of our ordinary shares or securities convertible into, or exercisable or exchangeable for, our ordinary shares, or the expiration of lock-up agreements that restrict the issuance of new ordinary shares or the trading of outstanding ordinary shares, could cause the market price of our ordinary shares to decline. We cannot predict the effect, if any, of future issuances of our securities, or the future expirations of lock-up agreements, on the price of our ordinary shares. In all events, future issuances of our ordinary shares would result in the dilution of your holdings. In addition, the perception that new issuances of our securities could occur, or the perception that locked-up parties will sell their securities when the lock-ups expire, could adversely affect the market price of our ordinary shares. In connection with this offering, we and our officers, directors and holders of 5% or greater of our ordinary shares have agreed to be locked up for a period of twelve months from the date on which the trading of our ordinary shares commences. Holders of 1-4.99% of our ordinary have agreed to be locked up for a period of six months from the date on which the trading of our ordinary shares commences; provided that if the aggregate of such holders shares were to equal or exceed 20% of our issued and outstanding shares on a fully diluted basis prior to the completing of this offering, then their lock up period shall be for twelve months from the date of trading of our ordinary shares commences. Holders of less than 1% of our ordinary shares are not subject to any lock up; provided that if the aggregate of such holders shares were to equal or exceed 5% of our issued and outstanding shares on a fully diluted basis prior to the completing of this offering, then their lock up period shall be for six months from the date of trading of our ordinary shares commences. During the lock-up period, without the prior written consent of the underwriters, they shall not, directly or indirectly, (i) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, owned either of record or beneficially by any signatory of the lock-up agreement on the date of the prospectus or thereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing; and (iii) make any demand for or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares.

See “Underwriting” for more information. In addition to any adverse effects that may arise upon the expiration of these lock-up agreements, the lock-up provisions in these agreements may be waived, at any time and without notice. If the restrictions under the lock-up agreements are waived, our ordinary shares may become available for resale, subject to applicable law, including without notice, which could reduce the market price for our ordinary shares.

Future issuances of debt securities, which would rank senior to our ordinary shares upon our bankruptcy or liquidation, and future issuances of preferred shares, which could rank senior to our ordinary shares for the purposes of dividends and liquidating distributions, may adversely affect the level of return you may be able to achieve from an investment in our ordinary shares.

In the future, we may attempt to increase our capital resources by offering debt securities. Upon bankruptcy or liquidation, holders of our debt securities, and lenders with respect to other borrowings we may make, would receive distributions of our available assets prior to any distributions being made to holders of our ordinary shares. Moreover, if we issue preferred shares, the holders of such preferred shares could be entitled to preferences over holders of ordinary shares in respect of the payment of dividends and the payment of liquidating distributions. Because our decision to issue debt or preferred shares in any future offering, or borrow money from lenders, will depend in part on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of any such future offerings or borrowings. Holders of our ordinary shares must bear the risk that any future offerings we conduct or borrowings we make may adversely affect the level of return, if any, they may be able to achieve from an investment in our ordinary shares.

If our ordinary shares become subject to the penny stock rules, it would become more difficult to trade our shares.

The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or authorized for quotation on certain automated quotation systems, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. If we do not retain a listing on Nasdaq or another national securities exchange and if the price of our ordinary shares is less than $5.00, our ordinary shares could be deemed a penny stock. The penny stock rules require a broker-dealer, before a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document containing specified information. In addition, the penny stock rules require that before effecting any transaction in a penny stock not otherwise exempt from those rules, a broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive (i) the purchaser’s written acknowledgment of the receipt of a risk disclosure statement; (ii) a written agreement to transactions involving penny stocks; and (iii) a signed and dated copy of a written suitability statement. These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our ordinary shares, and therefore shareholders may have difficulty selling their shares.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or officers.

Our corporate affairs are governed by our amended and restated memorandum and articles of association, the Companies Act (2022 Revision) of the Cayman Islands (as may be amended form time time) and the common law of the Cayman Islands. The rights of our shareholders to take action against our directors, actions by our minority shareholders and the fiduciary duties of our directors under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England and other Commonwealth countries, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a different body of securities laws than the United States. Some U.S. states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our amended and restated memorandum and articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder resolution or to solicit proxies from other shareholders in connection with a proxy contest.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by our management, members of our board of directors or our controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Act (2022 Revision) of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders. See “Description of Share Capital — Differences in Corporate Law.”

Certain judgments obtained against us by our shareholders may not be enforceable.

We are a company incorporated under the laws of the Cayman Islands. We conduct our operations outside the United States and substantially all of our assets are located outside the United States. In addition, a majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against them in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands, Canada or other relevant jurisdiction may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and Canada, see “Enforceability of Civil Liabilities.”

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to U.S. domestic public companies.

Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

•        the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•        the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

Upon the completion of this offering, we will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our shareholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our shareholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our ordinary shares less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our ordinary shares.

As a foreign private issuer, we are permitted to rely on exemptions from certain Nasdaq corporate governance standards applicable to domestic U.S. issuers. This may afford less protection to holders of our shares.

We are exempted from certain corporate governance requirements of Nasdaq by virtue of being a foreign private issuer. As a foreign private issuer, we are permitted to follow the governance practices of our home country in lieu of certain corporate governance requirements of Nasdaq. As result, the standards applicable to us are considerably different than the standards applied to domestic U.S. issuers. For instance, we are not required to:

•        have a majority of the board be independent (although all of the members of the audit committee must be independent under the Exchange Act);

•        have a compensation committee and a nominating committee to be comprised solely of “independent directors”; or

•        hold an annual meeting of shareholders no later than one year after the end of our fiscal year.

Although we do not currently intend to rely these “home country” exemptions, we may rely on some of these exemptions in the future. As a result, our shareholders may not be provided with the benefits of certain corporate governance requirements of Nasdaq.

Our amended and restated memorandum and articles of association contain anti-takeover provisions that could discourage a third party from acquiring us, which could limit our shareholders’ opportunity to sell their shares at a premium.

Our amended and restated memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. For example, our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our ordinary shares may fall and the voting and other rights of the holders of our ordinary shares may be materially and adversely affected. In addition, our amended and restated memorandum and articles of association contain other provisions that could limit the ability of third parties to acquire control of our company or cause us to engage in a transaction resulting in a change of control.

There is a risk that we will be a passive foreign investment company for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our shares.

In general, a non-U.S. corporation is a passive foreign investment company, or PFIC, for any taxable year in which (i) 75% or more of its gross income consists of passive income or (ii) 50% or more of the average quarterly value of its assets consists of assets that produce, or are held for the production of, passive income. For purposes of the above calculations, a non-U.S. corporation that owns at least 25% by value of the shares of another corporation is treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of the other corporation. Passive income generally includes dividends, interest, rents, royalties and certain gains. Cash is a passive asset for these purposes.

Based on the expected composition of our income and assets and the value of our assets, including goodwill, which is based on the expected price of the shares in this offering, we do not expect to be a PFIC for our current taxable year. However, the proper application of the PFIC rules to a company with a business such as ours is not entirely clear. Because the proper characterization of certain components of our income and assets is not entirely clear, because we will hold a substantial amount of cash following this offering, and because our PFIC status for any taxable year will depend on the composition of our income and assets and the value of our assets from time to time (which may be determined, in part, by reference to the market price of our shares, which could be volatile), there can be no assurance that we will not be a PFIC for our current taxable year or any future taxable year.

If we were a PFIC for any taxable year during which a U.S. investor holds shares, certain adverse U.S. federal income tax consequences could apply to such U.S. investor. See “Material Tax Considerations — U.S. Federal Income Taxation Considerations — Passive Foreign Investment Company Consequences” for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

•        our goals and strategies;

•        our future business development, financial condition and results of operations;

•        our projected revenues, profits, earnings and other estimated financial information;

•        our ability to secure additional funding necessary for the expansion of our business;

•        the growth of and competition trends in our industry;

•        our expectations regarding demand for, and market acceptance of, our products and services;

•        our ability to maintain strong relationships with our customers and suppliers;

•        our expectation regarding the use of proceeds from this offering;

•        fluctuations in general economic and business conditions in the markets in which we operate; and

•        relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement of which this prospectus forms a part with the understanding that our actual future results, levels of activity, performance and achievements may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

After deducting the estimated underwriters’ commissions and offering expenses payable by us, we expect to receive net proceeds of approximately $4,789,000 from this offering (or approximately $5,617,000 if the underwriters exercise the over-allotment option in full), based on an assumed initial public offering price of $6.50 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus.

We intend to use the net proceeds from this offering for product development, sales and marketing and working capital and general corporate purposes. The following table sets forth a breakdown of our estimated use of our net proceeds as we currently expect to use them.

	Amount without Over-Allotment Option	Amount with Over-Allotment Option
Product development	$711,116	$834,065
Sales and marketing	292,425	342,984
Working capital and general corporate	3,785,459	4,439,951
Total use of proceeds	$4,789,000	$5,617,000

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors — Risks Related to This Offering and Ownership of Our Ordinary shares — We have considerable discretion as to the use of the net proceeds from this offering and we may use these proceeds in ways with which you may not agree.”

DIVIDEND POLICY

We have not previously declared or paid cash dividends, and we have no plan to declare or pay any dividends in the near future. We currently intend to retain most, if not all, of our available funds and future earnings to operate and expand our business. We are a holding company incorporated in the Cayman Islands. We rely principally on dividends from our subsidiaries for our cash requirements, including any payment of dividends to our shareholders. Our board of directors has discretion as to whether to distribute dividends, subject to certain restrictions under Cayman Islands law, namely that our company may only pay dividends out of profits or share premium, and provided that in no circumstances may a dividend be paid if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. See also “Risk Factors — Risks Related to This Offering and Ownership of Our Ordinary shares — We do not expect to declare or pay dividends in the foreseeable future.”

CAPITALIZATION

The following table sets forth our cash and capitalization as of June 30, 2022:

•        on an actual basis; and

•        on a pro forma basis to reflect the issuance of (i) 910,000 ordinary shares in the private placement described elsewhere in this prospectus, which resulted in net proceeds of $711,782, (ii) 99,355 ordinary shares to certain consultants and advisors in consideration for services rendered to us, (iii) 115,000 ordinary shares to service providers as settlement for accounts payable in the amount of $115,000 owed to them and (iv) 474,535 ordinary shares upon the exchange of 474,535 class A common shares of Droneify pursuant to the share exchange agreement; and

•        on a pro forma as adjusted basis to reflect the sale of 923,077 ordinary shares by us in this offering at an assumed initial public offering price of $6.50 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, resulting in net proceeds to us of $4,789,000 after deducting (i) underwriter commissions of $420,000 and (ii) our estimated other offering expenses of $791,000.

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our ordinary shares and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2022
	Actual	Pro Forma	As Adjusted
Cash	$37,608	$749,390	$5,538,390
Shareholders’ equity (deficit):
Ordinary Shares, $0.0001 par value, 500,000,000 shares authorized, 6,069,667 shares issued and outstanding, actual; 7,668,557 shares issued and outstanding, pro forma; and 8,591,634 shares issued and outstanding, as adjusted	607	767	859
Additional paid-in capital	4,586,605	5,298,227	10,087,135
Accumulated deficit	(3,755,363)	(4,049,014)	(4,049,014)
Accumulated other comprehensive loss	(129,385)	(139,502)	(139,502)
Shareholders’ equity attributable to shareholders	702,464	1,110,478	5,899,478
Non-controlling interests	(1,092,508)	(788,740)	(788,740)
Total shareholders’ equity (deficit)	(390,044)	321,738	5,110,738
Total capitalization	$(390,044)	$321,738	$5,110,738

If the underwriters exercise the over-allotment option in full, each of our as adjusted cash, total shareholders’ equity and total capitalization would be $6,366,390, $5,938,738 and $5,938,738, respectively.

Each $1.00 increase or decrease in the assumed initial public offering price of $6.50 per share, assuming no change in the number of shares to be sold, would increase or decrease the net proceeds that we receive in this offering and each of total shareholders’ equity and total capitalization by approximately $849,231 (or $976,619 if the underwriters exercise the over-allotment option in full), after deducting (i) estimated underwriter commissions and (ii) offering expenses, in each case, payable by us.

The table above excludes the following shares:

•        472,944 ordinary shares issuable upon the exercise of outstanding options at a weighted average exercise price of C$1.56 (approximately US$1.21) per share;

•        500,000 ordinary shares that are reserved for future issuance under our equity incentive plan;

•        63,700 ordinary shares issuable upon the exercise of outstanding warrants at an exercise price of $7.50; and

•        up to 74,308 ordinary shares issuable upon exercise of the representative’s warrants issued in connection with this offering.

DILUTION

If you invest in our ordinary shares in this offering, your ownership will be diluted immediately to the extent of the difference between the public offering price per share and the as adjusted net tangible book value per share immediately after this offering. Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares sold in this offering exceeds the pro forma as adjusted net tangible book value per share after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares deemed to be outstanding at that date.

As of June 30, 2022, our net tangible book value (deficit) was approximately $(390,044), or approximately $(0.06) per share. After giving effect to the issuance of (i) 910,000 ordinary shares in the private placement described elsewhere in this prospectus, which resulted in net proceeds of $711,782, (ii) 99,355 ordinary shares to certain consultants and advisors in consideration for services rendered to us, (iii) 115,000 ordinary shares to service providers as settlement for accounts payable in the amount of $115,000 owed to them and (iv) 474,535 ordinary shares upon the exchange of 474,535 class A common shares of Droneify pursuant to the share exchange agreement, the pro forma net tangible book value of our ordinary shares as of June 30, 2022 is approximately $321,738, or approximately $0.04 per share.

After giving effect to our sale of 923,077 ordinary shares in this offering at an assumed initial public offering price of $6.50 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of June 30, 2022 would have been approximately $5,110,738, or approximately $0.59 per share. This amount represents an immediate increase in pro forma net tangible book value of $0.55 per share to existing shareholders and an immediate dilution in pro forma net tangible book value of $5.91 per share to purchasers of our ordinary shares in this offering, as illustrated in the following table.

Assumed initial public offering price per share		$6.50
Historical net tangible book value (deficit) per share as of June 30, 2022	$(0.06)
Increase per share attributable to the pro forma adjustments described above	0.11
Pro forma net tangible book value per share as of June 30, 2022	0.04
Increase in pro forma as adjusted net tangible book value per share attributable to new investors purchasing shares in this offering	$0.55
Pro forma as adjusted net tangible book value per share after this offering		$0.59
Dilution per share to new investors purchasing shares in this offering		$5.91

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per share, as adjusted to give effect to this offering, would be $0.68 per share, and the dilution in pro forma net tangible book value per share to new investors purchasing ordinary shares in this offering would be $5.82 per share.

A $1.00 increase or decrease in the assumed initial public offering price of $6.50 per share would increase or decrease the net tangible book value per share after giving effect to this offering by $0.01 per share and the dilution in net tangible book value per share to new investors in this offering by $0.99 per share, assuming no change to the number of ordinary shares offered by us as set forth on the cover page of this prospectus, no exercise of over-allotment option and after deducting underwriting commissions and estimated offering expenses payable by us.

The pro forma information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of our ordinary shares and other terms of this offering determined at pricing.

The following tables summarize the differences between our existing shareholders and the new investors with respect to the number of ordinary shares purchased from us in this offering, the total consideration paid and the average price per common share paid at an assumed initial public offering price of $6.50 per common share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and before deducting estimated underwriting discounts and commissions and estimated offering expenses (assuming no exercise of the over-allotment option). As the table shows, new investors purchasing shares in this offering may in certain circumstances pay an average price per share substantially higher than the average price per share paid by our existing shareholders.

	Share Purchased		Total Consideration		Average Price Per Share
	Number	%	Amount	%
Existing shareholders	7,668,557	89%	$6,407,743	52%	$0.84
New investors	923,077	11%	$6,000,000	48%	$6.50
Total	8,591,634	100%	$12,407,743	100%

The table and discussion above exclude the following shares:

•        472,944 ordinary shares issuable upon the exercise of outstanding options at a weighted average exercise price of C$1.56 (approximately US$1.21) per share;

•        500,000 ordinary shares that are reserved for future issuance under our equity incentive plan;

•        63,700 ordinary shares issuable upon the exercise of outstanding warrants at an exercise price of $7.50; and

•        up to 74,308 ordinary shares issuable upon exercise of the representative’s warrants issued in connection with this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

Overview

We are a development stage technology company focused on designing, developing, and deploying drone-enabled solutions and technology for the purposes of capturing, analyzing, and reporting on data to assist customers in a variety of industries, allowing them to improve decision-making and reduce operational risks and costs. We offer leading-edge aerial intelligence solutions with an emphasis on automating complex, recurring operations that are required for compliance and growth.

We serve clients across a variety of industries, with a current emphasis on niche markets such as utilities, energy, construction, and infrastructure. We are actively developing an online-based drone operations, software, and hardware management system, with the goal of using this platform as the basis for a broader solution that integrates the collection, storage and analysis of data for end users within a PaaS subscription model.

We have three main categories of business operations:

•        Drone Solutions.    Our drone solutions division provides drone services, such as inspections, surveying, and marketing work to customers across a wide range of industries. The services are carried out by a network of drone pilots managed by us. Collected data is processed, analyzed, and delivered by us to our customers.

•        Data Analytics.    Our drone analytics division will offer software tools for customers and drone market participants to source job opportunities, purchase hardware, analyze, manage, or store data, and more with software-as-a-service, or SaaS, features. The platform, called “Droneify”, is still in the development stage.

•        Drone Hardware.    Our drone hardware division develops advanced drone hardware solutions for use in the military and heavy industry applications. This business segment is still in the development stage.

Our plan is to provide one platform with all the hardware, insurance, and software features needed to start, run, or grow a drone business. Through financial and insurance partners, we will offer comprehensive services for rent-to-own hardware, low monthly fee insurance, and software. This will provide anyone with a low-cost method of entering the drone market.

Recent Developments

On September 23, 2022, we commenced a corporate restructuring pursuant to a share exchange agreement that we entered into with Droneify and its shareholders. Pursuant to the share exchange agreement, we have acquired 6,544,202 class A common shares of Droneify in exchange for which we issued 6,544,202 ordinary shares to the shareholders of Droneify. As a result of this restructuring, we own 84.15% of the issued and outstanding class A common shares of Droneify. One shareholder holds the remaining shares that have not yet been exchanged. Such shareholder has indicated that it will exchange its shares following the completion of this offering, at which time we would own 100% of Droneify. If such shareholder does not exchange its shares, Droneify would remain a majority-owned subsidiary rather than a wholly-owned subsidiary.

In August 2022, Droneify launched a private placement pursuant to which it is offering up to 1,500,000 class A common shares, at a purchase price of $1.00 per share, for total gross proceeds of up to $1,500,000. Boustead Securities, LLC, the representative of the underwriters for this offering, is acting as placement agent in connection with this private placement. As compensation for its services, it will receive (i) a cash commission equal to 7% of the gross proceeds, (ii) a 1% non-accountable expense allowance and (iii) warrants for the purchase of a number of class A common shares of Droneify equal to 7% of the number of shares issued in the private placement at an exercise price of $7.50 per share (subject to adjustments), which may be exercised on a cashless basis. Commencing on September 26, 2022, Droneify has completed multiple closings of this private placement in which it has issued an aggregate of 910,000 class A common shares for total gross proceeds of $910,000 and net proceeds of approximately $711,782. Droneify has also issued warrants for the purchase of 63,700 class A common shares to Boustead Securities, LLC. These shares were immediately exchanged for 910,000 ordinary shares of our company and the warrants were exchanged for warrants for 63,700 ordinary shares of our company pursuant to the share exchange agreement described above. We determined the initially issued Droneify warrants to be equity instruments pursuant to ASC 480 and ASC 815, as the warrants are indexed to the issuer’s own stock and meet the conditions of equity classification. On exchange of warrants into our company, we recognize additional fair value, if any, as an equity issuance cost as a component of equity.

Impact of Coronavirus Pandemic

In December 2019, a novel strain of coronavirus was reported to have surfaced in Wuhan, China. On March 11, 2020, the World Health Organization declared the outbreak a pandemic. On March 11, 2020, the federal government of Canada announced a C$1 billion (approximately US$777 million) package to help Canadians through the health crisis. To date, there have been a large number of temporary business closures, quarantines and a general reduction in consumer activity in Canada.

We are dependent on suppliers to provide us with the products and services that we sell. The pandemic has impacted and may continue to impact suppliers and manufacturers of certain products. As a result, we have faced and may continue to face delays or difficulty sourcing certain products and services, which could negatively affect the business and financial results. The cost to deliver such products and services may also increase as a result of increased compliance requirements, delivery times (social distancing) or needing to source alternative suppliers, which could adversely impact profitability and financial condition.

The spread of the virus in many countries continues to adversely impact global economic activity and has contributed to significant volatility and negative pressure in financial markets and supply chains. The pandemic has had, and could have a significantly greater, material adverse effect on the Canadian economy as a whole, as well as the local economy where we conduct our operations. The pandemic has resulted, and may continue to result for an extended period, in significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity.

If the COVID-19 pandemic does not continue to slow and the spread of COVID-19 is not contained, our business operations, including those of our contract manufacturers and suppliers, could be further delayed or interrupted. We expect that government and health authorities may announce new or extend existing restrictions, which could require us to make further adjustments to our operations in order to comply with any such restrictions. We may also experience limitations in employee resources. In addition, our operations could be disrupted if any of our employees were suspected of having COVID-19, which could require quarantine of some or all such employees or closure of our facilities for disinfection. The duration of any business disruption cannot be reasonably estimated at this time but may materially affect our ability to operate our business and result in additional costs.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including the effectiveness of vaccines and other treatments for COVID-19, and other new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows. See also “Risk Factors” for more information.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

•        our ability to acquire new customers or retain existing customers;

•        our ability to offer competitive pricing for our products and services;

•        our ability to broaden product and service offerings;

•        industry demand and competition; and

•        market conditions and our market position.

Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting. In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of (i) the last day of the fiscal year during which we have total annual gross revenues of at least $1.235 billion; (ii) the last day of our fiscal year following the fifth anniversary of the completion of this offering; (iii) the date on which we have, during the preceding three year period, issued more than $1.0 billion in non-convertible debt; or (iv) the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which could occur if the market value of our ordinary shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Results of Operations

Comparison of Six Months Ended June 30, 2022 and 2021

The following table sets forth key components of our results of operations during the six months ended June 30, 2022 and 2021, both in U.S. dollars and as a percentage of our revenue.

	Six Months Ended June 30,
	2022		2021
	Amount	% of Revenue	Amount	% of Revenue
Revenue	$118,048	100.00%	$46,964	100.00%
Cost of revenue	62,329	52.80%	43,434	92.48%
Gross profit	55,719	47.20%	3,530	7.52%
Operating expenses
General and administrative	50,543	42.82%	193,092	411.15%
Professional fees	12,994	11.01%	13,338	28.40%
Depreciation	3,789	3.21%	3,863	8.23%
Research and development	103	0.09%	4,245	9.04%
Total operating expenses	67,429	57.12%	214,538	456.81%
Net loss from operations	(11,710)	(9.92)%	(211,008)	(449.30)%
Other income (expenses)
Other income	30,867	26.15%	129	0.27%
Total other income	30,867	26.15%	129	0.27%
Net income (loss)	19,157	16.23%	(210,879)	(449.02)%
Less: Net income (loss) attributable to noncontrolling interests	4,205	3.56%	(46,288)	(98.56)%
Net income (loss) attributable to shareholders	$14,952	12.67%	$(164,591)	(350.46)%

Revenue.    We derive our revenue from service contracts using our drone technology to provide imaging and inspections to customers in a wide variety of industries. Our revenue increased by $71,084, or 151.36%, to $118,048 for the six months ended June 30, 2022 from $46,964 for the six months ended June 30, 2021. The primary driver of the significant increase in revenue for the six months ended June 30, 2022 as compared to the six months ended June 30, 2021 is the addition of two new significant customers and the expansion of current sales to our existing customers. For the six months ended June 30, 2022, we derived approximately 59% our revenue from three significant customers, Golder Associates Ltd., Slate Asset Management, Inc. and Distrikt, which accounted for approximately 38%, 11% and 10%, respectively, of our revenue. For the six months ended June 30, 2021, we derived approximately 47% our revenue from two significant customers, Stantec and Distrikt, which accounted for approximately 25% and 22%, respectively, of our revenue.

Cost of revenue.    Our cost of revenue consists of direct labor, materials, drone depreciation and other direct costs. Our cost of revenue increased by $18,895, or 43.50%, to $62,329 for the six months ended June 30, 2022 from $43,434 for the six months ended June 30, 2021. As a percentage of revenue, cost of revenue was 52.80% and 92.48% for the six months ended June 30, 2022 and 2021, respectively. This significant decrease was primarily due to the realization of cost savings by transitioning from utilizing our own in-house drone pilots to subcontracting to independent drone operators.

Gross profit.    As a result of the foregoing, our gross profit increased by $52,189, or 1,478.44%, to $55,719 for the six months ended June 30, 2022 from $3,530 for the six months ended June 30, 2021. Gross margin (percent of revenue) increased to 47.20% for the six months ended June 30, 2022 from 7.52% for the six months ended June 30, 2021.

General and administrative expenses.    Our general and administrative expenses consist primarily of employee salaries and bonuses plus related payroll taxes, rent expense, advertising, bank fees and other expenses incurred in connection with general operations. Our general and administrative expenses decreased by $142,549, or 73.82%, to $50,543 for the six months ended June 30, 2022 from $193,092 for the six months ended June 30, 2021. As a percentage of revenue, general and administrative expenses were 42.82% and 411.15% for the six months ended June 30, 2022 and 2021, respectively. Such significant decrease was primarily due to a reduction in salaries and wages related to our Chief Executive Officer and Chief Operating Officer waiving a portion of their salaries during the six months ended June 30, 2022, and the forgiveness of $445,341 in accrued salaries by our executives from prior periods. During the six months ended June 30, 2022 and 2021, our Chief Executive Officer and Chief Operating Officer collectively accrued salaries and wages of $90,135 and $106,267, respectively. Subsequently, during the six months ended June 30, 2022 and 2021, our Chief Executive Officer and Chief Operating Officer collectively forgave accrued salaries and wages of $43,919 and $0, respectively. The forgiven salaries and wages were accounted for contributed capital.

Professional fees.    Our professional fees consist primarily of fees paid to our legal and accounting advisors. Our professional fees decreased by $344, or 2.58%, to $12,994 for the six months ended June 30, 2022 from $13,338 for the six months ended June 30, 2021. As a percentage of revenue, professional fees were 11.01% and 28.40% for the six months ended June 30, 2022 and 2021, respectively. Such decrease was due to ordinary fluctuations in fees incurred in the course of our business.

Depreciation.    Our total depreciation expense was $3,789, or 3.21% of revenue, for the six months ended June 30, 2022, as compared to $3,863, or 8.23% of revenue, for the six months ended June 30, 2022.

Research and development expenses.    Our research and development expenses consist primarily of software development expenses. Our research and development expenses decreased by $4,142, or 97.57%, to $103 for the six months ended June 30, 2022 from $4,245 for the six months ended June 30, 2021. As a percentage of revenue, research and development expenses were 0.09% and 9.04% for the six months ended June 30, 2022 and 2021, respectively. Such decrease was primarily due to the completion of Phase I of our platform development and the subsequent temporary suspension of certain additional development activities during the six months ended June 30, 2022 so that we may gather real world feedback from our customers before beginning Phase II of the development.

Total other income.    We had other income of $30,867 for the six months ended June 30, 2022, as compared to other income of $129 for the six months ended June 30, 2021. Other income for both periods consisted of gains and other adjustments related to the clearing of certain liabilities from our balance sheets.

Net income (loss).    As a result of the cumulative effect of the factors described above, we had a net income of $19,157 for the six months ended June 30, 2022, as compared to a net loss of $210,879 for the six months ended June 30, 2021.

Comparison of Years December 31, 2021 and 2020

The following table sets forth key components of our results of operations during the years ended December 31, 2021 and 2020, both in U.S. dollars and as a percentage of our revenue.

	Years Ended December 31,
	2021		2020
	Amount	% of Revenue	Amount	% of Revenue
Revenue	$704,553	100.00%	$432,263	100.00%
Cost of revenue	587,177	83.34%	382,423	88.47%
Gross profit	117,376	16.66%	49,840	11.53%
Operating expenses
General and administrative	318,146	45.16%	386,500	89.41%
Professional fees	25,650	3.64%	55,508	12.84%
Depreciation	7,689	1.09%	11,139	2.58%
Research and development	5,014	0.71%	116,619	26.98%
Total operating expenses	356,499	50.60%	569,766	131.81%
Net loss from operations	(239,123)	(33.94)%	(519,926)	(120.28)%
Other income (expenses)
Other income	33,235	4.72%	4,867	1.13%
Interest income (expense)	528	0.07%	(240,119)	(55.55)%
Total other income (expense)	33,763	4.79%	(235,252)	(54.42)%
Net loss	(205,360)	(29.15)%	(755,178)	(174.70)%
Less: Net loss attributable to noncontrolling interests	(45,077)	(6.40)%	(165,762)	(38.35)%
Net loss attributable to shareholders	$(160,283)	(22.75)%	$(589,416)	(136.36)%

Revenue.    Our revenue increased by $272,290, or 62.99%, to $704,553 for the year ended December 31, 2021 from $432,263 for the year ended December 31, 2020. In addition to organic growth of our sales, such increase was primarily due to entering into a contract to provide services to a large commercial customer, Aerodyne, which accounted for approximately 80% of our revenue in 2021. In 2020, one customer, C&G Mining Company Ltd., accounted for approximately 58% of our revenue. No other customer accounted for more than 10% of our revenue during the years ended December 31, 2021 and 2020.

Cost of revenue.    Cost of revenue increased by $204,754, or 53.54%, to $587,177 for the year ended December 31, 2021 from $382,423 for the year ended December 31, 2020. As a percentage of revenue, cost of revenue was 83.34% and 88.47% for the years ended December 31, 2021 and 2020, respectively. This slight decrease was primarily due to the realization of cost savings in 2021 by transitioning from utilizing our own in-house drone pilots to subcontracting to independent drone operators.

Gross profit.    As a result of the foregoing, our gross profit increased by $67,536, or 135.51%, to $117,376 for the year ended December 31, 2021 from $49,840 for the year ended December 31, 2020. Gross margin (percent of revenue) increased to 16.66% for the year ended December 31, 2021 from 11.53% for the year ended December 31, 2020.

General and administrative expenses.    Our general and administrative expenses decreased by $68,354, or 17.69%, to $318,146 for the year ended December 31, 2021 from $386,500 for the year ended December 31, 2020. As a percentage of revenue, general and administrative expenses were 45.16% and 89.49% for the years ended December 31, 2021 and 2020, respectively. Such decrease was primarily due to the forgiveness of $445,341 in accrued salaries by our executives from prior periods and ordinary fluctuations in our corporate overhead. During the years ended December 31, 2020 and 2021, our Chief Executive Officer and Chief Operating Officer collectively accrued salaries and wages of $196,424 and $254,285, respectively. Subsequently, during the years ended December 31, 2021 and 2020, our Chief Executive Officer and Chief Operating Officer collectively forgave accrued salaries and wages of $445,341 and $0, respectively. The forgiven salaries and wages were accounted for contributed capital.

Professional fees.    Our professional fees decreased by $29,858, or 53.79%, to $25,650 for the year ended December 31, 2021 from $55,508 for the year ended December 31, 2020. As a percentage of revenue, professional fees were 3.64% and 12.84% for the years ended December 31, 2021 and 2020, respectively. Such decrease was primarily due to the preparation in 2020 by our accountants of an application for a 2019 Scientific Research and Experimental Development Tax Incentive program in which we were able to realize a refundable tax credit in 2020 on research and development activities undertaken in 2019. We did not undertake any research and development in 2020 that was eligible for this program.

Depreciation.    Our total depreciation expense was $7,689, or 1.09% of revenue, for the year ended December 31, 2021, as compared to $11,139, or 2.58% of revenue, for the year ended December 31, 2020.

Research and development expenses.    Our research and development expenses decreased by $111,605, or 95.70%, to $5,014 for the year ended December 31, 2021 from $116,619 for the year ended December 31, 2020. As a percentage of revenue, research and development expenses were 0.71% and 26.98% for the years ended December 31, 2021 and 2020, respectively. Such decrease was primarily due to decreased payments to Torinit Technologies Inc., or Torinit. In December 2019, we engaged Torinit to provide us with software development assistance for our platform. Most of the expenses were incurred in 2020, when the first stage of development was completed. The next stage of development is related to beta testing and launching the platform, which requires additional financing. For the years ended December 31, 2021 and 2020, we paid Torinit $0 and C$122,040 (approximately US$94,818), respectively.

Total other income (expense).    We had $33,763 in total other income, net, for the year ended December 31, 2021, as compared to other expense, net, of $235,252 for the year ended December 31, 2020. Other income, net, for the year ended December 31, 2021 consisted of other income of $33,235 and interest income of $528, while other expense, net, for the year ended December 31, 2021 consisted of interest expense of $240,119, offset by other income of $4,867. Other income for both periods consisted of gains and other adjustments related to the clearing of certain liabilities from our balance sheets.

Net loss.    As a result of the cumulative effect of the factors described above, our net loss was $205,360 for the year ended December 31, 2021, as compared to $755,178 for the year ended December 31, 2020.

Liquidity and Capital Resources

As of June 30, 2022, we had cash of $37,608. To date, we have financed our operations primarily through revenue generated from operations and private placements of our securities.

Management has prepared estimates of operations and believes that in addition to the funds raised in sales of equity, sufficient funds will be generated from operations to fund our operations and to service our debt obligations for at least the next twelve months. We may, however, in the future require additional cash resources due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

The impact of COVID-19 on our business has been considered in these assumptions; however, it is too early to know the full impact of COVID-19 or its timing on a return to more normal operations.

The accompanying consolidated financial statements have been prepared on a going concern basis under which we are expected to be able to realize our assets and satisfy our liabilities in the normal course of business.

Summary of Cash Flow

The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus.

	Six Months Ended June 30,		Years Ended December 31,
	2022	2021	2021	2020
Net cash provided by (used in) operating activities	$4,141	$(52,963)	$40,124	$(11,239)
Net cash used in investing activities	—	—	—	(2,080)
Net cash provided by (used in) financing activities	(617)	—	—	44,790
Effect of exchange rate changes on cash	(515)	2,456	(103,837)	2,654
Net change in cash	3,009	(50,507)	(63,713)	34,125
Cash, beginning of period	34,599	98,312	98,312	64,187
Cash, end of period	$37,608	$47,805	$34,599	$98,312

Net cash provided by operating activities was $4,141 for the six months ended June 30, 2022, as compared to net cash used in operating activities of $52,963 for the six months ended June 30, 2021. For the six months ended June 30, 2022, the net income of $19,157 and an increase in accounts receivable of $255,253, offset by a decrease in accrued liabilities of $295,812, were the primary drivers of the net provided by in operating activities. For the six months ended June 30, 2021, the net loss of $210,879, offset by an increase in accrued liabilities of $116,274, were the primary drivers of the net cash used in operating activities.

Net cash provided by operating activities was $40,124 for the year ended December 31, 2021, as compared to net cash used in operating activities of $11,239 for the year ended December 31, 2020. For the year ended December 31, 2021, the net loss of $205,360 and a decrease in accounts receivable of $313,404, offset by an increase in accrued liabilities of $518,640, were the primary drivers of the net cash provided by operating activities. For the year ended December 31, 2020, the net loss of $755,178, offset by increases in accrued liabilities and accounts receivable of $497,841 and $185,274, respectively, were the primary drivers of the net cash used in operating activities. For the year ended December 31, 2021, accounts receivable of $313,404 represent more than 50% of our total revenue. In October 2021, we invoiced Aerodyne CAD$396,040 (approximately US$317,000). At December 31, 2021, the full amount was outstanding. Aerodyne paid its invoice in full during the six months ended June 30, 2022.

We had no investing activities for the six months ended June 30, 2022 and 2021 or for the year ended December 31, 2021. Net cash used in investing activities was $2,080 for the year ended December 31, 2020, which consisted entirely of purchases of property and equipment.

Net cash used in financing activities for the six months ended June 30, 2022 was $617, which consisted entirely of repayments of related party notes payable. We had no financing activities for the six months ended June 30, 2021.

We had no financing activities for the year ended December 31, 2021. Net cash provided by financing activities was $44,790 for the year ended December 31, 2020, which consisted entirely of loan proceeds.

CEBA Loans

As a result of the COVID-19 pandemic, the Canadian government made loans available to small businesses through a Canada Emergency Business Account, or CEBA. The CEBA program offered interest-free loans to small businesses and non-profits. Under the program, if the CEBA loans are repaid on or before December 31, 2022, 33% of the loans may be forgiven. As of December 4, 2020, approved CEBA applications were eligible to receive an additional C$20,000 (US$15,802). During 2022, the repayment date eligible for partial forgiveness was extended to December 31, 2023. CEBA loans that remain unpaid as of January 1, 2024 shall accrue interest at 5% per annum. CEBA loan holders shall only be required to make interest payments until December 31, 2025.

On April 29, 2020, we borrowed C$40,000 (US$28,465) via the CEBA loan program. On December 20, 2020, we borrowed an additional C$20,000 (US$15,802). As of June 30, 2022, the outstanding CEBA loan balance is C$60,000 (US$46,608).

Contractual Obligations

Other than indicated above, at June 30, 2022, we did not have other long-term debt obligations, capital (finance) lease obligations, operating lease obligations, purchase obligations or other long-term liabilities reflected on our balance sheets.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily the result of fluctuations in interest rates and foreign exchange rates as well as, to a lesser extent, inflation.

Interest Rate Risk

We are exposed to market risks in the ordinary course of our business. Our cash and short-term investments include cash in readily available checking accounts and guaranteed investment certificates. These securities are not dependent on interest rate fluctuations that may cause the principal amount of these assets to fluctuate.

Foreign Currency Exchange Risk

The majority of our cash flows, financial assets and liabilities are denominated in Canadian dollars, which is our functional currency. We are exposed to financial risk related to the fluctuation of foreign exchange rates and the degree of volatility of those rates. Currency risk is limited to the proportion of our business transactions denominated in currencies other than the Canadian dollar, primarily for capital expenditures, debt and various operating expenses such as salaries and professional fees. We do not currently use derivative financial instruments to reduce our foreign exchange exposure and management does not believe our current exposure to currency risk to be significant.

We estimate that we will receive net proceeds of approximately $4,789,000 in this offering, based upon an assumed initial public offering price of $6.50 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, assuming no exercise of the over-allotment option and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us. Assuming that we convert the full amount of the net proceeds from this offering into Canadian dollars, a 10.0% appreciation of the U.S. dollar against the Canadian dollar, from the exchange rate of C$1.2871 per US$1.00 as of June 30, 2022 to a rate of C$1.41581 per US$1.00, will result in an increase of approximately C$616,392 in our net proceeds from this offering. Conversely, a 10.0% depreciation of the U.S. dollar against the Canadian dollar, from the exchange rate of C$1.2871 per US$1.00 as of June 30, 2022 to a rate of C$1.15839 for US$1.00, will result in a decrease of C$616,392 in our net proceeds from this offering.

Inflation Risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through price increases. Our inability or failure to do so could harm our business, financial condition and results of operations.

Critical Accounting Policies

The following discussion relates to critical accounting policies for our company. The preparation of financial statements in conformity with U.S. GAAP requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation.

Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management’s difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management’s current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue Recognition.    Revenue is recognized to the extent that it is probable that the economic benefits will flow to our company and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duty. We assess our revenue arrangements against specific criteria in order to determine if we are acting as principal or agent. We have concluded that our company has acted as a principal in all of its existing revenue arrangements due to the fact that we have purchased services from suppliers, added other services and resoled those bundled services as a principal. We intend to act as principal and/or agent in the future, depending on the nature of the contemplated transaction. In the instance where we act as agent in our future transactions, only that income that is earned as commissions or booking fees for both pilots and clients will be recognized as revenue, net of any amounts due to or from the pilots and clients, respectively. In accordance with ASC 606, revenue is only recognized when pervasive evidence that the transaction has been completed and the commissions and fees are due and payable to us.

We derive revenue from service contracts using our drone technology to provide imaging and inspections to customers in a wide variety of industries. Our contracts are short-term, ranging from 5 – 7 days. Revenue is recognized by the us at the time services are rendered. Revenue earned from rendering services is recognized at the fair value of services provided in accordance with the customer contract. We recognize revenue net of variable consideration, which arises through the provision of discounts. Costs of fulfilling our performance obligations and revenue associated with these performance obligations are incurred simultaneously. We have not deferred any expenditures with regard to fulfilling our contracts.

Foreign Currency Translation.    Our financial statements are presented in U.S. dollars, and the functional currency is Canadian dollars. Monetary assets and liabilities denominated in foreign currencies are converted to U.S. dollars at the appropriate rates of exchange prevailing at the statement of financial position dates while other assets and liabilities are converted at the rates of exchange applicable at the dates acquired or incurred. Revenue and expenses are translated into U.S. dollars at rates of exchange applicable during the periods in which they were earned or expensed. All gains and losses are included in the statement of loss and comprehensive loss as they arise.

Drone and Other Equipment.    Drone and other equipment are stated at cost, net of accumulated depreciation or accumulated impairment losses, if any, in accordance with ASC 360-10-35-7 and ASC 360-10-50-1(d). Such cost includes the cost of replacing component parts of the property and equipment and any expenditures required to make the property and equipment ready for use. Repairs and maintenance are charged against income as incurred. Expenditures that extend the estimated life of an asset are capitalized. Depreciation is provided annually on property and equipment at rates designed to charge the cost of the assets over their estimated useful lives, as follows:

Category	Method	Useful Life
Drone equipment	20% declining balance	5 years
Furniture and fixtures	20% declining balance	5 years
Computers	55% declining balance	5 years

The assets’ residual values, useful lives and methods of depreciation are reviewed at each fiscal year-end and adjusted prospectively, if appropriate. Due to the increase in maintenance costs in the latter years of service, depreciation of drone equipment is computed using the declining balance method of depreciation and is recognized in cost of revenue on the statement of loss and comprehensive loss. Depreciation of furniture, fixtures and computers is recognized in general and administrative expenses. An item of property and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset is included in the statement of loss and comprehensive loss when the asset is derecognized.

Impairment of Non-financial Assets.    We determine at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, we estimate the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs to sell, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated for valuation multiples or other available fair value indicators. Impairment losses are recognized in the statement of loss and comprehensive loss in those expense categories consistent with the function of the impaired asset. An assessment is made at each reporting date of whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If an indication exists, we estimate the asset’s recoverable amount.

Fair Value Measurements.    We use a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires us to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

•        Level 1 — Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

•        Level 2 — Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

•        Level 3 — Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

Our financial instruments, including cash, accounts receivable, prepaid expense and other current assets, accounts payable and accrued liabilities, convertible notes, loans payable, and notes payable related party, are carried at historical cost. At June 30, 2022 and 2021, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

Leases.    We determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use, or ROU, assets, operating lease liabilities — current, and operating lease liabilities — noncurrent on the balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in our balance sheets. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of our leases do not provide an implicit rate, we generally use our incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term. Leases with a lease term of 12 months or less at inception are not recorded on our balance sheet and are expensed on a straight-line basis over the lease term in our statement of operations.

Stock-based Compensation.    We recognize compensation expense for stock-based compensation in accordance with ASC Topic 718. For employee and non-employee stock-based awards, we calculate the fair value of the award on the date of grant using the option-pricing model for options and the quoted price of our ordinary shares for unrestricted shares; the expense is recognized over the service period for awards expected to vest. We consider many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

Recent Changes in Accounting Policies

In June 2022, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, 2022-03, ASC Subtopic “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. These amendments clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments in this update are effective for public business entities for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted. We are currently assessing the impact of the adoption of this standard on our consolidated financial statements.

In November 2021, the FASB issued ASU 2021-10, “Government Assistance (Topic 832),” which enhances disclosure of transactions with governments that are accounted for by applying a grant or contribution model. The new pronouncement requires entities to provide information about the nature of the transaction, terms and conditions associated with the transaction and financial statement line items affected by the transaction. The standard must be adopted for year ends beginning after December 15, 2021, with early adoption permitted. We adopted the standard on January 1, 2022, and do not expect the adoption of this standard to have any material impact on our financial statements.

In October 2021, the FASB issued ASU No. 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805).” This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. The ASU is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted, including adoption in an interim period. If early adopted, the amendments are applied retrospectively to all business combinations for which the acquisition date occurred during the fiscal year of adoption. This ASU is currently not expected to have a material impact on our consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments Credit Losses — Measurement of Credit Losses on Financial Instruments.” This ASU requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected, which includes our accounts receivable. This ASU is effective for our company for reporting periods beginning after December 15, 2022. We are currently assessing the potential impact that the adoption of this ASU will have on our consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, “Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options.” The amendments in ASU 2021-04 provide guidance to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The guidance is effective for fiscal years beginning after December 15, 2021, including interim periods therein, and early adoption is permitted. The adoption of ASU 2021-04 by our company on January 1, 2022 did not have any impact on our consolidated financial statements.

We have considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on our consolidated financial statements.

bUSINESS

Overview

We are a development stage technology company focused on designing, developing, and deploying drone-enabled solutions and technology for the purposes of capturing, analyzing, and reporting on data to assist customers in a variety of industries, allowing them to improve decision-making and reduce operational risks and costs. We offer leading-edge aerial intelligence solutions with an emphasis on automating complex, recurring operations that are required for compliance and growth.

We serve clients across a variety of industries, with a current emphasis on niche markets such as utilities, energy, construction, and infrastructure. We are actively developing an online-based drone operations, software, and hardware management system, with the goal of using this platform as the basis for a broader solution that integrates the collection, storage and analysis of data for end users within a PaaS subscription model.

We have three main categories of business operations:

•        Drone Solutions.    Our drone solutions division provides drone services, such as inspections, surveying, and marketing work to customers across a wide range of industries. The services are carried out by a network of drone pilots managed by us. Collected data is processed, analyzed, and delivered by us to our customers.

•        Data Analytics.    Our drone analytics division will offer software tools for customers and drone market participants to source job opportunities, purchase hardware, analyze, manage, or store data, and more with software-as-a-service, or SaaS, features. The platform, called “Droneify”, is still in the development stage.

•        Drone Hardware.    Our drone hardware division develops advanced drone hardware solutions for use in the military and heavy industry applications. This business segment is still in the development stage.

Our plan is to provide one platform with all the hardware, insurance, and software features needed to start, run, or grow a drone business. Through financial and insurance partners, we will offer comprehensive services for rent-to-own hardware, low monthly fee insurance, and software. This will provide anyone with a low-cost method of entering the drone market.

Our Corporate History and Structure

We were incorporated as a Cayman Islands exempted company on August 24, 2022. Our predecessor company, Droneify, was incorporated on March 20, 2015 in the Province of Ontario, Canada.

On September 23, 2022, we commenced a corporate restructuring pursuant to a share exchange agreement that we entered into with Droneify and its shareholders. Pursuant to the share exchange agreement, we have acquired 6,544,202 class A common shares of Droneify in exchange for which we issued 6,544,202 ordinary shares to the shareholders of Droneify. As a result of this restructuring, we own 84.15% of the issued and outstanding class A common shares of Droneify. One shareholder holds the remaining shares that have not yet been exchanged. Such shareholder has indicated that it will exchange its shares following the completion of this offering, at which time we would own 100% of Droneify. If such shareholder does not exchange its shares, Droneify would remain a majority-owned subsidiary rather than a wholly-owned subsidiary.

In 2018, Droneify completed an internal reorganization transaction pursuant to which it incorporated 2659498 Ontario Ltd. as a wholly owned subsidiary and transferred its software to this entity on a taxable basis. The reorganization was completed to create a potential future Canadian tax benefit for participating Canadian shareholders by reducing income taxes on a future disposition of their shares.

We do not have any other subsidiaries.

Our Industry

According to Drone Industry Insights, a leading market research and analytics company for commercial drones, the global drone market was estimated at $20.9 billion in 2020 and is forecasted to grow from $26.3 billion in 2021 to $41.3 billion in 2026, or a CAGR of 9.4%. It estimates that unit sales will grow from approximately 0.8 million in 2021 to almost 1.4 million in 2026, or a CAGR of 10.6%.

Source: Drone Industry Insights (August 2021)

In 2021, the drone market was strongly driven by drone services. Drone Industry Insights estimates that drone services will remain the biggest segment with hardware growing rapidly.

Source: Drone Industry Insights (August 2021)

In the past ten years, investments in the drone industry have increased dramatically, as demonstrated by the graphic below. In 2021, the amount of investments in the drone industry reached a new record of nearly $7 billion, and since 2020, over $9 billion has been invested in the drone industry, which has helped the industry push forward in spite of the COVID-19 pandemic.

Source: Drone Industry Insights (February 2022)

Drone applications are becoming more and more prevalent throughout all industries. Whether it is construction, energy, mining, transportation, or waste management, drones are often able to carry out tasks more safely and efficiently than people. According to Drone Industry Insights, in 2021 energy remained the industry with the highest adoption of drones, though cargo, courier services, intralogistics and warehousing have the highest CAGRs.

The most common drone applications are the ones making use of something almost every drone has: a built-in camera. Many industries such as energy and real estate make heavy use of drones for inspections while drones are used for mapping and surveying in several industries such as construction, transportation, agriculture and professional/scientific services, among others.

In August 2021, Drone Industry Insights conducted an industry survey of drone companies, including drone service providers (third-party service companies like us whose business is to offer drone services to clients from all kinds of industries) and business-internal services (companies operating drones inhouse and do not offer services to third parties). It found that inspection and mapping and surveying were the most used applications as demonstrated by the graphic below.

Source: Drone Industry Insights (September 2021)

Our Solutions

We simplify the drone market into one powerful solution.

We currently generate revenue by providing in-field drone services — deploying commercially available drone platforms and software through our team of professional pilots and sensor operators. In addition to these existing services, we are targeting revenue generation from five additional product offerings centered around the development of the Droneify platform and our future analytical and reporting software, including:

•        commission fees for the Droneify platform, whereby we will take commission fees from the gross value for any work that is transacted on the platform;

•        subscription fees for the Droneify platform, whereby we will offer tiers of subscriptions in exchange for access to more features and reduced commission fees;

•        training fees, offering multiple levels of drone pilot training programs related to both flight performance and data processing and analytics;

•        sales of drone hardware, offering world-leading hardware solutions from hardware manufacturers globally, through which we will act as distributor; and

•        subscriptions for future SaaS offerings, which will provide clients with our advanced analytical and reporting software and data management services for several industry verticals.

Drone Solutions

We deploy commercially available drone platforms and software through our team of professional pilots and sensor operators. In-field drone services are primarily focused on inspecting live or hard to reach assets and performing short-range aerial surveys within sectors such as oil and gas, power, utilities, construction, mining, infrastructure, and agriculture. We acquire a customer opportunity and assign the scope of work through service level agreements with professional pilots within the region where the work is required. We will then send the captured data for processing (3D model or map creation, inspection reporting, image editing) prior to client delivery. By this method, we have an efficient means of data collection not limited by physical presence and can grow our business more cost effectively.

We have been transitioning over time to a network model of drone operations, as opposed to physically scaling, by hiring drone pilots and opening offices in new geographies. As a company headquartered in Oakville, Ontario, it is not cost effective for us to conduct service in remote regions of Canada or the U.S. However, through service level agreements with pilots in those regions who may conduct those services on our behalf and under our brand, we are able to deploy the most efficient means of data collection. Furthermore, we intend to launch our Droneify platform in the second quarter of 2023, on which our clients and pilots will be able to set their own pricing.

The following chart summarizes a number of our recent client engagements:

Client	Nature of Drone Services
Publicly traded international construction company	Quarterly progress tracking of public transportation/rail construction for project management purposes
Publicly traded Canadian diversified freight company	Inspection of 550 telecommunications towers throughout 8 provinces in Canada and 15 states in the U.S.
Private international insurance technology company	Residential roof inspections across Canada for the purpose of claim adjustments
Publicly traded Canadian energy company	Inspection of wind turbine assets to assess damage and inform maintenance

Data Analytics

Our analytics software has been under development since October 2017 to provide AI-powered object detection and classification from photo and video data. The key features of the software include browser-based cloud-hosting, data management, and AI analytics capabilities independent of third-party software requirements. The software platform is being designed to allow customers to receive, visualize, analyze, and generate reports on large amounts of information being populated by our drone platforms, without having to overcome the currently cumbersome process of receiving and moving large datasets. Furthermore, the software platform is being developed to support a variety of applications, including job posting. The software platform will be made available to customers and pilots on a standalone basis or on a SaaS basis, whereby clients may post jobs and interact with our professional network directly to carry out work. We will capture fees on all transactions through the platform. We intend to launch the Droneify platform in the second quarter of 2023.

Drone Hardware

We own intellectual property related to our C$2.5 million (approximately US$1.9 million) development project of the DX-3 Vanguard, a rapidly deployable vertical takeoff and landing transition drone built for heavy industry and military applications. We have conducted all research and product development activities and intend to redevelop existing intellectual property into a small-scale, commercially viable platform for early adopters, and to integrate analytics and data management capabilities onboard the hardware.

Redevelopment of existing hardware intellectual property will be completed via third party manufacturers and suppliers. We do not currently have agreements with any manufacturers or suppliers that obligate them to manufacture or supply hardware for us.

We also plan to act as a distributor for world-leading hardware solutions from hardware manufacturers, although we have not yet entered into any agreements for the distribution of drone hardware.

Competitive Strengths

We believe that the following competitive strengths contribute to our success and differentiate us from our competitors:

•        Advanced technology solutions.    Our plan is to provide one platform with all the hardware, insurance, and software features needed to start, run, or grow a drone business. We believe that introduction of our combined hardware and software solution will create a full turnkey solution to pipeline operators, engineering firms, general contractors, government/defense agencies, and insurance companies for inspection, surveying, and mapping operations. At the same time, a SaaS product offering will allow us to generate revenue from customers who do not require a hardware solution, providing advanced analytical and reporting software. We believe that our platform is a major differentiator amongst the competition, who typically focus on one of hardware, software or service.

•        Strong brand recognition.    Since our founding in 2015, we have gained significant brand recognition in North America. In March 2018, we were ranked by Drone Industry Insights as one of the top 20 drone operators globally and the top drone operator in Canada for inspections, mapping and surveying.

•        Large pilot network.    We have built a pilot network spanning across Canada, the United States, Australia, the United Kingdom, and Malaysia. As of June 30, 2022, this network included approximately 3,000 pilots.

•        Large geographic footprint.    Our network of pilots, present in every province in Canada and over 40 states in the United States, allows us to have capabilities “at scale” without the costs typically associated with growing a business into new geographies.

Growth Strategies

•        Focus on long-term customers.    We intend to focus on capturing long-term, recurring service contracts with firms across numerous market segments, building off existing ongoing strategic relationships. These relationships, which provide the ability to interface directly with end users, are expected to be critical building blocks for our long-term strategy. The ability to offer in-field drone services allows us to offer the whole value chain, from business problem to business solution via drone services, and in the future to amplify these solutions via continued hardware and software development.

•        Geographic expansion.    Leveraging our network pilots in North America, we believe that we are well positioned to provide oil and gas operators, engineering firms, general contractors, and insurance companies with various types of drone inspection and monitoring services (pipelines, refineries/plants, and offshore platforms), construction monitoring, surveying, mapping, and regulatory compliance scopes. Our network of pilots is expected to allow us to immediately service clients as we begin developing revenue generating client relationships in the United States, which will not only give us access to data streams that can be used to strengthen the development of our analytics software but also lay the foundation for anticipated future hardware deployments with those clients. We have a number of near-term business development opportunities of this nature that we are currently pursuing. Several key distribution relationships have been established in the past several years, further validating the platform and service.

•        Rollout of Droneify platform.    We believe that our existing business relationships will drive adoption of hardware and software once it becomes commercially available and facilitate the associated rollout of our Droneify SaaS platform. The introduction of our combined hardware and software solution would make available a robust and full turnkey solution to pipeline operators, engineering firms, general contractors, government/defense agencies, and insurance companies for inspection, surveying, and mapping operations. At the same time, a SaaS product offering will allow us to generate revenue from customers who do not require a hardware solution, providing advanced analytical and reporting software.

•        Continued product development.    The development and commercialization of a proprietary hardware offering and software platform, including our cloud-based, advanced AI-trained analytics software, is expected to lead to further opportunities both in terms of new applications within initial target markets as well as across new industry verticals.

Customers

Our current customers consist of companies in multiple commercial segments, including oil and gas, wind energy, electrical infrastructure, real estate, mining, construction, and media and entertainment. We have primarily sold our services directly to these types of customers in Canada and the United States.

For the year ended December 31, 2021, one customer, Aerodyne, accounted for approximately 80% of our revenue, and for the year ended December 31, 2020, one customer, C&G Mining Company Ltd., accounted for approximately 58% of our revenue. For the six months ended June 30, 2022, three customers, Golder Associates Ltd., Slate Asset Management, Inc. and Distrikt, accounted for approximately 38%, 11% and 10%, respectively, of our revenue, and for the six months ended June 30, 2021, two customers, Stantec and Distrikt, accounted for approximately 25% and 22%, respectively, of our revenue. No other customer accounted for more than 10% of our revenue during the years ended December 31, 2021 and 2020 or six months ended June 30, 2022 and 2021.

We generally do not have long-term contracts with our major customers. Most of our customers submit orders on a month-to-month basis. However, we have entered into agreements with two major customers that govern our relationships with them.

January 6, 2023, we entered into a teaming agreement with Aerodyne, pursuant to which we jointly pursue business opportunities related to both parties’ solutions and services in Canada on the basis of individual projects. Neither party is required perform any specific service under this agreement, except under such individual projects. The agreement provides that the parties will submit proposals for projects and jointly execute the secured projects with the details of each project, including the scope of services, project duration and payment terms, set forth in a project schedule signed to by the parties. Once a project schedule is signed, the agreement provides that neither party will work with nor assist any other entities or bidders on the same projects and/or for the same customers. The agreement is for a term of two years and will terminate upon the parties executing a definitive service agreement or upon an equity investment in our company by Aerodyne. Either party may also terminate the agreement upon 30 days’ notice (although such termination shall not terminate any existing project schedules). In addition, either party may terminate the agreement and/or any project schedule immediately if (i) the other party materially breaches any term of the agreement or any project schedule and such breach is not remedied within 30 days, or cannot by its nature be remedied, or (ii) the other party becomes or is deemed insolvent, makes or offers to make any arrangement or composition with creditors, winds up its business, or is subject to any proceeds which are equivalent to the foregoing.

On May 11, 2022, we entered into a master subcontract agreement with WSP Canada Inc., an affiliate of Golder Associates Ltd., pursuant to which we provide drone services to Golder Associates Ltd. on the basis of individual work orders. Golder Associates Ltd. is not obligated to request any services under this agreement, and we may reject any work order received. This agreement requires that we perform all services consistent with the level of care, skill and diligence ordinarily exercised by other qualified and experienced drone services companies operating under similar conditions and in accordance with applicable laws, rules and regulations. The agreement also specifies certain insurance coverage that we must maintain. The term of the agreement is for a period of two years and will automatically renew for successive one-year periods; provided that WSP Canada Inc. may terminate the agreement at any time.

As noted above, we do not have a long-term contract with any major customer that requires the customer to purchase our services and the loss of any major customer could have a material adverse effect on our results of operations. See also “Risk Factors — Risks Related to our Business and Industry — Our major customers account for a significant portion of our revenue and the loss of any major customer could have a material adverse effect on our results of operations.”

Seasonality

Our sales can be seasonal within certain geographies. For example, drone marketing work is more common during the summer months in temperate climates, and less common in the winter months where snow may be present.

Sales and Marketing

We plan to bring our technology and services to market via the following methods:

•        targeting heavy industry clients who require enterprise hardware capabilities and sophisticated services and analytics software;

•        direct sales via responding the request for proposals in various markets globally, and utilizing the growing pilot network to execute on those projects;

•        forming strategic partnerships in specific verticals such as wind and telco, or applications such as hardware or software;

•        leveraging the Droneify platform to develop superior software and artificial intelligence, fueling the SaaS platform; and

•        digital marketing campaigns both paid (pay-per-click, display ads) and organic (search engine optimization, blogs).

We have launched a three year sales and marketing strategy focused on building a sales and distribution channels with key partners and customers, with a view towards eventually leveraging this channel to upsell customers on hardware and software offerings.

Competition

The drone industry is evolving rapidly and is highly competitive. Our competitors include other providers of drone hardware, software and analytics and data management, such as DroneDeploy Inc., PrecisionHawk, AeroVironment, Inc. (AVAV), AgEagle Arial Systems Inc. (UAVS), DJI and Insitu Inc.

Our success depends, in part, on our ability to be efficient in all aspects of the business and achieve the appropriate cost structure. Some of our competitors have economic resources greater than ours and may have lower cost structures allowing them to better withstand volatility within the industry and throughout the economy as a whole, while retaining significantly greater operating and financial flexibility than our company.

The drone market is complex, with many components — pilots, software, analytics, storage, hardware, licensing, reporting, payments, laws and more. Our strategy is to provide a solution that includes all of those elements in an easy to understand and simple web-based platform.

Research and Development

For the years ended December 31, 2021 and 2020, we spent $5,014 and $116,619, respectively, on research and development activities related to software development costs of the Droneify platform.

In December 2019, we entered into a discovery engagement agreement with Torinit, a digital product development company, to provide us with software development assistance for our platform. The first stage of development — the discovery phase — was completed in 2020. Pursuant to the discovery engagement agreement, we paid Torinit C$122,040 (approximately US$94,818) upon completion of the discovery phase. The next stage of development is related to beta testing and launching the platform, which requires additional financing, and we plan to enter into a formal agreement with Torinit for that stage once we have such financing.

A core component of our business strategy is the focused development and commercialization of innovative solutions that we believe can become new products or services that enable us to create large new markets or accelerate the growth of our current markets. We cannot predict when, if ever, we will successfully commercialize any projects, or the exact level of capital expenditures they could require, which could be substantial.

Intellectual Property

Our success depends, in large part, on our ability to protect our intellectual property and other proprietary rights. We protect our proprietary rights through a combination of copyright, trademark and trade secret laws as well as contractual provisions. In particular, the source code for our software is protected under Canadian and U.S. copyright laws. We have not sought any patent protection for any of our intellectual property but, going forward, will evaluate opportunities to obtain patents on those aspects of our intellectual property that are eligible for this kind of protection.

We also protect our intellectual property and proprietary information by our practice of requiring employees and consultants to execute non-disclosure and assignment of intellectual property agreements. Such agreements require employees and consultants to assign to us all intellectual property developed in the course of their employment or engagement, as applicable. We also utilize non-disclosure agreements to govern interactions with business partners and prospective business partners and other relationships where disclosure of proprietary information may be necessary.

On August 1, 2015, we entered into a license arrangement with a third party based in Vancouver, Canada, pursuant to which the third party was granted an exclusive license to use the “Sky Guys” name within the Vancouver area in exchange for a specified licensing fee and an ongoing maintenance fee based on the gross sales generated by the third party licensee.

Facilities

Our corporate headquarters is located at 103-482 South Service Road East, Oakville, ON Canada L6J 2X6. We lease this facility pursuant to a lease agreement, dated March 29, 2021. The term of the lease commenced on June 1, 2021 and continues on a month-to-month basis until terminated by either party upon sixty (60) days’ notice. The lease provides for a base rent of C$3,051 (approximately US$2,370) per month.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our businesses.

Employees

As of June 30, 2022, we had 2 full-time employees and 3 part-time employees. None of our employees are represented by labor unions, and we believe that we have an excellent relationship with our employees.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

Government Regulation

We are subject to various federal, state and local laws and governmental regulations relating to the operation of our business, including those related drone operations, labor and employment, data privacy and taxes. Compliance with any such laws and regulations has not had a material adverse effect on our operations to date. Below is a summary of some of the material regulations applicable to our business.

Drone Regulation in Canada

Transport Canada is responsible for establishing, managing, and developing safety and security standards and regulations for civil aviation in Canada, and includes unmanned civil aviation. Civil operations include law enforcement, scientific research, or use by private sector companies for commercial purposes. The Canadian Aviation Regulations govern civil aviation safety and security in Canada, and by extension govern operation of drones in Canada to an acceptable level of safety.

Transport Canada continues to be a leader in the development of regulations for the commercial use of drones and continues to move forward rapidly with its regulatory development. It is expected that new regulations permitting BVLOS operations will be published by Transport Canada in the fourth quarter of 2022. These rules will permit routine operations of more complex flights (including heavier aircraft, BVLOS operations, etc.) without requiring specific requirements, eliminating the need to request specific approvals for such operations. This will reduce the overall regulatory risk for such operations.

Although failure to obtain necessary regulatory approvals from Transport Canada or other governmental agencies, including the granting of certain permits, or limitations put on the use of drones in response to public safety concerns, may prevent us from testing or operating its aircraft and/or expanding its sales which could have an adverse impact on our business, prospects, results of operations and financial condition, it is anticipated that the advancement of Transport Canada’s new regulations will mitigate these risks.

Drone Regulation in the United States

Our drone operations in the United States will be subject to regulations of the FAA. On June 21, 2016, the FAA announced it had finalized the first operational rules for routine commercial use of small UAS, which for purposes of the regulations are unmanned aircraft weighing less than 55 pounds that are conducting non-hobbyist operations. UAS operators-for-hire will have to pass a written test and be vetted by the Transportation Security Administration but no longer need to be airplane pilots as current law requires. The rules went into effect on August 20, 2016.

On March 10, 2022, the FAA’s Unmanned Aircraft Systems BVLOS Aviation Rulemaking Committee, or the ARC, tendered its final report to the FAA, recommending significant changes to the FAA’s regulations for UAS. The central mission of the ARC was to develop recommendations for regulations that would better support and promote the development of BVLOS operations.

To that end, the ARC suggested several broad changes to ensure the safe expansion of BVLOS UAS operations. First and foremost, the ARC proposed that the FAA reframe its regulations based on the level of risk acceptable in the use of UAS broadly, rather than trying to create regulations to address specific types of operations. The goal of this approach would be to eliminate the kind of inconsistencies and opacity that may result from the case-by-case waiver approach the FAA has adopted to date. Such an approach would provide clear guidance for regulators while allowing operators to determine the means of compliance that best fit their operations, whether that be through qualitative or quantitative methods, or a hybrid approach.

The ARC’s proposal also includes new rules regarding the right of way. In areas considered “shielded” (within 100 feet of a structure or a critical infrastructure), UAS will have the right of way over other forms of aircraft. Under this proposed rule, UAS will enjoy an operational space that is largely free of crewed aircraft, as a UAS that is operating within the boundaries of a structure or obstacle would be considered part of the structure or obstacle.

Separately, whether a crewed aircraft must yield to a UAS in “non-shielded” areas that are low altitude (below 400 feet) will depend on whether the crewed aircraft is equipped with an ADS-B transmitter or TABS broadcasting their position. If so, then the aircraft will have the right of way over drones in non-shielded low-altitude areas; but if the crewed aircraft is not equipped with ADS-B or TABS, then the drone maintains the right of way in those areas. The ARC stated that the purpose of this rule is to improve safety by encouraging the use of ADS-B and TABS systems in low-altitude areas.

While the FAA has recently imposed strict rules on drone operations by requiring they broadcast remote ID information, the ARC’s proposal reflects a desire to loosen the regulations in other areas. Very soon, drone manufacturers and operators will be required to comply with the new Remote ID rule (there is a compliance date of September 16, 2022 for manufacturers and September 16, 2023 for operators). The ARC’s proposal, if codified, will undoubtedly create exciting new opportunities for drone operators within the United States.

Data Privacy

In connection with our business, we receive, collect, process and retain certain sensitive and confidential customer information. As a result, we are subject to increasingly rigorous laws regarding privacy and data protection. Personal privacy, data protection and information security are significant issues in Canada, the United States and the other jurisdictions where we plan to offer our products and services. The regulatory framework for privacy and security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Our handling of data is subject to a variety of laws and regulations, including regulation by various government agencies, such as, in the United States, the United States Federal Trade Commission, and various state, local and foreign bodies and agencies, and in Canada, the Office of the Privacy Commissioner of Canada and various provincial bodies and agencies.

The Canadian federal and various state and foreign governments have adopted or proposed limitations on the collection, distribution, use and storage of personal information of individuals, including end-customers and employees. In Canada, the Office of the Privacy Commissioner of Canada and many state attorneys general are applying federal and state consumer protection laws to the online collection, use and dissemination of data. Additionally, many foreign countries and governmental bodies, and other jurisdictions in which we operate or conduct our business, have laws and regulations concerning the collection and use of personal information obtained from their residents or by businesses operating within their jurisdiction. These laws and regulations often are more restrictive than those in Canada. Such laws and regulations may require companies to implement new privacy and security policies, permit individuals to access, correct and delete personal information stored or maintained by such companies, inform individuals of security breaches that affect their personal information, and, in some cases, obtain individuals’ consent to use personal information for certain purposes.

We also expect that there will continue to be new proposed laws, regulations and industry standards concerning privacy, data protection and information security in Canada, the United States, the European Union and other jurisdictions, and we cannot yet determine the impact of such future laws, regulations and standards may have on our business. Additionally, we expect that existing laws, regulations and standards may be interpreted differently in the future. There remains significant uncertainty surrounding the regulatory framework for the future of personal data transfers with regulations such as the recently adopted GDPR, which imposes more stringent E.U. data protection requirements, provides an enforcement authority, and imposes large penalties for noncompliance. Future laws, regulations, standards and other obligations, including the adoption of the GDPR, as well as changes in the interpretation of existing laws, regulations, standards and other obligations could impair our ability to collect, use or disclose information relating to individuals, which could decrease demand for our products, require us to restrict our business operations, increase our costs and impair our ability to maintain and grow our customer base and increase our revenue.

MANAGEMENT

Directors and Executive Officers

The following table sets forth certain information regarding our directors and executive officers.

NAME	AGE	POSITION
Adam Sax	37	Chief Executive Officer, President and Director
Tom Hanson	34	Chief Operating Officer and Director
Scott J. Silverman	53	Chief Financial Officer
Stuart W. Henderson	60	Director
Ian M. Hull	49	Director
Larry Goldman	65	Director(1)

____________

(1)      Appointed to our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part.

Adam Sax.    Mr. Sax has served as our Chief Executive Officer and President since January 2023, as a member of our board of directors since our inception and has served as the Chief Executive Officer, President and director of Droneify since its inception. Mr. Sax is an entrepreneur, technological visionary, investor, and speaker. With deep roots in technology, Mr. Sax started his first company at the age of 13 and has since founded and grown several successful companies ranging from internet businesses to real estate brokerages to global development firms. He has been featured on Dragons’ Den, BNN, 24 Hours, Globe & Mail, Newstalk 1010, BetaKit, Toronto Star, BlogTO and BuzzBuzzHome, and is an ongoing contributor to Urban Toronto and Metro News.

Tom Hanson.    Mr. Hanson has served as our Chief Operating Officer and as a member of our board of directors since January 2023 and has served as the Chief Operating Officer of Droneify since July 2015. Mr. Hanson has over 10 years of experience in management, business development and high-growth service operations, having worked with national firms specializing in digital asset management, IT solutions and technology. Prior to joining us, his management experience included Workflow Manager of Wadetech Group of Companies (digital asset management for the architecture, engineering and construction industry), now part of Astley Gilbert Ltd. Mr. Hanson has been featured on Dragons’ Den, CBC, BNN, 24 Hours, Globe & Mail, CP24, Newstalk 1010, BetaKit, Toronto Sun, Urban Toronto, Metro News and various industry journals. Mr. Hanson has a Bachelor of Science degree from the University of Guelph.

Scott J. Silverman.    Mr. Silverman has served as our Chief Financial Officer since January 2023 and has served as the Chief Financial Officer of Droneify since August 2022. Mr. Silverman has also been the Chief Executive Officer of EverAsia Financial Group, Inc., a business and accounting consulting company, since September 2007, and the Chief Financial Officer of Healthsnap, Inc., a private telehealth company, since September 2018. Since 2019, Mr. Silverman has also been a partner and Chief Executive Officer of JJL Capital Management, LLC, a private equity and corporate management firm. Mr. Silverman is in the process of winding down his consulting engagements with these companies and intends to devote his full business time to our company as soon as possible, but no later than the effective date of the registration statement of which this prospectus forms a part. From December 2019 to December 2022, he served as the Chief Financial Officer of Riverside Miami, LLC, a restaurant and entertainment complex. From August 2021 to April 2022, he served as the Chief Financial Officer of Sidus Space, Inc., a Nasdaq-listed vertically integrated provider of Space-as-a-Service solutions. From December 2018 to September 2020, Mr. Silverman was Chief Financial Officer of Jade Global Holdings, Inc., a jewelry and sales collectible company. Mr. Silverman is a member of the Board of Directors of China Xiangtai Food Co. Ltd. and is a director elect of Muliang Agritech, Inc and Li Bang International Corp, Inc. He has a bachelor’s degree in finance from George Washington University and a Master’s degree in accounting from NOVA Southeastern University.

Stuart W. Henderson.    Mr. Henderson has served as a member of our board of directors since January 2023 and has served as a member of the board of directors of Droneify since May 2017. Mr. Henderson is a lawyer based in Oakville, Ontario specializing in wills and estates, real estate, matrimonial and corporate commercial law. He founded his law firm, Stuart Henderson Law, in 1989. He obtained his Honours of History Degree from the University of Western Ontario and Law Degree from Queen’s University along with his Mediation Certificate from the Harvard Negotiation Institute at Harvard Law School. His professional recognition includes being the past Chair of the Town of Oakville’s Heritage Oakville and Heritage Review Committees and past Vice-Chair and Chair of the Conservation Review Board of Ontario. He is also a presiding Deputy Judge of the Ontario Small Claims Court, Provincial Division.

Ian M. Hull.    Mr. Hull has served as a member of our board of directors since January 2023 and has served as a member of the board of directors of Droneify since September 2017. Mr. Hull is Co-Founding Partner of Hull & Hull LLP, a Toronto-based law firm focused on estate, trust and capacity litigation, mediation and estate planning, where he has worked since 1998. Mr. Hull is an Estates and Trusts Law Certified Specialist and Civil Litigation Certified Specialist and was admitted to the Ontario Bar in 1990. He has authored numerous legal texts and articles relating to trusts and estates and is a member of Canadian Bar Association, The Advocates’ Society and the Editorial Advisory Board of the Canadian Estate Administration Guide and a former member of the Executive of the Trusts and Estates Section of the Ontario Bar Association, Metropolitan Toronto Lawyers Association, Halton County Law Association, Society of Trusts and Estates Practitioners (STEP) and fellow of the American College of Trust and Estate Counsel (ACTEC).

Larry Goldman.    Mr. Goldman has been appointed to our board of directors effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part. Since September 2018, Mr. Goldman has served as the Chief Financial Officer of Lightbridge Corporation, a Nasdaq-listed nuclear fuel technology company. Prior to that, he worked with Lightbridge Corporation as a consultant since 2006 and served as its Chief Accounting Officer since 2015. From 1985 to 2004, Mr. Goldman was an Audit Assurance Partner for Livingston Wachtell & Co., LLP, a New York City CPA firm, with over 20 years’ experience in assurance, tax and advisory services. Since September 2004, Mr. Goldman had also provided consulting services to numerous public companies on various financial projects and has government contracting accounting experience. Mr. Goldman has an M.S. degree in Taxation from Pace University and a Bachelor’s degree in Business Administration with a concentration in Accounting. Mr. Goldman is a member of the New York State Society of CPAs and serves on its CFO Committee. He served on the SEC Practice Committee and the Management Consulting Committee. He has been published in the New York CPA Journal. He is a member of the American Institute of Certified Public Accountants.

No family relationship exists between any of our directors and executive officers. There are no arrangements or understandings with major shareholders, customers, suppliers or others pursuant to which any person referred to above was selected as a director or member of senior management.

Board of Directors

Nasdaq’s listing rules generally require that a majority of an issuer’s board of directors must consist of independent directors. Our board of directors currently consists of three (3) directors, two (2) of whom, Messrs. Henderson and Hull, are independent within the meaning of Nasdaq’s rules. We have entered into an independent director agreement with Larry Goldman, pursuant to which he has been appointed to serve as an independent director effective automatically upon the effectiveness of the registration statement of which this prospectus forms a part. As a result of these appointments, our board of directors will consist of five (5) directors, three (3) of whom will be independent within the meaning of the Nasdaq’s rules.

A director is not required to hold any shares in our company to qualify to serve as a director.

Board Committees

Prior to the effective date of the registration statement of which this prospectus forms a part, we plan to establish a standing audit committee, compensation committee and nominating and corporate governance committee of our board of directors. We intend to adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee will consist of Stuart W. Henderson, Ian M. Hull and Larry Goldman, each of whom will satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, with Mr. Goldman serving as chair of the audit committee. Our board has determined that Mr. Goldman qualifies as an “audit committee financial expert.” The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company.

The audit committee will be responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements;

(iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) reviewing and approving related party transactions (viii) reviewing hedging transactions; and (ix) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

Our compensation committee will consist of Stuart W. Henderson, Ian M. Hull and Larry Goldman, each of whom will satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, with Mr. Henderson serving as chair of the compensation committee. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers.

The compensation committee will be responsible for, among other things: (i) reviewing and approving the remuneration of our executive officers; (ii) making recommendations to the board regarding the compensation of our independent directors; (iii) making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs; and (iv) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee will consist of Stuart W. Henderson, Ian M. Hull and Larry Goldman, each of whom will satisfy the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, with Mr. Hull serving as chair of the nominating and corporate governance committee. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees.

The nominating and corporate governance committee will be responsible for, among other things: (i) identifying and evaluating individuals qualified to become members of the board by reviewing nominees for election to the board submitted by shareholders and recommending to the board director nominees for each annual meeting of shareholders and for election to fill any vacancies on the board; (ii) advising the board with respect to board organization, desired qualifications of board members, the membership, function, operation, structure and composition of committees (including any committee authority to delegate to subcommittees), and self-evaluation and policies; (iii) advising on matters relating to corporate governance and monitoring developments in the law and practice of corporate governance; and (iv) overseeing compliance with the our code of ethics.

The nominating and corporate governance committee’s methods for identifying candidates for election to our board of directors will include the solicitation of ideas for possible candidates from a number of sources — members of our board of directors, our executives, individuals personally known to the members of our board of directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other board members; (iii) the extent to which the candidate would be a desirable addition to the board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

Duties of Directors

Under Cayman Islands law, our directors have a fiduciary duty to our company to act honestly, in good faith and with a view to our best interests. Our directors also owe to our company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands. In fulfilling their duty of care to us, our directors must ensure compliance with our amended and restated memorandum and articles of association. Our company has the right to seek damages if a duty owed by our directors is breached. In limited exceptional circumstances, a shareholder may have the right to seek damages in our name if a duty owed by our directors is breached. You should refer to “Description of Share Capital — Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

A director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with our company is required to declare the nature of his interest at a meeting of our directors. A director may vote in respect of any contract, proposed contract, or arrangement notwithstanding that such director may be interested therein, and if such director does so, such director’s vote shall be counted and such director may be counted in the quorum at any meeting of our directors at which any such contract or proposed contract or arrangement is considered.

Our board of directors may exercise all the powers of our company to borrow money, mortgage or charge its undertaking, property and uncalled capital, and to issue debentures, bonds and other securities whenever money is borrowed or as security for any debt, liability or obligation of the company or of any third party.

The functions and powers of our board of directors include, among others:

•        convening shareholders’ annual general meetings and reporting its work to shareholders at such meetings;

•        declaring dividends and distributions;

•        appointing officers and determining the term of office of officers;

•        exercising the borrowing powers of our company and mortgaging the property of our company; and

•        approving the transfer of shares of our company, including the registering of such shares in our share register.

Terms of Directors and Officers

Our officers are elected by and serve at the discretion of our board of directors. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of the shareholders or by the board of directors. A director will be removed from office automatically if, among other thing, the director (i) dies; (ii) becomes bankrupt or makes any arrangement or composition with his creditors generally; (iii) is found to be or becomes of unsound mind; (iv) resigns his office by notice in writing to our company; (v) is prohibited by law from being a director; and (vi) is removed from the office pursuant to any other provisions of our amended and restated memorandum of association and articles of association.

Employment, Consulting and Indemnification Agreements

On October 25, 2018, Droneify entered into an employment agreement with Adam Sax, our Chief Executive Officer, setting forth the terms of Mr. Sax’s employment. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Sax an annual base salary of $165,000 and he is eligible for an annual incentive bonus of up to $40,000, as determined by our board of directors. The term of the employment agreement is indefinite and may be terminated by us at any time or by Mr. Sax upon two (2) months’ written notice. If Mr. Sax’s employment is terminated by us without just cause (as defined in the employment agreement), then, subject to Mr. Sax’s execution of a release in favor of our company and his compliance with all obligations set forth in the employment agreement, he will be entitled to severance equal to his base salary for a period equal to (6) months following the date of termination, plus one (1) additional month per year of his completed employment, up to a maximum of twelve (12) months in the aggregate, and he will be eligible for an annual incentive bonus prorated to the date of termination, as determined by the board in its sole discretion. The employment agreement contains customary confidentiality and invention assignment provisions and restrictive covenants prohibiting Mr. Sax from (i) providing services in any capacity (as an employee, consultant, independent contractor, partner, principal, agent or advisor), or having any financial interest in, any business that competes with our company for a period of six (6) months following termination of his employment or (ii) soliciting any person employed or engaged by our company and its affiliates, or any customers, clients or other business relationships of our company and its affiliates, for a period of twelve (12) months following the termination of his employment.

On October 7, 2017, Droneify entered into an employment agreement with Tom Hanson, our Chief Operating Officer, setting forth the terms of Mr. Hanson’s employment, which was amended on August 19, 2019. Pursuant to the terms of the employment agreement, as amended, we agreed to pay Mr. Hanson an annual base salary of C$150,000 (approximately US$116,541) and he is eligible for an annual incentive bonus of up to C$30,000 (approximately US$23,308), as determined by our board of directors and subject to certain criteria set forth in the employment agreement. The term of the employment agreement is indefinite and may be terminated by us at any time upon two (2) weeks’ notice or by Mr. Hanson upon four (4) weeks’ written notice. We may also terminate the employment agreement immediately for just cause (as defined in the employment agreement). The employment agreement contains customary confidentiality and invention assignment provisions and restrictive covenants prohibiting Mr. Hanson from (i) directly or indirectly, as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, solely or jointly with others, engaging in, or giving advice or lending money to, any business that completes with our company or (ii) soliciting our employees, in each case for a period of two (2) years following termination of his employment.

On February 6, 2023, we entered into an employment agreement with Scott Silverman, our Chief Financial Officer, setting for the terms of Mr. Silverman’s employment, which will become effective on the effective date of the registration statement of which this prospectus forms a part. Pursuant to the terms of the employment agreement, we agreed to pay Mr. Silverman an annual base salary of $150,000 and he is eligible for an annual incentive bonus based on his performance and the performance of our company as determined by our board of directors. The term of the employment agreement is indefinite and may be terminated by us or Mr. Silverman at any time upon thirty (30) days’ written notice or by us immediately for cause (as defined in the employment agreement). If we terminate the employment agreement without cause, then Mr. Silverman is entitled to severance in an amount equal to the base salary for three (3) months, payable in a lump sum on the termination date, and all previously earned, accrued, and unpaid benefits. The employment agreement contains customary confidentiality provisions and restrictive covenants prohibiting Mr. Silverman from competing with our business or soliciting our employees, consultants or customers for a period of one (1) year following termination of his employment. Prior to entering into the employment agreement, Mr. Silverman was a consultant of our company. See “Related Party Transactions” for a description of the consulting agreement.

We have entered into indemnification agreements with our directors and executive officers, pursuant to which we have agreed to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

Compensation of Directors and Officers

Currently, there are no requirements for disclosure of the compensation of officers and directors on an individual basis for our most recently completed fiscal year under Cayman Islands law. For the fiscal year ended December 31, 2021, we paid aggregate cash compensation of C$75,684 (approximately US$58,802) to our directors and executive officers as a group. We did not pay any other cash compensation or benefits in kind to our directors and executive officers. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers. Our board of directors may determine compensation to be paid to the directors and the executive officers. The compensation committee will assist the directors in reviewing and approving the compensation structure for the directors and the executive officers. For information regarding share awards granted to our directors and executive officers, see “— Share Options” below.

Share Options

In connection with the restructuring that we completed on September 23, 2022, we assumed Droneify’s share option plan and the options granted under such plan. As of the date of this prospectus, we have granted options for the purchase of 472,944 ordinary shares under this plan, including the following options to our directors and executive officers:

•        On February 1, 2018, Droneify granted an option for the purchase of 56,171 shares at an exercise price of C$1.87 (approximately US$1.45) to Adam Sax, with 25% of the options vesting on the first anniversary of the date of grant and 1/48 of the options vesting monthly at the end of each month following the vesting start date, which such options expire on February 1, 2028.

•        On February 1, 2018, Droneify granted an option for the purchase of 56,171 shares at an exercise price of C$1.87 (approximately US$1.45) to Tom Hanson, with 25% of the options vesting on the first anniversary of the date of grant and 1/48 of the options vesting monthly at the end of each month following the vesting start date, which such options expire on February 1, 2028.

•        On June 15, 2022, Droneify granted an option for the purchase of 141,000 shares at an exercise price of C$1.37 (approximately US$1.06) to Adam Sax, with 25% of the options vesting on the first anniversary of the date of grant and 1/48 of the options vesting monthly at the end of each month following the vesting start date, which such options expire on June 15, 2032.

•        On June 15, 2022, Droneify granted an option for the purchase of 105,000 shares at an exercise price of C$1.37 (approximately US$1.06) to Tom Hanson, with 25% of the options vesting on the first anniversary of the date of grant and 1/48 of the options vesting monthly at the end of each month following the vesting start date, which such options expire on June 15, 2032.

2022 Equity Incentive Plan

On December 30, 2022, our board of directors adopted the Droneify Holdings Limited 2022 Equity Incentive Plan, or the 2022 Plan. The following is a summary of certain significant features of the 2022 Plan. The information which follows is subject to, and qualified in its entirety by reference to, the 2022 Plan document itself, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

Purposes of Plan:    The purposes of the 2022 Plan are to attract and retain officers, employees and directors for our company and its subsidiaries; motivate them by means of appropriate incentives to achieve long-range goals; provide incentive compensation opportunities; and further align their interests with those of our shareholders through compensation that is based on our ordinary shares.

Types of Awards:    Awards that may be granted include: (a) incentive share options, (b) non-qualified share options, (c) share appreciation rights, (d) restricted awards, (e) performance share awards, and (f) performance compensation awards. These awards offer our officers, employees, consultants and directors the possibility of future value, depending on the long-term price appreciation of our ordinary shares and the award holder’s continuing service with our company.

Administration of the Plan:    The 2022 Plan is currently administered by our board of directors and will be administered by our compensation committee upon its establishment. Among other things, the administrator has the authority to select persons who will receive awards, determine the types of awards and the number of shares to be covered by awards, and to establish the terms, conditions, performance criteria, restrictions and other provisions of awards. The administrator has authority to establish, amend and rescind rules and regulations relating to the 2022 Plan.

Eligible Recipients:    Persons eligible to receive awards under the 2022 Plan will be those officers, employees, consultants, and directors of our company and its subsidiaries who are selected by the administrator.

Shares Available Under the Plan:    The maximum number of our ordinary shares that may be delivered to participants under the 2022 Plan is 500,000, subject to adjustment for certain corporate changes affecting the shares, such as share splits. Shares subject to an award under the 2022 Plan for which the award is canceled, forfeited or expires again become available for grants under the 2022 Plan. Shares subject to an award that is settled in cash will not again be made available for grants under the 2022 Plan.

Share Options:

General.    Share options give the option holder the right to acquire from us a designated number of ordinary shares at a purchase price that is fixed upon the grant of the option. Share options granted may be either tax-qualified share options (so-called “incentive share options”) or non-qualified share options. Subject to the provisions of the 2022 Plan, the administrator has the authority to determine all grants of options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the administrator may determine.

Option Price.    The exercise price for share options will be determined at the time of grant. Normally, the exercise price will not be less than the fair market value on the date of grant. As a matter of tax law, the exercise price for any incentive share option awarded may not be less than the fair market value of the shares on the date of grant. However, incentive share option grants to any person owning more than 10% of our voting shares must have an exercise price of not less than 110% of the fair market value on the grant date.

Exercise of Options.    An option may be exercised only in accordance with the terms and conditions for the option agreement as established by the administrator at the time of the grant. The option must be exercised by notice to us, accompanied by payment of the exercise price. Payments may be made in cash or, at the option of the administrator, by actual or constructive delivery of ordinary shares to the holder of the option based upon the fair market value of the shares on the date of exercise.

Expiration or Termination.    Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of incentive share options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our voting shares, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with our company or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the administrator and reflected in the grant evidencing the award.

Incentive and Non-Qualified Options.    As described elsewhere in this summary, an incentive share option is an option that is intended to qualify under certain provisions of the U.S. Internal Revenue Code of 1986, as amended, or the Code, for more favorable tax treatment than applies to non-qualified share options. Any option that does not qualify as an incentive share option will be a non-qualified share option. Under the Code, certain restrictions apply to incentive share options. For example, the exercise price for incentive share options may not be less than the fair market value of the shares on the grant date and the term of the option may not exceed ten years. In addition, an incentive share option may not be transferred, other than by will or the laws of descent and distribution, and is exercisable during the holder’s lifetime only by the holder. In addition, no incentive share options may be granted to a holder that is first exercisable in a single year if that option, together with all incentive share options previously granted to the holder that also first become exercisable in that year, relate to shares having an aggregate fair market value in excess of $100,000, measured at the grant date.

Share Appreciation Rights:    Share appreciation rights, or SARs, which may be granted alone or in tandem with options, have an economic value similar to that of options. When a SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. Again, the exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the 2022 Plan, holders of SARs may receive this payment — the appreciation value — either in cash or ordinary shares valued at the fair market value on the date of exercise. The form of payment will be determined by us.

Restricted Share Awards:    Restricted shares are ordinary shares awarded to participants at no cost. Restricted shares can take the form of awards of restricted shares, which represent issued and outstanding ordinary shares subject to vesting criteria, or restricted share units, which represent the right to receive ordinary shares subject to satisfaction of the vesting criteria. Restricted shares are forfeitable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded. These awards will be subject to such conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Cash Awards:    A cash award is an award that may be in the form of cash or ordinary shares or a combination, based on the attainment of pre-established performance goals and other conditions, restrictions and contingencies identified by the administrator.

Performance Criteria:    Under the 2022 Plan, one or more performance criteria will be used by the administrator in establishing performance goals. Any one or more of the performance criteria may be used on an absolute or relative basis to measure the performance of our company, as the administrator may deem appropriate, or as compared to the performance of a group of comparable companies, or published or special index that the administrator deems appropriate. In determining the actual size of an individual performance compensation award, the administrator may reduce or eliminate the amount of the award through the use of negative discretion if, in its sole judgment, such reduction or elimination is appropriate. The administrator shall not have the discretion to (i) grant or provide payment in respect of performance compensation awards if the performance goals have not been attained or (ii) increase a performance compensation award above the maximum amount payable under the 2022 Plan.

Other Material Provisions:    Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as share splits, share dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. Our board also has the authority, at any time, to discontinue the granting of awards. The board also has the authority to alter or amend the 2022 Plan or any outstanding award or may terminate the 2022 Plan as to further grants, provided that no amendment that would adversely affect any outstanding award made under the 2022 Plan can be made without the consent of the holder of such award.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our ordinary shares as of February 7, 2023 for (i) each of our executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares. The following table assumes that the underwriters have not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any ordinary shares that such person or any member of such group has the right to acquire within sixty (60) days of February 7, 2023. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of February 7, 2023 are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Name of Beneficial Owner	Ordinary Shares Beneficially Owned Prior to this Offering(1)		Ordinary Shares Beneficially Owned After this Offering(2)
	Shares	%	Shares	%
Adam Sax, Chief Executive Officer and Director(3)	968,207	12.53%	968,207	11.20%
Tom Hanson, Chief Operating Officer and Director(4)	270,424	3.50%	270,424	3.13%
Scott J. Silverman, Chief Financial Officer	0	*	0	*
Stuart W. Henderson, Director(5)	368,637	4.81%	368,637	4.29%
Ian M. Hull, Director(6)	125,473	1.64%	125,473	1.46%
Larry Goldman, Director Nominee	0	*	0	*
All executive officers and directors (6 persons)	1,732,741	22.48%	1,732,741	20.07%
Kirk Eksyma	1,061,636	13.84%	1,061,636	12.36%

____________

*        Less than 1%

(1)      Based on 7,668,557 ordinary shares issued and outstanding as of February 7, 2023.

(2)      Based on 8,591,634 ordinary shares issued and outstanding after this offering.

(3)      Includes 912,036 ordinary shares and 56,171 ordinary shares which Mr. Sax has the right to acquire within 60 days through the exercise of vested options.

(4)      Includes 214,253 ordinary shares and 56,171 ordinary shares which Mr. Hanson has the right to acquire within 60 days through the exercise of vested options.

(5)      Includes 189,669 ordinary shares held directly, 109,424 ordinary shares held by Mr. Henderson’s spouse, 37,447 ordinary shares held by The Gullane Corporation, of which Mr. Henderson is the President, 24,073 ordinary shares held by Ballymena Holdings Inc., of which Mr. Henderson is the President, and 8,024 ordinary shares held by Stuart W Henderson Prof Corp, of which Mr. Henderson is the President. Mr. Henderson has voting and investment power over the shares held by The Gullane Corporation, Ballymena Holdings Inc. and Stuart W Henderson Prof Corp; however, Mr. Henderson disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest, if any, in such shares.

(6)      Includes 109,424 ordinary shares held directly and 16,049 ordinary shares held by Ian M. Hull Prof Corp. Mr. Hull is the President of Ian M. Hull Prof Corp. and has voting and investment power over the shares held by it. Mr. Hull disclaims beneficial ownership of the shares held by Ian M. Hull Prof Corp. except to the extent of his pecuniary interest, if any, in such shares.

None of our major shareholders have different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. See “Description of Share Capital — History of Securities Issuances” for historical changes in our shareholding.

RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements discussed under “Management,” the following is a description of the material terms of those transactions with related parties to which we are party and which we are required to disclose pursuant to the disclosure rules of the SEC.

As of December 31, 2021 and 2020, we owed $620 and $615, respectively, in shareholder advances payable to Adam Sax, our Chief Executive Officer. These advances were repaid in full during the six months ended June 30, 2022.

On August 11, 2022, we entered into a consulting agreement with EverAsia Financial Group, Inc., or EverAsia, a business and accounting consulting company owned by Scott Silverman, pursuant to which we engaged Mr. Silverman to act as our Chief Financial Officer. Pursuant to the consulting agreement, we agreed to pay EverAsia a monthly fee of $12,500; provided that such monthly fees are deferred until such time as we raise $800,000 from one or more sources as follows: (i) for the first sixty days, EverAsia shall be compensated a total of $30,000 in equity and (ii) after such sixty day period, EverAsia shall be compensated a minimum of $5,000 per month, with the remaining monthly fees accrued until such time that we raise $800,000. Upon receipt of such financing, we must pay all accrued fees. We also agreed to reimburse EverAsia for all pre-approved business expenses. The term of the consulting agreement is for one (1) year and shall automatically renew for a three-month renewal term. Either party may terminate the renewal term upon thirty (30) days’ notice and EverAsia may terminate the consulting agreement upon ten (10) days’ notice in the event of non-payment. If the consulting agreement is terminated prior to the end of the initial term or renewal term, we must pay all fees and unpaid expenses through the termination date; provided that in the event that we terminate the consulting agreement without cause, the consulting agreement is terminated prior to the end of the renewal term, or EverAsia terminates the consulting agreement for non-payment, we must also pay an early termination fee equal to three (3) months of consulting fees. The consulting agreement contains customary confidentiality and indemnification provisions.

On December 30, 2022, we issued 30,000 ordinary shares to JJL Capital Management, LLC, a company controlled by Mr. Silverman, in accordance with the terms of the consulting agreement, and we issued 15,000 ordinary shares to JJL Capital Management, LLC as settlement for accounts payable in the amount of $15,000 owed to EverAsia.

DESCRIPTION OF SHARE CAPITAL

General

We are a Cayman Islands exempted company and our affairs are governed by our memorandum and articles of association, as amended from time to time, and the Companies Act (2022 Revision) of the Cayman Islands, as amended and restated from time to time, which we refer to as the Companies Act below, and the common law of Cayman Islands.

We will adopt an amended and restated memorandum and articles of association, which will become effective and replace our current memorandum and articles of association in its entirety immediately prior to the completion of this offering. The following are summaries of material provisions of the amended and restated memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

The following is a description of the material terms of our share capital and is not intended to be a complete summary of the rights and preferences of our shares which are set out in our amended and restated memorandum and articles of association. For more detailed information, please see the form of our amended and restated memorandum and articles of association, which are filed as exhibits to the registration statement of which this prospectus forms a part.

Our authorized share capital currently is $50,000 divided into 500,000,000 shares, par value of $0.0001 each, comprising of 500,000,000 shares of a single class. As of February 7, 2023, we had 7,668,557 ordinary shares issued and outstanding, which were held by approximately 105 shareholders of record. All of our shares issued and outstanding prior to the completion of this offering are fully paid, and all of our shares to be issued in this offering will be issued as fully paid.

Memorandum and Articles of Association

The following are summaries of material provisions of our amended and restated memorandum and articles of association and of the Companies Act, insofar as they relate to the material terms of our ordinary shares.

Objects of Our Company.    Under our amended and restated memorandum and articles of association, the objects of our company are unrestricted, and we are capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by section 27(2) of the Companies Act.

Ordinary Shares.    Our ordinary shares are issued in registered form and are issued when registered in our register of members. We may not issue shares to bearer. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their shares.

Dividends.    The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Our amended and restated memorandum and articles of association provide that dividends may be declared and paid out of the funds of our company lawfully available therefor. Under the laws of the Cayman Islands, our company may pay a dividend out of either profit or share premium account; provided that in no circumstances may a dividend be paid out of our share premium if this would result in our company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights.    Voting at any meeting of shareholders is by way of a poll save that in the case of a physical meeting, the chairman of the meeting may decide that a vote be on a show of hands unless a poll is demanded by:

•        at least three shareholders present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative for the time being entitled to vote at the meeting;

•        shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative representing not less than one-tenth of the total voting rights of all shareholders having the right to vote at the meeting; and

•        shareholder(s) present in person or by proxy or (in the case of a shareholder being a corporation) by its duly authorized representative and holding shares in us conferring a right to vote at the meeting being shares on which an aggregate sum has been paid up equal to not less than one-tenth of the total sum paid up on all shares conferring that right.

An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to the ordinary shares cast at a meeting, while a special resolution requires the affirmative vote of no less than two-thirds of the votes cast attaching to the issued and outstanding ordinary shares at a meeting. A special resolution will be required for important matters such as a change of name, making changes to our amended and restated memorandum and articles of association, a reduction of our share capital and the winding up of our company. Our shareholders may, among other things, divide or combine their shares by ordinary resolution.

General Meetings of Shareholders.    As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our amended and restated memorandum and articles of association provide that we may hold an annual general meeting and shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors. All general meetings (including an annual general meeting, any adjourned general meeting or postponed meeting) may be held as a physical meeting at such times and in any part of the world and at one or more locations, as a hybrid meeting or as an electronic meeting, as may be determined by our board of directors in its absolute discretion.

Shareholders’ general meetings may be convened by the chairperson of our board of directors or by a majority of our board of directors. Advance notice of not less than ten calendar days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our shareholders. A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, two shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to issued and outstanding shares in our company entitled to vote at such general meeting.

The Companies Act does not provide shareholders with any right to requisition a general meeting or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated memorandum and articles of association provide that upon the requisition of one or more of our shareholders holding not less than one-third of our share capital as at that date, our board will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our amended and restated memorandum and articles of association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Transfer of Ordinary Shares.    Subject to the restrictions set out below, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form designated by the relevant stock exchange or any other form approved by our board of directors. Notwithstanding the foregoing, ordinary shares may also be transferred in accordance with the applicable rules and regulations of the relevant stock exchange.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share which is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•        the instrument of transfer is lodged with us, accompanied by the certificate for the ordinary shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

•        the instrument of transfer is in respect of only one class of ordinary shares;

•        the instrument of transfer is properly stamped, if required;

•        in the case of a transfer to joint holders, the number of joint holders to whom the ordinary share is to be transferred does not exceed four; and

•        a fee of such maximum sum as the relevant stock exchange may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within two months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required in accordance with the rules of the relevant stock exchange, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 days in any year as our board may determine.

Liquidation.    On the winding up of our company, if the assets available for distribution amongst our shareholders shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst our shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to our company for unpaid calls or otherwise. If our assets available for distribution are insufficient to repay all of the paid-up capital, such the assets will be distributed so that, as nearly as may be, the losses are borne by our shareholders in proportion to the par value of the shares held by them.

Calls on Shares and Forfeiture of Shares.    Our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their shares in a notice served to such shareholders at least 14 days prior to the specified time and place of payment. The shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares.    We may issue shares on terms that such shares are subject to redemption, at our option or at the option of the holders of these shares, on such terms and in such manner as may be determined by our board of directors. Our company may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors. Under the Companies Act, the redemption or repurchase of any share may be paid out of our company’s profits, share premium account or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital if our company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares outstanding or (c) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares.    Whenever the capital of our company is divided into different classes the rights attached to any such class may, subject to any rights or restrictions for the time being attached to any class, only be varied with the sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares.    Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our amended and restated memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including, among other things:

•        the designation of the series;

•        the number of shares of the series;

•        the dividend rights, dividend rates, conversion rights and voting rights; and

•        the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent of available authorized but unissued shares. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records.    Holders of our ordinary shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records.

Anti-Takeover Provisions.    Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:

•        authorize our board of directors to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders; and

•        limit the ability of shareholders to requisition and convene general meetings of shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Exempted Company.    We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

•        does not have to file an annual return of its shareholders with the Registrar of Companies;

•        is not required to open its register of members for inspection;

•        does not have to hold an annual general meeting;

•        may issue shares with no par value;

•        may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        may register as an exempted limited duration company; and

•        may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Differences in Corporate Law

Cayman Islands companies are governed by the Companies Act. The Companies Act is derived, to a large extent, from the companies acts of England & Wales but does not follow recent statutory enactments in England & Wales and accordingly there are significant differences between the Companies Act and the current companies act of England & Wales. In addition, the Companies Act differs from laws applicable to U.S. corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements.    The Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose, a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Act also contains statutory provisions that facilitate the reconstruction and amalgamation of companies by way of schemes of arrangement, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•        the statutory provisions as to the required majority vote have been met;

•        the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

•        the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

•        the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of a dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares to the offeror on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction by way of scheme of arrangement is thus approved and sanctioned, or if a tender offer is made and accepted, in accordance with the foregoing statutory procedures, a dissenting shareholder would have no rights comparable to appraisal rights, save that objectors to a takeover offer may apply to the Grand Court of the Cayman Islands for various orders that the Grand Court of the Cayman Islands has a broad discretion to make, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits.    In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on Cayman Islands authorities and English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

•        a company acts or proposes to act illegally or ultra vires;

•        the act complained of, although not ultra vires, could only be effected duly if authorized by more than the number of votes which have actually been obtained; and

•        those who control the company are perpetrating a “fraud on the minority.”

A shareholder may have a direct right of action against us where the individual rights of that shareholder have been infringed or are about to be infringed.

Indemnification of Directors and Executive Officers and Limitation of Liability.    Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, fraud or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that that we shall indemnify our directors and officers against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default. This standard of conduct is generally the same as permitted under the General Corporation Law of the State of Delaware, or the Delaware General Corporation Law, for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties.    Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself or herself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. The director must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company — a duty to act in good faith in the best interests of the company, a duty not to make a personal profit based on his or her position as director (unless the company permits him to do so), a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party and a duty to exercise powers for the purpose for which such powers were intended. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person of his knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent.    Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Our amended and restated articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals.    Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our amended and restated articles of association allow our shareholders holding not less than one-third of our share capital to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our amended and restated articles of association do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting.    Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors.    Under the Delaware General Corporation Law, a director of a corporation may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Under our amended and restated articles of association, subject to certain restrictions as contained therein, directors may be removed with or without cause, by an ordinary resolution of our shareholders. An appointment of a director may be on terms that the director shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period in a written agreement between our company and the director, if any; but no such term shall be implied in the absence of express provision. Under our amended and restated articles of association, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his or her creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his or her office by notice in writing to us; or (iv) is removed from office pursuant to the laws of the Cayman Islands or any other provisions of our amended and restated memorandum and articles of association.

Transactions with Interested Shareholders.    The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up.    Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares.    Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under our amended and restated articles of association, if our share capital is divided into more than one class of shares, the rights attached to any such class may only be varied with the consent in writing of the holders of not less than two thirds of the issued shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents.    Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders.    There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Convertible Securities

Options

Droneify has granted to employees, consultants and directors options to purchase 472,944 ordinary shares under its share option plan, which was assumed by us in connection with the corporate restructuring. See “Management — Share Options.”

Warrants

Droneify has issued warrants for the purchase of 63,700 class A common shares to Boustead Securities, LLC in connection with the private placement described elsewhere in this prospectus. The warrants were immediately assumed by our company and exchanged for warrants for 63,700 ordinary shares of our company pursuant to the restructuring described elsewhere in this prospectus. The warrants are exercisable for a period of five years at an exercise price of $7.50 (subject to adjustment) and include a cashless exercise provision.

History of Securities Issuances

In the past three years, we have issued the following securities.

On September 23, 2022, we commenced a corporate restructuring pursuant to a share exchange agreement that we entered into with Droneify and its shareholders. Pursuant to the share exchange agreement, we have acquired 6,544,202 class A common shares of Droneify in exchange for which we issued 6,544,202 ordinary shares to the shareholders of Droneify. As a result of this restructuring, we own 84.15% of the issued and outstanding class A common shares of Droneify. One shareholder holds the remaining shares that have not yet been exchanged. Such shareholder has indicated that it will exchange its shares following the completion of this offering, at which time we would own 100% of Droneify. If such shareholder does not exchange its shares, Droneify would remain a majority-owned subsidiary rather than a wholly-owned subsidiary.

In August 2022, Droneify launched a private placement pursuant to which it is offering up to 1,500,000 class A common shares, at a purchase price of $1.00 per share, for total gross proceeds of up to $1,500,000. Boustead Securities, LLC, the representative of the underwriters for this offering, is acting as placement agent in connection with this private placement. As compensation for its services, it will receive (i) a cash commission equal to 7% of the gross proceeds, (ii) a 1% non-accountable expense allowance and (iii) warrants for the purchase of a number of class A common shares of Droneify equal to 7% of the number of shares issued in the private placement at an exercise price of $7.50 per share (subject to adjustments), which may be exercised on a cashless basis. Commencing on September 26, 2022, Droneify has completed multiple closings of this private placement in which it has issued an aggregate of 910,000 class A common shares for total gross proceeds of $910,000 and net proceeds of approximately $711,782. Droneify has also issued warrants for the purchase of 63,700 class A common shares to Boustead Securities, LLC. These shares were immediately exchanged for 910,000 ordinary shares of our company and the warrants were exchanged for warrants for 63,700 ordinary shares of our company pursuant to the share exchange agreement described above. We determined the initially issued Droneify warrants to be equity instruments pursuant to ASC 480 and ASC 815, as the warrants are indexed to the issuer’s own stock and meet the conditions of equity classification. On exchange of warrants into our company, we recognize additional fair value, if any, as an equity issuance cost as a component of equity.

On September 26, 2022, we issued 25,000 ordinary shares to Bevilacqua PLLC, our outside securities counsel, which it received as partial consideration for legal services previously provided to us.

On December 30, 2022, we issued an aggregate of 74,355 ordinary shares to certain consultants and advisors in consideration for services rendered to us.

On December 30, 2022, we issued 15,000 ordinary shares to JJL Capital Management, LLC as settlement for accounts payable in the amount of $15,000 owed to it.

On January 20, 2023, we issued 100,000 ordinary shares to LDR Credit Partners LLC as settlement for debt in the amount of $100,000 owed to it.

Listing

We have applied to list our ordinary shares on the Nasdaq Capital Market under the symbol “DRFY”. The closing of this offering is contingent upon such listing.

Transfer Agent and Registrar

We are in the process of appointing Transhare Corporation, Bayside Center 1, 17755 US Highway 19 N, Suite 140, Clearwater FL 33764, telephone 303-662-1112, as the transfer agent for our ordinary shares.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for our ordinary shares. Future sales of substantial amounts of ordinary shares, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our ordinary shares to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, we will have 8,591,634 ordinary shares issued and outstanding, based on an assumed initial public offering price of $6.50 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus. In the event the underwriters exercise the over-allotment option in full, we will have 8,730,096 ordinary shares issued and outstanding. The ordinary shares sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued ordinary shares that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee share options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted ordinary shares for at least twelve months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

•        1% of the number of ordinary shares then outstanding; or

•        1% of the average weekly trading volume of our ordinary shares during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a shareholder who purchased shares pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We and our officers, directors and holders of 5% or greater of our ordinary shares have agreed to be locked up for a period of twelve months from the date on which the trading of our ordinary shares commences. Holders of 1 – 4.99% of our ordinary have agreed to be locked up for a period of six months from the date on which the trading of our ordinary shares commences; provided that if the aggregate of such holders shares were to equal or exceed 20% of our issued and outstanding shares on a fully diluted basis prior to the completing of this offering, then their lock up period shall be for twelve months from the date of trading of our ordinary shares commences. Holders of less than 1% of our ordinary shares are not subject to any lock up; provided that if the aggregate of such holders shares were to equal or exceed 5% of our issued and outstanding shares on a fully diluted basis prior to the completing of this offering, then their lock up period shall be for six months from the date of trading of our ordinary shares commences. During the lock-up period, without the prior written consent of the underwriters, they shall not, directly or indirectly, (i) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, owned either of record or beneficially by any signatory of the lock-up agreement on the date of the prospectus or thereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing; and (iii) make any demand for or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares. See “Underwriting” for more information.

MATERIAL TAX CONSIDERATIONS

Cayman Islands Tax Considerations

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciations and there is no taxation in the nature of inheritance tax or estate duty or withholding tax applicable to us or to any holder of our ordinary shares. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of the Cayman Islands. No stamp duty is payable in the Cayman Islands on transfers of shares of Cayman Islands companies except those which hold interests in land in the Cayman Islands. The Cayman Islands are not party to any double tax treaties that are applicable to any payments made to or by the Company. There are no exchange control regulations or currency restrictions in the Cayman Islands.

Payments of dividends and capital in respect of ordinary shares will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of ordinary shares, nor will gains derived from the disposal of ordinary shares be subject to Cayman Islands income or corporation tax.

As an exempted company, we have applied for and received a tax exemption undertaking from the government of the Cayman Islands that, in accordance with Section 6 of the Tax Concessions Act (2018 Revision) of the Cayman Islands, for a period of 20 years from September 7, 2022, no law which is thereafter enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of any relevant payment as defined in the Tax Concessions Act (2018 Revision).

Canadian Income Tax Considerations

The following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder, or the Regulations, in force on the date hereof (which we collectively refer to as the Tax Act) that generally apply to a purchaser who acquires as beneficial owner our ordinary shares pursuant to this offering and who, at all relevant times, for purposes of the Tax Act: (i) is, or is deemed to be, resident in Canada; (ii) deals at arm’s length with our company and the underwriters; (iii) is not affiliated with our company or the underwriters; (iv) is not in a relationship with us such that we would be considered a “foreign affiliate” of such purchaser; and (v) acquires and holds our ordinary shares as capital property (which we refer to as a Canadian Holder). Generally, our ordinary shares will be capital property to a Canadian Holder provided the Canadian Holder does not acquire, use, or hold our ordinary shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary does not apply to a Canadian Holder (i) that is a “specified financial institution”; (ii) an interest in which is a “tax shelter investment”; (iii) that is a “financial institution” for purposes of the “mark-to-market property” rules contained in the Tax Act; (iv) that reports its “Canadian tax results” in a currency other than Canadian currency; (v) that has entered or will enter into, in respect of our ordinary shares, a “synthetic disposition arrangement” or a “derivative forward agreement”, as such terms are defined for purposes of the Tax Act.; or (vi) that is a partnership or exempt from tax under Part I of the Tax Act. Such prospective Canadian Holders should consult their own tax advisors with respect to the consequences of acquiring our ordinary shares.

This summary is based on the current provisions of the Tax Act, and an understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, or the Proposed Amendments, and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial decision or action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any prospective purchaser or Canadian Holder of our ordinary shares. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, prospective purchasers of our ordinary shares should consult their own tax advisors having regard to their own particular circumstances.

Currency Conversion

Generally, for purposes of the Tax Act, all relevant amounts relating to the acquisition, holding or disposition of our ordinary shares (including adjusted cost base, proceeds of disposition, interest and dividends, if any) must be expressed in Canadian dollars. Accordingly, amounts denominated in U.S. dollars must be converted into Canadian dollars generally based on the exchange rate quoted by the Bank of Canada on the date such amounts arise or such other rate of exchange as is acceptable to the Minister of National Revenue (Canada). The amount of dividends required to be included in the income of, and capital gains or capital losses realized by, a Canadian Holder may be affected by fluctuations in the Canadian / U.S. dollar exchange rate.

Dividends

A Canadian Holder will be required to include in computing its income for a taxation year the amount of any dividends received on our ordinary shares during such taxation year. In the case of a Canadian Holder that is an individual, such dividends will not be subject to the gross-up and dividend tax credit rules that apply to taxable dividends received from taxable Canadian corporations. In the case of a Canadian Holder that is a corporation, dividends received on our ordinary shares, including any amounts withheld for Cayman or other non-Canadian withholding tax, if any, will be included in computing the Canadian Holder’s income, and such Canadian Holder will not be entitled to the inter-corporate dividend deduction in computing taxable income which generally applies to dividends received from taxable Canadian corporations. To the extent Cayman or other non-Canadian withholding tax is paid in respect of dividends paid on our common shares, the amount of such tax may be eligible for foreign tax credit or deduction treatment subject to the detailed rules and limitations under the Tax Act.

Canadian Holders are advised to consult their own tax advisors with respect to the availability of a foreign tax credit or deduction to them having regard to their particular circumstances.

Dispositions

Generally, on a disposition or deemed disposition of an ordinary share, a Canadian Holder will realize a capital gain (or capital loss) equal to the amount, if any, by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the aggregate of the Canadian Holder’s adjusted cost base of the share immediately before the disposition or deemed disposition.

The adjusted cost base to the Canadian Holder of an ordinary share acquired pursuant to this offering will be determined by averaging the cost of that share with the adjusted cost base (determined immediately before acquisition of the share) of all other ordinary shares held as capital property by the Canadian Holder immediately prior to such acquisition.

Generally, a Canadian Holder is required to include in computing its income for a taxation year one-half of the amount of any capital gain, or a taxable capital gain, realized in the year. Subject to and in accordance with the provisions of the Tax Act, a Canadian Holder is required to deduct one-half of the amount of any capital loss, or an allowable capital loss, realized in a taxation year from taxable capital gains realized by the Canadian Holder in the year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any subsequent taxation year against taxable capital gains realized in such years. Capital gains realized by a Canadian Holder that is an individual or certain types of trusts, may give rise to a liability for alternative minimum tax under the Tax Act.

To the extent Cayman or other non-Canadian tax is paid in respect of capital gains realized on the disposition or deemed disposition of an ordinary share, the amount of such tax may be eligible for foreign tax credit treatment subject to the detailed rules and limitations under the Tax Act. Canadian Holders are advised to consult their own tax advisors with respect to the availability of a credit to them having regard to their particular circumstances.

Offshore Investment Fund Property

The Tax Act contains rules which may require a taxpayer to include in income in each taxation year an amount in respect of the holding of an “offshore investment fund property”. These rules could apply to a Canadian Holder in respect of an ordinary share if two conditions are both satisfied.

The first condition for such rules to apply is that the value of such shares may reasonably be considered to be derived, directly or indirectly, primarily from portfolio investments in: (i) shares of one or more corporations, (ii) indebtedness or annuities, (iii) interests in one or more corporations, trusts, partnerships, organizations, funds or entities, (iv) commodities, (v) real estate, (vi) Canadian or foreign resource properties, (vii) currency of a country other than Canada, (viii) rights or options to acquire or dispose of any of the foregoing, or (ix) any combination of the foregoing (which we refer to as the Investment Assets).

The second condition for such rules to apply to a Canadian Holder is that it must be reasonable to conclude that one of the main reasons for the Canadian Holder acquiring or holding an ordinary share was to derive a benefit from portfolio investments in Investment Assets in such a manner that the taxes, if any, on the income, profits and gains from such Investment Assets for any particular year are significantly less than the tax that would have been applicable under Part I of the Tax Act had the income, profits and gains been earned directly by the Canadian Holder.

If applicable, these rules would generally require a Canadian Holder to include in income for each taxation year in which the Canadian Holder owns an ordinary share (i) an imputed return for the taxation year computed on a monthly basis and determined by multiplying the Canadian Holder’s “designated cost” (as defined in the Tax Act) of such share at the end of the month by 1/12th of the applicable prescribed rate, plus two per cent, for the period that includes such month, less (ii) the Canadian Holder’s income for the year (other than a capital gain) from such share determined without reference to these rules. Any amount required to be included in computing a Canadian Holder’s income under these provisions will be added to the adjusted cost base to the Canadian Holder of their share in our ordinary shares.

The application of these rules depends, in part, on the reasons for a Canadian Holder acquiring or holding our ordinary shares. Canadian Holders are urged to consult their own tax advisors regarding the application and consequences of these rules, in their own particular circumstances.

Additional Refundable Tax

A Canadian Holder that is throughout the relevant taxation year, a “Canadian-controlled private corporation” or at any time in the relevant taxation year a “substantive CCPC” (each as defined in the Tax Act) may be liable to pay a refundable tax on its “aggregate investment income” (as defined in the Tax Act), including amounts in respect of net taxable capital gains and certain dividends.

Foreign Property Information Reporting

In general, a Canadian Holder that is a “specified Canadian entity” for a taxation year or fiscal period and whose total “cost amount” of “specified foreign property” (as such terms are defined in the Tax Act) including our ordinary shares at any time in the taxation year or fiscal period exceeds C$100,000 (approximately US$77,694) will be required to file an information return with the Canada Revenue Agency for the taxation year or fiscal period disclosing certain prescribed information in respect of such property. Subject to certain exceptions, a Canadian Holder will generally be a specified Canadian entity. Our ordinary shares will come within the definition of “specified foreign property” of a Canadian Holder for the purposes of the Tax Act. Penalties may apply where a Canadian Holder fails to file the required information return in respect of such Canadian Holder’s “specified foreign property” on a timely basis in accordance with the Tax Act.

The reporting rules in the Tax Act are complex and this summary does not purport to explain all circumstances in which reporting may be required. Canadian Holders should consult their own tax advisors regarding whether they must comply with these reporting requirements.

U.S. Federal Income Taxation Considerations

The following discussion describes the material U.S. federal income tax consequences relating to the ownership and disposition of ordinary shares by U.S. Holders (as defined below). This discussion applies to U.S. Holders that purchase our ordinary shares pursuant to this prospectus and hold such ordinary shares as capital assets. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to specific U.S. Holders in light of their particular circumstances or to U.S. Holders subject to special treatment under U.S. federal income tax law (such as certain financial institutions, insurance companies, currency or securities dealers and traders in securities or other persons that generally mark their securities to market for U.S. federal income tax purposes, tax-exempt entities, retirement plans, regulated investment companies, real estate investment trusts, certain former citizens or residents of the United States, persons who hold our ordinary shares as part of a “straddle”, “hedge”, “conversion transaction”, “synthetic security” or integrated investment, persons that have a “functional currency” other than the U.S. dollar, persons that own directly, indirectly or through attribution 10% or more of the voting power of our shares, corporations that accumulate earnings to avoid U.S. federal income tax, persons subject to special tax accounting rules under Section 451(b) of the Code, partnerships and other pass-through entities, and investors in such pass-through entities). This discussion does not address any U.S. state or local or non-U.S. tax consequences or any U.S. federal estate, gift or alternative minimum tax consequences.

As used in this discussion, the term “U.S. Holder” means a beneficial owner of our ordinary shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source or (iv) a trust (x) with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (y) that has elected under applicable U.S. Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our ordinary shares, the U.S. federal income tax consequences relating to an investment in our ordinary shares will depend in part upon the status and activities of such entity and the particular partner. Any such entity should consult its own tax advisor regarding the U.S. federal income tax consequences applicable to it and its partners of the purchase, ownership and disposition of our ordinary shares. Persons considering an investment in our ordinary shares should consult their own tax advisors as to the particular tax consequences applicable to them relating to the purchase, ownership and disposition of our ordinary shares, including the applicability of U.S. federal, state and local tax laws and non-U.S. tax laws.

Passive Foreign Investment Company Consequences

In general, a corporation organized outside the United States will be treated as a passive foreign investment company, or PFIC, for any taxable year in which either (1) at least 75% of its gross income is “passive income” or (2) on average at least 50% of its assets, determined on a quarterly basis, are assets that produce passive income or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, royalties, rents, and gains from the sale or exchange of property that gives rise to passive income. Assets that produce or are held for the production of passive income generally include cash, even if held as working capital or raised in a public offering, marketable securities, and other assets that may produce passive income. Generally, in determining whether a non-U.S. corporation is a PFIC, a proportionate share of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value) is taken into account.

Although we do not believe that we were a PFIC for the year ending December 31, 2021, our determination is based on an interpretation of complex provisions of the law, which are not addressed in a significant number of administrative pronouncements or rulings by the Internal Revenue Service, or IRS. Accordingly, there can be no assurance that our conclusions regarding our status as a PFIC for the 2021 taxable year will not be challenged by the IRS and, if challenged, upheld in appropriate proceedings. In addition, because PFIC status is determined on an annual basis and generally cannot be determined until the end of the taxable year, there can be no assurance that we will not be a PFIC for the current taxable year. Because we may continue to hold a substantial amount of cash and cash equivalents, and because the calculation of the value of our assets may be based in part on the value of our ordinary shares, which may fluctuate considerably, we may be a PFIC in future taxable years. Even if we determine that we are not a PFIC for a taxable year, there can be no assurance that the IRS will agree with our conclusion and that the IRS would not successfully challenge our position. Our status as a PFIC is a fact-intensive determination made on an annual basis.

If we are a PFIC in any taxable year during which a U.S. Holder owns our ordinary shares, the U.S. Holder could be liable for additional taxes and interest charges under the “PFIC excess distribution regime” upon (1) a distribution paid during a taxable year that is greater than 125% of the average annual distributions paid in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our ordinary shares, and (2) any gain recognized on a sale, exchange or other disposition, including a pledge, of our ordinary shares, whether or not we continue to be a PFIC. Under the PFIC excess distribution regime, the tax on such distribution or gain would be determined by allocating the distribution or gain ratably over the U.S. Holder’s holding period for our ordinary shares. The amount allocated to the current taxable year (i.e., the year in which the distribution occurs or the gain is recognized) and any year prior to the first taxable year in which we are a PFIC will be taxed as ordinary income earned in the current taxable year. The amount allocated to other taxable years will be taxed at the highest marginal rates in effect for individuals or corporations, as applicable, to ordinary income for each such taxable year, and an interest charge, generally applicable to underpayments of tax, will be added to the tax.

If we are a PFIC for any year during which a U.S. Holder holds our ordinary shares, we must generally continue to be treated as a PFIC by that holder for all succeeding years during which the U.S. Holder holds our ordinary shares, unless we cease to meet the requirements for PFIC status and the U.S. Holder makes a “deemed sale” election with respect to our ordinary shares. If the election is made, the U.S. Holder will be deemed to sell our ordinary shares it holds at their fair market value on the last day of the last taxable year in which we qualified as a PFIC, and any gain recognized from such deemed sale would be taxed under the PFIC excess distribution regime. After the deemed sale election, the U.S. Holder’s ordinary shares would not be treated as shares of a PFIC unless we subsequently become a PFIC.

If we are a PFIC for any taxable year during which a U.S. Holder holds our ordinary shares and one of our non-U.S. corporate subsidiaries is also a PFIC (i.e., a lower-tier PFIC), such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC and would be taxed under the PFIC excess distribution regime on distributions by the lower-tier PFIC and on gain from the disposition of shares of the lower-tier PFIC even though such U.S. Holder would not receive the proceeds of those distributions or dispositions. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to our non-U.S. subsidiaries.

If we are a PFIC, a U.S. Holder will not be subject to tax under the PFIC excess distribution regime on distributions or gain recognized on our ordinary shares if such U.S. Holder makes a valid “mark-to-market” election for our ordinary shares. A mark-to-market election is available to a U.S. Holder only for “marketable stock”.

Our ordinary shares will be marketable stock so long as they remain listed on Nasdaq and are regularly traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. If a mark-to-market election is in effect, a U.S. Holder generally would take into account, as ordinary income each year, the excess of the fair market value of our ordinary shares held at the end of such taxable year over the adjusted tax basis of such ordinary shares. The U.S. Holder would also take into account, as an ordinary loss each year, the excess of its adjusted tax basis in our ordinary shares over the fair market value of those ordinary shares at the end of the taxable year, but only to the extent of the excess of amounts previously included in income over ordinary losses deducted as a result of the mark-to-market election. The U.S. Holder’s tax basis in our ordinary shares would be adjusted to reflect any income or loss recognized as a result of the mark-to-market election. Any gain from a sale, exchange or other taxable disposition of our ordinary shares in any taxable year in which we are a PFIC would be treated as ordinary income and any loss from such sale, exchange or other disposition would be treated first as ordinary loss (to the extent of any net mark-to-market gains previously included in income) and thereafter as capital loss.

A mark-to-market election will not apply to our ordinary shares for any taxable year during which we are not a PFIC, but it will remain in effect with respect to any subsequent taxable year in which we become a PFIC. Such an election will not apply to any non-U.S. subsidiaries that we may organize or acquire in the future. Accordingly, a U.S. Holder may continue to be subject to tax under the PFIC excess distribution regime with respect to any lower-tier PFICs that we may organize or acquire in the future, notwithstanding the U.S. Holder’s mark-to-market election for our ordinary shares.

The tax consequences that would apply if we are a PFIC would also be different from those described above if a U.S. Holder were able to make a valid qualified electing fund, or QEF, election. At this time, we do not expect to provide U.S. Holders with the information necessary for a U.S. Holder to make a QEF election. Consequently, prospective investors should assume that a QEF election will not be available.

Each U.S. person investing in a PFIC is generally required to file an annual information return on IRS Form 8621 setting forth such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

The U.S. federal income tax rules relating to PFICs are very complex. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the impact of our potential PFIC status on the purchase, ownership and disposition of our ordinary shares, the consequences to them of an investment in a PFIC, any elections available with respect to our ordinary shares, and the IRS information reporting obligations with respect to the purchase, ownership and disposition of the ordinary shares of a PFIC.

Distributions

Subject to the discussion above under “— Passive Foreign Investment Company Consequences”, a U.S. Holder that receives a distribution with respect to our ordinary shares generally will be required to include the gross amount of such distribution in gross income as a dividend when actually or constructively received to the extent of the U.S. Holder’s pro rata share of our current and/or accumulated earnings and profits (as determined under U.S. federal income tax principles). To the extent a distribution received by a U.S. Holder is not a dividend because it exceeds the U.S. Holder’s pro rata share of our current and accumulated earnings and profits, it will be treated first as a tax-free return of capital and reduce (but not below zero) the adjusted tax basis of the U.S. Holder’s ordinary shares. To the extent the distribution exceeds the adjusted tax basis of the U.S. Holder’s ordinary shares, the remainder will be taxed as capital gain. Because we may not account for our earnings and profits in accordance with U.S. federal income tax principles, U.S. Holders should expect all distributions to be reported to them as dividends. Distributions on our ordinary shares that are treated as dividends generally will constitute income from sources outside the United States for foreign tax credit purposes and generally will constitute passive category income. Such dividends will not be eligible for the “dividends received” deduction generally allowed to corporate shareholders with respect to dividends received from U.S. corporations.

A U.S. Holder receiving a distribution from which the 25% Canadian withholding tax (as described above in “— Canadian Income Tax Considerations — Dividends”) has been deducted may be entitled to a foreign tax credit in determining the U.S. Holder’s federal income tax liability for the year in which the distribution is received. The availability of a full or partial foreign tax credit in respect of such Canadian withholding tax is determined under rules of considerable complexity, and the foreign tax credit may not be available in all cases. Prospective U.S. investors are strongly urged to consult their own tax advisors with respect to the availability of the foreign tax credit with respect to distributions received from which Canadian tax has been withheld at source.

Provided that certain requirements are met, dividends paid by a “qualified foreign corporation” to certain non-corporate U.S. Holders are eligible for taxation at a reduced capital gains rate rather than at the marginal tax rates generally applicable to ordinary income, However, if we are a PFIC for the taxable year in which the dividend is paid or the preceding taxable year (see discussion above under “— Passive Foreign Investment Company Consequences”), we will not be treated as a qualified foreign corporation, and consequently the reduced capital gains tax rate described above will not apply. Each U.S. Holder is advised to consult its tax advisors regarding the availability of the reduced tax rate on dividends in light of its particular circumstances.

A non-U.S. corporation (other than a corporation classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) generally will be considered to be a qualified foreign corporation (a) if it is eligible for the benefits of a comprehensive tax treaty with the United States which the U.S. Secretary of .the Treasury determines is satisfactory for purposes of this provision and which includes an exchange of information provision, or (b) with respect to any dividend it pays on our ordinary shares that are readily tradable on an established securities market in the United States. We believe that we qualify as a resident of Canada for purposes of, and are eligible for, the benefits of, the U.S.-Canada Treaty, although there can be no assurance in this regard. The IRS has determined that the U.S.-Canada Treaty is satisfactory for purposes of the qualified dividend rules and that it includes an exchange of information provision. Therefore, subject to the discussion above under “— Passive Foreign Investment Company Consequences”, if the U.S.-Canada Treaty is applicable, such dividends will generally be “qualified dividend income” in the hands of individual U.S. Holders, provided that certain conditions are met, including holding period and the absence of certain risk reduction transactions.

Sale, Exchange or Other Disposition of our Ordinary shares

Subject to the discussion above under “— Passive Foreign Investment Company Consequences”, a U.S. Holder generally will recognize capital gain or loss for U.S. federal income tax purposes upon the sale, exchange or other taxable disposition of our ordinary shares in an amount equal to the difference, if any, between the amount realized (i.e., the amount of cash plus the fair market value of any property received) on the sale, exchange or other taxable disposition and such U.S. Holder’s adjusted tax basis in our ordinary shares. Such capital gain or loss generally will be long-term capital gain taxable at a reduced rate for noncorporate U.S. Holders or long-term capital loss if, on the date of sale, exchange or other taxable disposition, our ordinary shares were held by the U.S. Holder for more than one year. Any capital gain of a non-corporate U.S. Holder that is not long-term capital gain is taxed at ordinary income rates. The deductibility of capital losses is subject to limitations. Any gain or loss recognized from the sale or other disposition of our ordinary shares will generally be gain or loss from sources within the United States for U.S. foreign tax credit purposes.

Medicare Tax

Certain U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of our ordinary shares. If you are a United States person that is an individual, estate or trust, you are encouraged to consult your tax advisors regarding the applicability of this Medicare tax to your income and gains in respect of your investment in our ordinary shares.

Information Reporting

U.S. Holders may be required to file certain U.S. information reporting returns with the IRS to declare an investment in our ordinary shares, including, among others, IRS Form 8938 - Statement of Specified Foreign Financial Assets. As described above under “Passive Foreign Investment Company Consequences”, each U.S. Holder who is a shareholder of a PFIC must file with the IRS an annual report containing certain information. U.S. Holders paying more than $100,000 for our ordinary shares may be required to file IRS Form 926 - Return by a U.S. Transferor of Property to a Foreign Corporation — reporting this payment. Substantial penalties may be imposed upon a U.S. Holder failing to comply with the required information reporting.

U.S. Holders should consult their own tax advisors regarding the information reporting rules.

EACH PROSPECTIVE INVESTOR IS URGED TO CONSULT ITS OWN TAX ADVISOR ABOUT THE TAX CONSEQUENCES TO IT OF AN INVESTMENT IN ORDINARY SHARES IN LIGHT OF THE INVESTOR’S OWN CIRCUMSTANCES.

ENFORCEABILITY OF CIVIL LIABILITIES

Cayman Islands

We are incorporated under the laws of the Cayman Islands as an exempted company with limited liability. We are incorporated in the Cayman Islands because of certain benefits associated with being a Cayman Islands company, such as political and economic stability, an effective judicial system, a favorable tax system, the absence of foreign exchange control or currency restrictions and the availability of professional and support services. However, the Cayman Islands has a less developed body of securities laws as compared to the United States and may provide less protection for investors. In addition, Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be subject to arbitration.

Substantially all of our assets are located outside the United States. In addition, a majority of our directors and executive officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. It may also be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors.

We have appointed Cogency Global Inc. as our agent to receive service of process with respect to any action brought against us in the U.S. District Court for the Southern District of New York in connection with this offering under the federal securities laws of the United States or of any State in the United States or any action brought against us in the Supreme Court of the State of New York in the County of New York in connection with this offering under the securities laws of the State of New York.

Travers Thorp Alberga, our counsel as to Cayman Islands law, has advised us that the courts of the Cayman Islands are unlikely to (i) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States, or (ii) in original actions brought in the Cayman Islands, to impose liabilities against us or our directors or officers that are predicated upon the securities laws of the United States or any state in the United States, so far as the liabilities impose by those provisions are penal in nature.

Travers Thorp Alberga has informed us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States, the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgement of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgement has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgement must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or a penalty, inconsistent with a Cayman Islands judgement in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Awards of punitive or multiple damages may well be held to be contrary to public policy. A Cayman Islands court my stay enforcement proceedings if concurrent proceedings are brought elsewhere.

Canada

It may be difficult for holders of securities who reside in the United States to effect service within the United States upon our directors and officers. It may also be difficult for holders of securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors and officers under the United States federal securities laws. We have been advised that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States, would likely be enforceable in Canada if the United States court in which the judgment was obtained has a basis for jurisdiction in the matter that would be recognized by a Canadian court for the same purposes. We have also been advised, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of the liability predicated solely upon U.S. federal securities laws.

UNDERWRITING

In connection with this offering, we expect to enter an underwriting agreement with Boustead Securities, LLC, as representative of the underwriters named in this prospectus, with respect to the ordinary shares in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the representative will agree to purchase from us on a firm commitment basis the respective number of ordinary shares at the public price less the underwriting discounts and commissions set forth on the cover page of this prospectus, and each of the underwriters has severally agreed to purchase, and we have agreed to sell to the underwriters, at the public offering price per shares less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of ordinary shares listed next to its name in the following table.

Underwriter	Number of Shares
Boustead Securities, LLC
Total	923,077

The ordinary shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any ordinary shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $            per share. If all of the shares are not sold at the initial offering price, the representative may change the offering price and the other selling terms. The representative has advised us that the underwriters do not intend to make sales to discretionary accounts. The underwriting agreement will provide that the obligations of the underwriters to pay for and accept delivery of the shares are subject to the passing upon certain legal matters by counsel and certain conditions such as confirmation of the accuracy of representations and warranties by us about our financial condition and operations and other matters. The obligation of the underwriters to purchase the ordinary shares is conditioned upon our receiving approval to list the ordinary shares on Nasdaq.

Over-Allotment Option

If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable one or more times in whole or in part, not later than 45 days after the date of this prospectus, to purchase up to 138,462 additional ordinary shares at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, constituting 15% of the total number of shares to be offered in this offering (excluding shares subject to this option). The underwriters may exercise this option solely for the purpose of covering over-allotments in connection with this offering. This offering is being conducted on a firm commitment basis. Any shares issued or sold under the option will be issued and sold on the same terms and conditions as the other shares that are the subject of this offering.

Discounts and Commissions; Expenses

The underwriting discounts and commissions are a cash fee equal to 7% of gross proceeds from the sale of securities in this offering. We have been advised by the representative that the underwriters propose to offer the ordinary shares to the public at the public offering price set forth on the cover of this prospectus and to dealers at a price that represents a concession not in excess of $            per share under the public offering price. After the offering, the representative may change the public offering price and other selling terms.

The following table summarizes the public offering price and the underwriting discounts and commissions payable to the underwriters by us in connection with this offering (assuming an initial public offering price of $6.50 per share, which is the midpoint of the estimated range of the initial public offering price shown on the cover page of this prospectus, and assuming both the exercise and non-exercise of the over-allotment option that we have granted to the underwriters):

	Per Share	Without Over-Allotment Option	With Over-Allotment Option
Initial public offering price	$6.500	$6,000,000	$6,900,000
Underwriting discounts and commissions (7%)	0.455	420,000	483,000
Non-accountable expense allowance (1%)	0.065	60,000	69,000
Proceeds to us, before expenses	$5.980	$5,520,000	$6,348,000

We have agreed to pay the representative a non-accountable expense allowance equal to 1% of the gross proceeds received at the closing of this offering.

We have agreed to reimburse the representative for reasonable out-of-pocket expenses incurred by the representative in connection with this offering, regardless of whether the offering is consummated, up to $283,000. The representative out-of-pocket expenses include but are not limited to: (i) road show and travel expenses, (ii) reasonable fees of representative’s legal counsel, (iii) the cost of background check on our officers, directors and major shareholders and (iv) due diligence expenses. Any out-of-pocket expenses above $5,000 are to be pre-approved by us. As of the date of this prospectus, we have paid the representative refundable advances of $119,915, which shall be applied against its actual out-of-pocket accountable expenses. Such advance payments will be returned to us to the extent any portion of the advance is not actually incurred, in accordance with FINRA Rule 5110(g)(4)(A).

We estimate that our total expenses of this offering, exclusive of the underwriting discounts and commissions and the non-accountable expense allowance, will be approximately $731,000.

Representative’s Warrants

We have agreed to issue to the representative (or its permitted assignees) warrants to purchase up to a total number of ordinary shares equal to 7% of the total number of shares sold in this offering at an exercise price equal to 125% of the initial public offering price of the ordinary shares sold in this offering (subject to adjustments). The representative’s warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from the closing of this offering and expiring on the fifth anniversary of the effective date of the registration statement of which this prospectus is a part. The representative’s warrants will have a cashless exercise provision and will provide for immediate “piggyback” registration rights with respect to the registration of the shares underlying the warrants for a period of seven years from commencement of sales of this offering. The registration statement of which this prospectus forms a part also registers the representative’s warrants and the ordinary shares issuable upon exercise of the representative’s warrants.

The representative’s warrants and the underlying shares are deemed to be compensation by FINRA, and therefore will be subject to a 180-day lock-up period pursuant to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the representative’s warrants nor any of our ordinary shares issued upon exercise of the representative’s warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following commencement of sale of this offering subject to certain exceptions permitted by FINRA Rule 5110(e)(2).

Indemnification

We have agreed to indemnify the underwriters against liabilities relating to this offering arising under the Securities Act and the Exchange Act, liabilities arising from breaches of some, or all of the representations and warranties contained in the underwriting agreement, and to contribute to payments that the underwriters may be required to make for these liabilities.

Right of First Refusal

The representative has the right of first refusal for two (2) years following the consummation of this offering or the termination or expiration of the engagement with the representative to act as financial advisor or to act as joint financial advisor on at least equal economic terms on any public or private financing (debt or equity), merger, business combination, recapitalization or sale of some or all of our equity or our assets, whether in conjunction with another broker-dealer or on our own volition. In the event that we engage the representative to provide such services, the representative will be compensated consistent with the engagement agreement with the representative, unless we mutually agree otherwise. To the extent we are approached by a third party to lead any public or private financing (debt or equity), merger, business combination, recapitalization or sale of some or all of our equity or assets, the representative will be notified of the transaction and be granted the right to participate in such transaction under any syndicate formed by such third party.

No Sales of Similar Securities

We have agreed not to offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our ordinary shares or other securities convertible into or exercisable or exchangeable for our ordinary shares at a price per share that is less than the price per share in this offering, or modify the terms of any existing securities, whether in conjunction with another broker-dealer or on our own volition, for a period of twelve months following date on which our ordinary shares are trading on Nasdaq, without the prior written consent of the representative.

Lock-Up Agreements

Our officers, directors and holders of 5% or greater of our ordinary shares have agreed to be locked up for a period of twelve months from the date on which the trading of our ordinary shares commences. Holders of 1 – 4.99% of our ordinary have agreed to be locked up for a period of six months from the date on which the trading of our ordinary shares commences; provided that if the aggregate of such holders shares were to equal or exceed 20% of our issued and outstanding shares on a fully diluted basis prior to the completing of this offering, then their lock up period shall be for twelve months from the date of trading of our ordinary shares commences. Holders of less than 1% of our ordinary shares are not subject to any lock up; provided that if the aggregate of such holder’s shares were to equal or exceed 5% of our issued and outstanding shares on a fully diluted basis prior to the completing of this offering, then their lock up period shall be for six months from the date of trading of our ordinary shares commences. During the lock-up period, without the prior written consent of the underwriters, they shall not, directly or indirectly, (i) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, owned either of record or beneficially by any signatory of the lock-up agreement on the date of the prospectus or thereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the ordinary shares or any securities convertible into or exercisable or exchangeable for ordinary shares, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of ordinary shares or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing; and (iii) make any demand for or exercise any right with respect to, the registration of any ordinary shares or any security convertible into or exercisable or exchangeable for ordinary shares.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

•        Short sales involve secondary market sales by an underwriter of a greater number of shares than they are required to purchase in the offering.

•        “Covered” short sales are sales of shares in an amount up to the number of shares represented by the over-allotment option.

•        “Naked” short sales are sales of shares in an amount in excess of the number of shares represented by the over-allotment option.

•        Covering transactions involve purchases of shares either pursuant to the over-allotment option or in the open market after the distribution has been completed in order to cover short positions.

•        To close a naked short position, an underwriter must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if an underwriter is concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

•        To close a covered short position, an underwriter must purchase shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of shares to close the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

•        Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by an underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of the ordinary shares. They may also cause the price of the ordinary shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Determination of Offering Price

In determining the initial public offering price, we and the representative have considered a number of factors, including:

•        the information set forth in this prospectus and otherwise available to the representative;

•        our prospects and the history and prospects for the industry in which we compete;

•        an assessment of our management;

•        our prospects for future revenues and earnings;

•        the general condition of the securities markets at the time of this offering;

•        the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

•        other factors deemed relevant by the representative and us.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the representative can assure investors that an active trading market will develop for our ordinary shares, or that the shares will trade in the public market at or above the initial public offering price.

Electronic Offer, Sale and Distribution of Ordinary shares

A prospectus in electronic format may be delivered to potential investors by one or more of the underwriters participating in this offering. In addition, shares may be sold by the representative to securities dealers who resell our ordinary shares to online brokerage account holders. The prospectus in electronic format will be identical to the paper version of such prospectus. Other than the prospectus in electronic format, the information on any underwriter’s website and any information contained in any other website maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the representative in its capacity as representative and should not be relied upon by investors.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful. In particular, our ordinary shares have not been qualified for distribution by prospectus in Canada and may not be offered or sold in Canada during the course of their distribution hereunder except pursuant to a Canadian prospectus or prospectus exemption.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of our total expenses, excluding underwriting discounts and commissions, which are expected to be incurred in connection with the offer and sale of the ordinary shares by us. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates.

Amount
SEC registration fee	$1,984.01
FINRA filing fee	3,182.45
Nasdaq listing fee	75,000.00
Accounting fees and expenses	100,000.00
Legal fees and expenses	247,500.00
Transfer agent fees and expenses	10,000.00
Printing fees and expenses	5,000.00
Miscellaneous	5,333.54
TOTAL	$448,000.00

LEGAL MATTERS

Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for us by Bevilacqua PLLC. Certain legal matters as to the United States federal and New York law in connection with this offering will be passed upon for the underwriters by Lucosky Brookman LLP. The validity of the ordinary shares offered in this offering and certain other legal matters as to Cayman Islands law will be passed upon for us by Travers Thorp Alberga. Legal matters as to Canadian laws will be passed upon for us by Fish LPC. Bevilacqua PLLC may rely upon Travers Thorp Alberga with respect to matters governed by Cayman Islands law and may rely upon Fish LPC with respect to matters governed by Canadian law.

Bevilacqua PLLC holds 25,000 ordinary shares, which it received as partial consideration for legal services previously provided to us.

EXPERTS

Our consolidated financial statements as of December 31, 2021 and 2020 and for the years then ended included in this prospectus have been audited by BF Borgers CPA PC, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of BF Borgers CPA PC are located at 5400 W. Cedar Avenue, Lakewood, CO 80226.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-1, including relevant exhibits and schedules, under the Securities Act with respect to the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the ordinary shares.

Immediately upon completion of this offering, we will become subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we will be required to file reports, including annual reports on Form 20-F, and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov. Additionally, we will make these filings available, free of charge, on our website at www.droneify.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

FINANCIAL STATEMENTS

DRONEIFY HOLDINGS LIMITED
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
SIX MONTHS ENDED JUNE 30, 2022 AND 2021

Droneify Holdings Limited
Consolidated Balance Sheets
(Unaudited)

	June 30, 2022	December 31, 2021
Assets
Current assets
Cash	$37,608	$34,599
Accounts receivable, net	79,640	337,490
Prepaid and other current assets	16,507	8,359
Total current assets	133,755	380,448

Property and equipment, net	29,192	43,883
Total assets	$162,947	$424,331

Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable	$497,052	$491,207
Accrued liabilities	9,331	315,322
Convertible notes	—	42,665
Loans payable	46,608	47,406
Notes payable – related party	—	620
Total current liabilities	552,991	897,220
Total liabilities	552,991	897,220

Commitments and contingencies	—	—

Shareholders’ deficit
Authorized Capital: 500,000,000 shares authorized; $0.0001 par value; 6,069,667 and 6,034,710 shares issued and outstanding, respectively	607	603
Additional paid-in capital	4,586,605	4,530,076
Accumulated deficit	(3,755,363)	(3,770,315)
Accumulated other comprehensive loss	(129,385)	(134,969)
Shareholders’ equity attributable to shareholders of Droneify Holdings Limited	702,464	625,395
Non-controlling interests	(1,092,508)	(1,098,284)
Total shareholders’ deficit	(390,044)	(472,889)
Total liabilities and Shareholders’ deficit	$162,947	$424,331

The accompanying notes are an integral part of these unaudited consolidated financial statements

Droneify Holdings Limited
Consolidated Statements of Operations
(Unaudited)

	Six Months Ended June 30,
	2022	2021
Revenue	$118,048	$46,964
Cost of revenue	62,329	43,434
Gross profit	55,719	3,530

Operating expenses
General and administrative expense	50,543	193,092
Professional fees	12,994	13,338
Depreciation	3,789	3,863
Research and development	103	4,245
Total operating expenses	67,429	214,538

Net loss from operations	(11,710)	(211,008)

Other income (expenses)
Other income	30,867	129
Total other income	30,867	129

Income (loss) before income taxes	19,157	(210,879)
Provision for income taxes	—	—
Net income (loss)	$19,157	$(210,879)
Less: Net income (loss) attributable to noncontrolling interests	4,205	(46,288)
Net income (loss) attributable to shareholders of Droneify Holdings Limited	$14,952	$(164,591)

Comprehensive income (loss)
Other comprehensive income (loss)	7,155	(24,528)
Comprehensive income (loss)	$26,312	(235,407)
Less: Comprehensive income (loss) attributable to noncontrolling interests	5,776	(51,672)
Net comprehensive income (loss) attributed to shareholders of Droneify Holdings Limited	$20,536	$(183,735)

Basic income (loss) per ordinary share	$0.00	$(0.04)
Diluted income (loss) per ordinary share	$0.00	$(0.04)
Basic weighted average number of ordinary shares outstanding	5,984,188	5,956,897
Diluted weighted average number of ordinary shares outstanding	5,984,188	5,956,897

The accompanying notes are an integral part of these unaudited consolidated financial statements

Droneify Holdings Limited
Consolidated Statements of Changes in Shareholders’ Deficit
(Unaudited)

	Capital		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non- Controlling Interests	Total
	Shares	Amount
Balance – December 31, 2021	6,034,710	$603	$4,530,076	$(3,770,315)	$(134,969)	$(1,098,284)	$(472,889)
Shares issued for conversion of debt	34,957	4	51,005	—	—	—	51,009
Stock option expense	—	—	5,524	—	—	—	5,524
Net income	—	—	—	14,952	—	4,205	19,157
Other comprehensive loss	—	—	—	—	5,584	1,571	7,155
Balance – June 30, 2022	6,069,667	$607	$4,586,605	$(3,755,363)	$(129,385)	$(1,092,508)	$(390,044)

The accompanying notes are an integral part of these unaudited consolidated financial statements

Droneify Holdings Limited
Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
	2022	2021
Cash Flows From Operating Activities:
Net income (loss)	$19,157	$(210,879)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock based compensation	5,524
Depreciation and amortization	14,123	14,404
Changes in operating assets and liabilities:
Accounts receivable	255,253	10,134
Prepaid expenses and other assets	(8,390)	(180)
Accounts payable	14,286	17,284
Accrued liabilities	(295,812)	116,274
Net cash provided by (used in) operating activities	4,141	(52,963)

Cash Flows From Financing Activities:
Repayment of notes payable – related party	(617)	—
Net cash used in financing activities	(617)	—

Effect of exchange rate changes on cash	(515)	2,456
Net change in cash	3,009	(50,507)
Cash, beginning of period	34,599	98,312
Cash, end of period	$37,608	$47,805

Supplemental cash flow information
Cash paid for interest	$—	$—
Cash paid for taxes	$—	$—

Non-cash investing and financing transactions:
Conversion of debt into capital	$51,009	$105,206

The accompanying notes are an integral part of these unaudited consolidated financial statements

Droneify Holdings Limited
Notes to the Unaudited Consolidated Financial Statements
June 30, 2022 and 2021

Note 1. Nature of Business and Going Concern

Nature of Business

Droneify Holdings Limited (“Droneify Holdings”) was incorporated as a Cayman Islands exempted company on August 24, 2022. Its predecessor company, Droneify Ltd. (“Droneify”), was incorporated on March 20, 2015 in the Province of Ontario, Canada.

Droneify Holdings and its subsidiaries (collectively known as the “Company”) is a development stage technology company focused on designing, developing, and deploying drone-enabled solutions and technology for the purposes of capturing, analyzing, and reporting on data to assist customers in a variety of industries, allowing them to improve decision-making and reduce operational risks and costs. The Company offers leading-edge aerial intelligence solutions with an emphasis on automating complex, recurring operations that are required for compliance and growth.

The Company serves clients across a variety of industries, with a current emphasis on niche markets such as utilities, energy, construction, and infrastructure. The Company is actively developing an online-based drone operations, software, and hardware management system, with the goal of using this platform as the basis for a broader solution that integrates the collection, storage and analysis of data for end users within a platform-as-a-service subscription model.

On September 23, 2022, the Company commenced a corporate restructuring pursuant to a share exchange agreement that Droneify Holdings entered into with Droneify and its shareholders. Pursuant to the share exchange agreement, Droneify Holdings acquired 6,069,667 class A common shares of Droneify in exchange for which it issued 6,069,667 ordinary shares to the shareholders of Droneify. As a result of this restructuring, Droneify Holdings owns 78.05% of the issued and outstanding class A common shares of Droneify. Droneify Holdings is continuing to exchange shares from Droneify’s shareholders as it receives additional signatures to the share exchange agreement with plans to acquire all shares of Droneify, making it a wholly-owned subsidiary of Droneify Holdings.

In 2018, Droneify completed an internal reorganization transaction pursuant to which it incorporated 2659498 Ontario Ltd. as a wholly owned subsidiary and transferred its software to this entity on a taxable basis. The reorganization was completed to create a potential future Canadian tax benefit for participating Canadian shareholders by reducing income taxes on a future disposition of their shares.

The Company does not have any other subsidiaries.

Reorganization

The corporate restructuring transaction between Droneify Holdings and Droneify is considered as a merger of entities under common control. Under the guidance in ASC 805-50, for transactions between entities under common control, the assets, liabilities and results of operations, are recognized at their carrying amounts on the date of the share exchange agreement, which required retrospective combination of Droneify Holdings and Droneify for all periods presented. The consolidated financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods. This includes a retrospective presentation for all equity related disclosures, including issued shares and earnings per share, which have been revised to reflect the effects of the reorganization.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company had minimal cash as of June 30, 2022, had limited gross profit and incurred a loss from operations for the six months ended June 30, 2022 and past few years. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Droneify Holdings Limited
Notes to the Unaudited Consolidated Financial Statements
June 30, 2022 and 2021

Note 1. Nature of Business and Going Concern (cont.)

The Company proposes to fund operations through sales of its products and equity financing arrangements. However, because of the lack of sales and the absence of any active trading market for its ordinary shares, its financial condition and its lack of an operating history, the Company may not be able to raise funds for capital expenditures, working capital and other cash requirements and will have to rely on advances from a minority shareholder and officer. If the Company cannot generate revenue from its products, it may not be able to continue in its business.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The financial statements have been prepared in accordance with Generally Accepted Accounting Principles of the United States of America (“GAAP”).

The consolidated financial statements include the financial statements of the Company and all its majority-owned subsidiaries from the dates they were incorporated. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Functional and Presentation Currency

These financial statements are presented in U.S dollars and the Company’s functional currency is Canadian dollars.

Revenue Recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Company and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duty. The Company assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. The Company has concluded that it has acted as a principal in all of its existing revenue arrangements due to the fact that the Company has purchased services from suppliers, added other services and resold those bundled services as a principal. The Company intends to act as principal and/or agent in the future, depending on the nature of the contemplated transaction. In the instance where the Company acts as agent in its future transactions, only that income that is earned as commissions or booking fees for both pilots and clients will be recognized as revenue, net of any amounts due to or from the pilots and clients, respectively. In accordance with ASC 606, revenue is only recognized when pervasive evidence that the transaction has been completed and the commissions and fees are due and payable to the Company.

The Company derives its revenue from service contracts using its Unmanned Aerial Vehicle (“UAV”) technology to provide imaging and inspections to customers in a wide variety of industries. The Company’s contracts are short-term, ranging from 5 – 7 days.

Revenue is recognized by the Company at the time services are rendered. Revenue earned from rendering UAV services is recognized at the fair value of services provided in accordance with the customer contract. The Company recognizes revenue net of variable consideration, which arises through the provision of discounts.

Droneify Holdings Limited
Notes to the Unaudited Consolidated Financial Statements
June 30, 2022 and 2021

Note 2. Summary of Significant Accounting Policies (cont.)

Costs of fulfilling the Company’s performance obligations and revenue associated with these performance obligations are incurred simultaneously. The Company has not deferred any expenditures with regard to fulfilling its contracts.

Cost of Revenue

Costs are recognized when incurred. Cost of revenue consists of direct labor, materials, drone depreciation and other direct costs.

Research and Development

The Company incurs research and development costs during the process of researching and developing the Company’s software, algorithms, information technologies and other intellectual properties. The Company’s research and development costs consist primarily of data acquisition and personnel costs of scientists and laboratory technicians. The Company expenses these costs as incurred until the resulting product has been completed, tested, validated and made ready for commercial use.

Foreign Currency Translation

The Company’s financial statements are presented in United States dollars, and the functional currency is Canadian dollars (CAD). Monetary assets and liabilities denominated in foreign currencies are converted to U.S. dollars ($) at the appropriate rates of exchange prevailing at the statement of financial position dates while other assets and liabilities are converted at the rates of exchange applicable at the dates acquired or incurred. Revenue and expenses are translated into U.S. dollars at rates of exchange applicable during the periods in which they were earned or expensed. All gains and losses are included in the statement of loss and comprehensive loss as they arise.

Cash and Cash Equivalents

For purposes of balance sheet presentation and reporting of cash flows, the Company considers all unrestricted demand deposits, money market funds and highly liquid debt instruments with an original maturity of less than 90 days to be cash and cash equivalents. The Company had no cash equivalents at June 30, 2022 and December 31, 2021.

Accounts Receivable

Accounts receivable are recorded in accordance with ASC 310, “Receivables.” Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company does not currently have any amount recorded as an allowance for doubtful accounts. Based on management’s estimate and based on all accounts being current, the Company has not deemed it necessary to reserve for doubtful accounts at this time.

During the six months ended June 30, 2022 and 2021, the Company recorded bad debt of $0.

Drone and Other Equipment

Drone and other equipment are stated at cost, net of accumulated depreciation or accumulated impairment losses, if any, in accordance with ASC 360-10-35-7 and ASC 360-10-50-1(d). Such cost includes the cost of replacing component parts of the property and equipment and any expenditures required to make the property and equipment ready for use. Repairs and maintenance are charged against income as incurred. Expenditures that extend the estimated life of an asset are capitalized.

Droneify Holdings Limited
Notes to the Unaudited Consolidated Financial Statements
June 30, 2022 and 2021

Note 2. Summary of Significant Accounting Policies (cont.)

Depreciation is provided annually on property and equipment at rates designed to charge the cost of the assets over their estimated useful lives, as follows:

Category	Method	Useful Life
Drone equipment	20% declining balance	5 years
Furniture and fixtures	20% declining balance	5 years
Computers	55% declining balance	5 years

The assets’ residual values, useful lives and methods of depreciation are reviewed at each fiscal year-end and adjusted prospectively, if appropriate. Due to the increase in maintenance costs in the latter years of service, depreciation of drone equipment is computed using the declining balance method of depreciation and is recognized in cost of revenue on the statement of loss and comprehensive loss. Depreciation of furniture, fixtures and computers is recognized in general and administrative expenses.

An item of property and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset is included in the statement of loss and comprehensive loss when the asset is derecognized.

Impairment of Non-financial Assets

The Company determines at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, the Company estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs to sell, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated for valuation multiples or other available fair value indicators. Impairment losses are recognized in the statement of loss and comprehensive loss in those expense categories consistent with the function of the impaired asset.

An assessment is made at each reporting date of whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If an indication exists, the Company estimates the asset’s recoverable amount.

Fair Value Measurements

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

•        Level 1 — Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

•        Level 2 — Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

•        Level 3 — Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

Droneify Holdings Limited
Notes to the Unaudited Consolidated Financial Statements
June 30, 2022 and 2021

Note 2. Summary of Significant Accounting Policies (cont.)

The Company’s financial instruments, including cash, accounts receivable, prepaid expense and other current assets, accounts payable and accrued liabilities, convertible notes, loans payable, and notes payable related party, are carried at historical cost. At June 30, 2022 and December 31, 2021, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

Leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities — current, and operating lease liabilities — noncurrent on the balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in the balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Leases with a lease term of 12 months or less at inception are not recorded on the balance sheet and are expensed on a straight-line basis over the lease term in the statement of operations.

Stock-based Compensation

The Company recognizes compensation expense for stock-based compensation in accordance with ASC Topic 718. For employee and non-employee stock-based awards, the Company calculates the fair value of the award on the date of grant using the option-pricing model for options and the quoted price of its ordinary shares for unrestricted shares; the expense is recognized over the service period for awards expected to vest. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

Deferred Income Taxes and Valuation Allowance

The Company accounts for income taxes under ASC 740 “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Recent Accounting Pronouncements

In June 2022, the Financial Accounting Standards Board (the “FASB”) issued ASU 2022-03, ASC Subtopic “Fair Value Measurement (Topic 820): Fair Value Measurement of Equity Securities Subject to Contractual Sale Restrictions”. These amendments clarify that a contractual restriction on the sale of an equity security is not considered part of the unit of account of the equity security and, therefore, is not considered in measuring fair value. The amendments in this update are effective for public business entities for fiscal years, including interim periods within those fiscal years, beginning after December 15, 2023. Early adoption is permitted. The Company is currently assessing the impact of the adoption of this standard on its consolidated financial statements

Droneify Holdings Limited
Notes to the Unaudited Consolidated Financial Statements
June 30, 2022 and 2021

Note 2. Summary of Significant Accounting Policies (cont.)

In November 2021, the Financial Accounting Standards Board (the “FASB”) issued ASU 2021-10, “Government Assistance (Topic 832)” which enhances disclosure of transactions with governments that are accounted for by applying a grant or contribution model. The new pronouncement requires entities to provide information about the nature of the transaction, terms and conditions associated with the transaction and financial statement line items affected by the transaction. The standard must be adopted for year ends beginning after December 15, 2021, with early adoption permitted. The Company adopted the standard on January 1, 2022, and does not expect the adoption of this standard to have any material impact on its consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805).” This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. The ASU is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted, including adoption in an interim period. If early adopted, the amendments are applied retrospectively to all business combinations for which the acquisition date occurred during the fiscal year of adoption. This ASU is currently not expected to have a material impact on the Company’s consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments Credit Losses — Measurement of Credit Losses on Financial Instruments.” This ASU requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected, which includes the Company’s accounts receivable. This ASU is effective for the Company for reporting periods beginning after December 15, 2022. The Company is currently assessing the potential impact that the adoption of this ASU will have on its consolidated financial statements.

In May 2021, the FASB issued ASU 2021-04, “Earnings Per Share (Topic 260), Debt-Modifications and Extinguishments (Subtopic 470-50), Compensation-Stock Compensation (Topic 718), and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Issuer’s Accounting for Certain Modifications or Exchanges of Freestanding Equity-Classified Written Call Options.” The amendments in ASU 2021-04 provide guidance to clarify and reduce diversity in an issuer’s accounting for modifications or exchanges of freestanding equity-classified written call options (for example, warrants) that remain equity classified after modification or exchange. The guidance is effective for fiscal years beginning after December 15, 2021, including interim periods therein, and early adoption is permitted. The adoption of ASU 2021-04 by the Company on January 1, 2022 did not have any impact on the consolidated financial statements.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

Note 3. Property and Equipment

Property and equipment consist of the following:

	June 30, 2022	December 31, 2021
Drones	$102,088	$103,836
Computers	50,770	51,639
Office equipment	37,432	38,072
	190,290	193,547
Accumulated depreciation	(161,098)	(149,664)
Property and equipment, net of accumulated depreciation	$29,192	$43,883

Depreciation expense of property and equipment for the six months ended June 30, 2022 and 2021 is $14,123 and $14,404, of which $10,334 and $10,541 is included in cost of revenue, respectively.

Droneify Holdings Limited
Notes to the Unaudited Consolidated Financial Statements
June 30, 2022 and 2021

Note 4. Accrued Liabilities and Other Current Liabilities

Accrued liabilities and other current liabilities consist of the following:

	June 30, 2022	December 31, 2021
Accrued liabilities	$4,650	$268,088
Payroll liabilities	—	39,558
Credit cards	3,922	7,676
Other liabilities	759	—
	$9,331	$315,322

Note 5. Convertible Notes

During the year ended December 31, 2018, the Company issued convertible notes to 44 holders with a face value of CAD1,725,500 ($1,363,318). The notes had an interest rate of 4% per annum, matured on May 31, 2020, and could be converted at a price equal to the product of (x) eighty percent (80%) and (y) the price per share at which equity securities are issued by the Company if the note converted any time after October 31, 2018.

During the year ended December 31, 2020, the Company converted 40 convertible notes with a face value and accrued interest of $1,437,877 into 1,239,652 ordinary shares.

On May 20, 2020, the holders of 4 convertible notes extended the maturity dates until May 20, 2021.

On May 31, 2021, the Company converted 4 convertible notes with a face value and accrued interest of $105,206 into 93,893 ordinary shares.

In January 2022, the Company converted 1 convertible note with a face value and accrued interest of $51,009 into 34,957 ordinary shares.

As of June 30, 2022 and December 31, 2021, the Company had convertible notes of $0 and $42,665, respectively.

Note 6. Loans Payable

As a result of the Covid-19 global pandemic, the Canadian government made loans available to small businesses through a Canada Emergency Business Account (“CEBA”). The CEBA program offered interest-free loans to small businesses and non-profits. Under the program, if the CEBA loans are repaid on or before December 31, 2022, 33% of the loans may be forgiven. As of December 4, 2020, approved CEBA applications were eligible to receive an additional CAD20,000 ($15,802). During 2022, the repayment date eligible for partial forgiveness was extended to December 31, 2023. CEBA loans that remain unpaid as of January 1, 2024 shall accrue interest at 5% per annum. CEBA loan holders shall only be required to make interest payments until December 31, 2025.

On April 29, 2020, the Company borrowed CAD40,000 ($28,465) via the CEBA loan program. On December 20, 2020, the Company borrowed an additional CAD20,000 ($15,802). As of June 30, 2022 and December 31, 2021, the outstanding CEBA loan balance is CAD60,000 ($46,608) and CAD60,000 ($47,406) respectively.

Note 7. Equity

Authorized Capital

The Company’s authorized capital consists of 500,000,000 ordinary shares with a par value of $0.0001 per share.

During the six months ended June 30, 2022, the Company issued 34,957 ordinary shares for conversion of debt.

Droneify Holdings Limited
Notes to the Unaudited Consolidated Financial Statements
June 30, 2022 and 2021

Note 7. Equity (cont.)

Share-based Payments

The directors of Droneify have established a stock option plan (the “Plan”) to advance the interests of Droneify and its shareholders by providing to the directors, officers, employees and consultants of Droneify a performance incentive for continued and improved services with Droneify and its affiliates. The terms of the Plan shall govern each option issued. The Plan is effective on March 21, 2017. Options may be granted under the Plan until the earlier of (i) the 10th anniversary of the effective date of the Plan, or (ii) the date on which the board terminates the Plan. The shares that may be issued pursuant to the exercise of options granted under the Plan are common shares of Droneify. The aggregate number of shares reserved for issuance under the Plan is 492,130 shares.

If options granted under this Plan expire, terminate or cease to be exercisable without having been exercised in full, the shares which were reserved for issue pursuant to such options, but which were not issued become available for issue pursuant to the exercise of other options under the Plan. Subject to any accelerated termination under the Plan, each option shall be exercisable until the tenth anniversary of the date on which it is granted. Each option that has not been exercised pursuant thereto on or before the close of business on such tenth anniversary shall forthwith expire and terminate and be of no further force or effect whatsoever. Unless otherwise specified by the board at the time of granting options and except as otherwise provided in the Plan, each option will vest and be exercisable as follows: (i) 25% (1/4) of the option (rounded down to the nearest whole share) shall vest on the first anniversary of the earlier of the following dates (the “Cliff Date”): (x) the date of grant, and (y) any other earlier vesting start date that is approved by the board, and (ii) 2.08333% (1/48) of the option (rounded down to the nearest whole share) shall vest at the end of each month following the Cliff Date, and the vested options shall be exercisable to and including the tenth anniversary of the date of grant, subject to the terms and conditions of the Plan.

In connection with the restructuring (see Note 1), Droneify Holdings has assumed the obligations of Droneify under the Plan.

On June 15, 2022, the Company granted 294,000 ordinary shares in the form of stock options valued at $334,739. The exercise price per share is $1.37 and the stock options expire on June 15, 2027. The shares vest 1/4th annually over a period of four years from the grant date.

The Company utilizes the Black-Scholes model to value its stock options. The Company utilized the following assumptions:

June 30, 2022
Expected term	3.00 – 4.50 years
Expected average volatility	156% – 163%
Expected dividend yield	—
Risk-free interest rate	3.35% – 3.38%

During the six months ended June 30, 2022, the Company recognized stock option expense of $5,601, and as of June 30, 2022, $327,572 remains unamortized.

The following is a summary of stock option activity during the six months ended June 30, 2022.

	Share Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Life (years)
Balance as of December 31, 2021	178,944	$1.87	6.09
Grants	294,000	1.37	5.00
Exercised	—	—	—
Expiry	—	—	—
Balance as of June 30, 2022	472,944	$1.56	5.20
Exercisable as of June 30, 2022	178,944	$1.87	5.59

Droneify Holdings Limited
Notes to the Unaudited Consolidated Financial Statements
June 30, 2022 and 2021

Note 8. Related Parties

During the six months ended June 30, 2022 and 2021, the Company recorded $0 and $49,871 respectively, in salaries and benefits paid to Adam Sax, CEO and Director. At June 30, 2022 and December 31, 2021, $0 and $25,643 in salaries payable were due to Mr. Sax. As of January 1, 2022, Mr. Sax has chosen to waive his salary until further notice.

During the six months ended June 30, 2022 and 2021, the Company recorded $0 and $37,217 respectively, in salaries and benefits paid to Thomas Hanson, COO and Director. At June 30, 2022 and December 31, 2021, $0 and $18,276 in salaries payable were due to Mr. Hanson. As of January 1, 2022, Mr. Hanson has chosen to waive his salary until further notice.

During the six months ended June 30, 2022 and 2021, the Company recorded $0 and $19,179, respectively, in salaries and benefits paid to Dallyce Sax, VP of Client Relations. At June 30, 2022 and December 31, 2021 $0 and $0 in salaries payable were due to Ms. Sax. As of June 30, 2021, Ms. Sax is no longer employed by the Company.

On June 30, 2022, the parties forgave $43,919 in accrued wages, including salaries payable of $43,919 as of December 31, 2021, which was accounted for as a capital contribution to additional paid in capital.

During the six months ended June 30, 2022, the Company repaid $617 in shareholder advances from Adam Sax. As of June 30, 2022 and December 31, 2021, the Company owed $0 and $620, respectively, in loans payable to Adam Sax.

The following is a summary of wages accrued and forgiven by related parties during the six months ended June 30, 2022 and 2021:

	Adam Sax	Tom Hanson	Dallyce Sax
Balance as of January 1, 2021	$154,690	$81,268	$56,900
Paid	—	—	—
Accrued	49,871	37,217	19,179
Forgiven	—	—	—
Balance as of June 30, 2021	$204,561	$118,485	$76,079
Accrued	50,908	39,227	—
Forgiven (2020 wages)	(154,690)	(81,268)	(56,900)
Forgiven (2021 wages)	(75,136)	(58,168)	(19,179)
Balance as of December 31, 2021	25,643	18,276	—
Accrued	—	—	—
Forgiven (2021 wages)	(25,643)	(18,276)	—
Forgiven (2022 wages)	—	—	—
Balance as of June 30, 2022	$—	$—	$—

During the six months ended June 30, 2022, the Company repaid $617 in shareholder advances from Adam Sax. As of June 30, 2022 and December 31, 2021, the Company owed $0 and $620, respectively, in loans payable to Adam Sax.

Droneify Holdings Limited
Notes to the Unaudited Consolidated Financial Statements
June 30, 2022 and 2021

Note 9. Significant Estimates and Concentrations

The Company’s top customers that individually represented over ten percent of its total sales accounted for 59% and 47% of sales for the six months ended June 30, 2022 and 2021, respectively. The loss of any of these top three customers could have a significant impact on the Company’s sales and results of operations.

For the six months ended June 30, 2022 and 2021, customer concentrations (more than 10%) were as follows:

	Percentage of Revenue Six Months Ended June 30,		Percentage of Accounts Receivable As of June 30,
	2022	2021	2022	2021
Golder Associates Ltd	38%	—	43%	—
Stantec	—	25%	—	69%
Slate Asset Management, Inc.	11%	—	5%	—
Distrikt	10%	22%	11%	2%
Total (as a group)	59%	47%	59%	71%

Note 10. Subsequent Events

In August 2022, Droneify launched a private placement pursuant to which it is offering up to 1,500,000 class A common shares, at a purchase price of $1.00 per share, for total gross proceeds of up to $1,500,000. Boustead Securities, LLC is acting as placement agent in connection with this private placement. As compensation for its services, it will receive (i) a cash commission equal to 7% of the gross proceeds, (ii) a 1% non-accountable expense allowance and (iii) warrants for the purchase of a number of class A common shares of Droneify equal to 7% of the number of shares issued in the private placement at an exercise price of $1.00 per share (subject to adjustments), which may be exercised on a cashless basis.

On September 26, 2022, Droneify completed an initial closing of this private placement in which it issued an aggregate of 250,000 class A common shares for total gross proceeds of $250,000 and net proceeds of approximately $144,980. Droneify also issued a warrant for the purchase of 17,500 class A common shares to Boustead Securities, LLC. These shares were immediately exchanged for 250,000 ordinary shares of Droneify Holdings and the warrant was exchanged for a warrant for 17,500 ordinary shares of Droneify Holdings pursuant to the restructuring.

On October 21, 2022, Droneify completed an additional closing of this private placement in which it issued an aggregate of 135,000 class A common shares for total gross proceeds of $135,000 and net proceeds of approximately $99,122. Droneify also issued a warrant for the purchase of 9,450 class A common shares to Boustead Securities, LLC. These shares were immediately exchanged for 135,000 ordinary shares of Droneify Holdings and the warrant was exchanged for a warrant for 9,450 ordinary shares of Droneify Holdings pursuant to the restructuring.

The Company determined the initially issued Droneify warrants to be equity instruments pursuant to ASC 480 and ASC 815, as the warrants are indexed to the issuer’s own stock and meet the conditions of equity classification. On exchange of warrants into Droneify Holdings, the Company recognizes additional fair value, if any, as an equity issuance cost as a component of equity.

DRONEIFY HOLDINGS LIMITED
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 2021 AND 2020

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of Droneify Holdings Limited

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Droneify Holdings Limited as of December 31, 2021 and 2020, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a significant accumulated deficit. In addition, the Company continues to experience negative cash flows from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company’s auditor since 2022

Lakewood, CO

December 16, 2022

Droneify Holdings Limited
Consolidated Balance Sheets

	December 31, 2021	December 31, 2020
Assets
Current assets
Cash	$34,599	$98,312
Accounts receivable, net	337,490	26,909
Prepaid and other current assets	8,359	7,748
Total current assets	380,448	132,969

Property and equipment, net	43,883	71,725
Total assets	$424,331	$204,694

Liabilities and Shareholders’ Deficit
Current liabilities
Accounts payable	$491,207	$475,599
Accrued liabilities	315,322	348,130
Convertible notes	42,665	145,759
Loans payable	47,406	47,052
Notes payable – related party	620	615
Total current liabilities	897,220	1,017,155
Total liabilities	897,220	1,017,155

Commitments and contingencies	—	—

Shareholders’ deficit
Authorized Capital: 500,000,000 ordinary shares authorized; $0.0001 par value; 6,034,710 I and 5,940,817 shares issued and outstanding, respectively	603	594
Additional paid-in capital	4,530,076	3,975,693
Accumulated deficit	(3,770,315)	(3,610,032)
Accumulated other comprehensive loss	(134,969)	(127,585)
Shareholders’ Equity attributable to shareholders of Droneify Holdings Limited	625,395	238,670
Non-controlling interests	(1,098,284)	(1,051,131)
Total shareholders’ deficit	(472,889)	(812,461)
Total liabilities and Shareholders’ deficit	$424,331	$204,694

The accompanying notes are an integral part of these consolidated financial statements

Droneify Holdings Limited
Consolidated Statements of Operations

	Years Ended December 31,
	2021	2020
Revenue	$704,553	$432,263
Cost of revenue	587,177	382,423
Gross profit	117,376	49,840

Operating expenses
General and administrative expense	318,146	386,500
Professional fees	25,650	55,508
Depreciation	7,689	11,139
Research and development	5,014	116,619
Total operating expenses	356,499	569,766

Net loss from operations	(239,123)	(519,926)

Other income (expenses)
Other income	33,235	4,867
Interest income (expense)	528	(240,119)
Total other income (expenses)	33,763	(235,252)

Loss before income taxes	(205,360)	(755,178)
Provision for income taxes	—	—
Net loss	$(205,360)	$(755,178)
Less: Net loss attributable to noncontrolling interests	(45,077)	(165,762)
Net loss attributable to shareholders of Droneify Holdings Limited	$(160,283)	$(589,416)

Comprehensive income (loss)
Other comprehensive income (loss)	(9,460)	9,495
Comprehensive loss	$(214,820)	(745,683)
Less: Comprehensive loss attributable to noncontrolling interests	(47,153)	(163,678)
Net comprehensive loss attributed to shareholders of Droneify Holdings Limited	$(167,667)	$(582,005)

Basic and diluted loss per ordinary share	$(0.05)	$(0.18)
Basic and diluted weighted average number of ordinary shares outstanding	5,910,717	5,561,700

The accompanying notes are an integral part of these consolidated financial statements

Droneify Holdings Limited
Consolidated Statements of Changes in Shareholders’ Equity (Deficit)

	Capital		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Loss	Non- Controlling Interests	Total
	Shares	Amount
Balance – December 31, 2019	4,701,165	$470	$2,537,940	$(3,020,616)	$(134,996)	$(887,453)	$(1,504,655)
Shares issued for conversion of debt	1,239,652	124	1,437,753	—	—	—	1,437,877
Net loss	—	—	—	(589,416)	—	(165,762)	(755,178)
Other comprehensive loss	—	—	—	—	7,411	2,084	9,495
Balance – December 31, 2020	5,940,817	594	3,975,693	(3,610,032)	(127,585)	(1,051,131)	(812,461)
Forgiveness of accrued salary	—	—	449,186	—	—	—	449,186
Shares issued for conversion of debt	93,893	9	105,197	—	—	—	105,206
Net loss	—	—	—	(160,283)	—	(45,077)	(205,360)
Other comprehensive loss	—	—	—	—	(7,384)	(2,076)	(9,460)
Balance – December 31, 2021	6,034,710	$603	$4,530,076	$(3,770,315)	$(134,969)	$(1,098,284)	$(472,889)

The accompanying notes are an integral part of these consolidated financial statements

Droneify Holdings Limited
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2021		2020
Cash Flows From Operating Activities:	$		$
Net loss		(205,360)		(755,178)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization		28,659		30,553
Changes in operating assets and liabilities:
Accounts receivable		(313,404)		185,274
Prepaid expenses and other assets		(558)		37,134
Accounts payable		12,147		(6,863)
Accrued liabilities		518,640		497,841
Net cash provided by (used in) operating activities		40,124		(11,239)

Cash Flows From Investing Activities:
Purchase of property and equipment		—		(2,080)
Net cash used in investing activities		—		(2,080)

Cash Flows From Financing Activities:
Proceeds from loan payable		—		44,790
Net cash provided by financing activities		—		44,790

Effect of exchange rate changes on cash		(103,837)		2,654
Net change in cash		(63,713)		34,125
Cash, beginning of period		98,312		64,187
Cash, end of period		$34,599		$98,312

Supplemental cash flow information
Cash paid for interest		$1,949		$—
Cash paid for taxes		$—		$—

Non-cash Investing and financing transactions:
Forgiveness of accrued salary		$449,186		$—
Conversion of debt into capital		$105,206		$1,437,877

The accompanying notes are an integral part of these consolidated financial statements

Droneify Holdings Limited
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020

Note 1. Nature of Business and Going Concern

Nature of Business

Droneify Holdings Limited (“Droneify Holdings”) was incorporated as a Cayman Islands exempted company on August 24, 2022. Its predecessor company, Droneify Ltd. (“Droneify”), was incorporated on March 20, 2015 in the Province of Ontario, Canada.

Droneify Holdings and its subsidiaries (collectively known as the “Company”) is a development stage technology company focused on designing, developing, and deploying drone-enabled solutions and technology for the purposes of capturing, analyzing, and reporting on data to assist customers in a variety of industries, allowing them to improve decision-making and reduce operational risks and costs. The Company offers leading-edge aerial intelligence solutions with an emphasis on automating complex, recurring operations that are required for compliance and growth.

The Company serves clients across a variety of industries, with a current emphasis on niche markets such as utilities, energy, construction, and infrastructure. The Company is actively developing an online-based drone operations, software, and hardware management system, with the goal of using this platform as the basis for a broader solution that integrates the collection, storage and analysis of data for end users within a platform-as-a-service subscription model.

On September 23, 2022, the Company commenced a corporate restructuring pursuant to a share exchange agreement that Droneify Holdings entered into with Droneify and its shareholders. Pursuant to the share exchange agreement, Droneify Holdings acquired 6,069,667 class A common shares of Droneify in exchange for which it issued 6,069,667 ordinary shares to the shareholders of Droneify. As a result of this restructuring, Droneify Holdings owns 78.05% of the issued and outstanding class A common shares of Droneify. Droneify Holdings is continuing to exchange shares from Droneify’s shareholders as it receives additional signatures to the share exchange agreement with plans to acquire all shares of Droneify, making it a wholly-owned subsidiary of Droneify Holdings.

In 2018, Droneify completed an internal reorganization transaction pursuant to which it incorporated 2659498 Ontario Ltd. as a wholly owned subsidiary and transferred its software to this entity on a taxable basis. The reorganization was completed to create a potential future Canadian tax benefit for participating Canadian shareholders by reducing income taxes on a future disposition of their shares.

The Company does not have any other subsidiaries.

Reorganization

The corporate restructuring transaction between Droneify Holdings and Droneify is considered as a merger of entities under common control. Under the guidance in ASC 805-50, for transactions between entities under common control, the assets, liabilities and results of operations, are recognized at their carrying amounts on the date of the share exchange agreement, which required retrospective combination of Droneify Holdings and Droneify for all periods presented. The consolidated financial statements have been prepared as if the existing corporate structure had been in existence throughout all periods. This includes a retrospective presentation for all equity related disclosures, including issued shares and earnings per share, which have been revised to reflect the effects of the reorganization, as of December 31, 2021 and 2020. As of November 2022, the Company has approximately 78% of the common shares of Droneify.

Going Concern Uncertainty

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company had minimal cash as of December 31, 2021, had limited gross profit and incurred a loss from operations for the year ended December 31, 2021 and past few years. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Droneify Holdings Limited
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020

Note 1. Nature of Business and Going Concern (cont.)

The Company proposes to fund operations through sales of its products and equity financing arrangements. However, because of the lack of sales and the absence of any active trading market for its ordinary shares, its financial condition and its lack of an operating history, the Company may not be able to raise funds for capital expenditures, working capital and other cash requirements and will have to rely on advances from a minority shareholder and officer. If the Company cannot generate revenue from its products, it may not be able to continue in its business.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The financial statements have been prepared in accordance with Generally Accepted Accounting Principles of the United States of America (“GAAP”).

The consolidated financial statements include the financial statements of the Company and all its majority-owned subsidiaries from the dates they were incorporated. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Functional and Presentation Currency

These financial statements are presented in U.S dollars and the Company’s functional currency is Canadian dollars.

Revenue Recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Company and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duty. The Company assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. The Company has concluded that it is acting as a principal in all of its existing revenue arrangements due to the fact that the Company has purchased services from suppliers, added other services and resold those bundled services as a principal. The Company intends to act as principal and/or agent in the future, depending on the nature of the contemplated transaction. In the instance where the Company acts as agent in its future transactions, only that income that is earned as commissions or booking fees for both pilots and clients will be recognized as revenue, net of any amounts due to or from the pilots and clients, respectively. In accordance with ASC 606, revenue is only recognized when pervasive evidence that the transaction has been completed and the commissions and fees are due and payable to the Company.

The Company derives its revenue from service contracts using its Unmanned Aerial Vehicle (“UAV”) technology to provide imaging and inspections to customers in a wide variety of industries. The Company’s contracts are short-term, ranging from 5 – 7 days.

Revenue is recognized by the Company at the time services are rendered. Revenue earned from rendering UAV services is recognized at the fair value of services provided in accordance with the customer contract. The Company recognizes revenue net of variable consideration, which arises through the provision of discounts.

Costs of fulfilling the Company’s performance obligations and revenue associated with these performance obligations are incurred simultaneously. The Company has not deferred any expenditures with regard to fulfilling its contracts.

Droneify Holdings Limited
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020

Note 2. Summary of Significant Accounting Policies (cont.)

Cost of Revenue

Costs are recognized when incurred. Cost of revenue consists of direct labor, materials, drone depreciation and other direct costs.

Research and Development

The Company incurs research and development costs during the process of researching and developing the Company’s software, algorithms, information technologies and other intellectual properties. The Company’s research and development costs consist primarily of data acquisition and personnel costs of scientists and laboratory technicians. The Company expenses these costs as incurred until the resulting product has been completed, tested, validated and made ready for commercial use.

Foreign Currency Translation

The Company’s financial statements are presented in United States dollars, and the functional currency is Canadian dollars (CAD). Monetary assets and liabilities denominated in foreign currencies are converted to U.S. dollars ($) at the appropriate rates of exchange prevailing at the statement of financial position dates while other assets and liabilities are converted at the rates of exchange applicable at the dates acquired or incurred. Revenue and expenses are translated into U.S. dollars at rates of exchange applicable during the periods in which they were earned or expensed. All gains and losses are included in the statement of loss and comprehensive loss as they arise.

Cash and Cash Equivalents

For purposes of balance sheet presentation and reporting of cash flows, the Company considers all unrestricted demand deposits, money market funds and highly liquid debt instruments with an original maturity of less than 90 days to be cash and cash equivalents. The Company had no cash equivalents at December 31, 2021 and 2020.

Accounts Receivable

Accounts receivable are recorded in accordance with ASC 310, “Receivables.” Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company does not currently have any amount recorded as an allowance for doubtful accounts. Based on management’s estimate and based on all accounts being current, the Company has not deemed it necessary to reserve for doubtful accounts at this time.

During the years ended December 31, 2021 and 2020, the Company recorded bad debt of $0.

Drone and Other Equipment

Drone and other equipment are stated at cost, net of accumulated depreciation or accumulated impairment losses, if any, in accordance with ASC 360-10-35-7 and ASC 360-10-50-1(d). Such cost includes the cost of replacing component parts of the property and equipment and any expenditures required to make the property and equipment ready for use. Repairs and maintenance are charged against income as incurred. Expenditures that extend the estimated life of an asset are capitalized.

Depreciation is provided annually on property and equipment at rates designed to charge the cost of the assets over their estimated useful lives, as follows:

Category	Method	Useful Life
Drone equipment	20% declining balance	5 years
Furniture and fixtures	20% declining balance	5 years
Computers	55% declining balance	5 years

Droneify Holdings Limited
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020

Note 2. Summary of Significant Accounting Policies (cont.)

The assets’ residual values, useful lives and methods of depreciation are reviewed at each fiscal year-end and adjusted prospectively, if appropriate. Due to the increase in maintenance costs in the latter years of service, depreciation of drone equipment is computed using the declining balance method of depreciation and is recognized in cost of revenue on the statement of loss and comprehensive loss. Depreciation of furniture, fixtures and computers is recognized in general and administrative expenses.

An item of property and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset is included in the statement of loss and comprehensive loss when the asset is derecognized.

Impairment of Non-financial Assets

The Company determines at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, the Company estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount.

In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs to sell, recent market transactions are taken into account, if available. If no such transactions can be identified, an appropriate valuation model is used. These calculations are corroborated for valuation multiples or other available fair value indicators. Impairment losses are recognized in the statement of loss and comprehensive loss in those expense categories consistent with the function of the impaired asset.

An assessment is made at each reporting date of whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If an indication exists, the Company estimates the asset’s recoverable amount.

Fair Value Measurements

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

•        Level 1 — Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

•        Level 2 — Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

•        Level 3 — Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The Company’s financial instruments, including cash, accounts receivable, prepaid expense and other current assets, accounts payable and accrued liabilities, convertible notes, loans payable, and notes payable related party, are carried at historical cost. At December 31, 2021 and 2020, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

Droneify Holdings Limited
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020

Note 2. Summary of Significant Accounting Policies (cont.)

Leases

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liabilities — current, and operating lease liabilities — noncurrent on the balance sheets. Finance leases are included in property and equipment, other current liabilities, and other long-term liabilities in the balance sheets.

ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. As most of the Company’s leases do not provide an implicit rate, the Company generally uses its incremental borrowing rate based on the estimated rate of interest for collateralized borrowing over a similar term of the lease payments at commencement date. The operating lease ROU asset also includes any lease payments made and excludes lease incentives. The Company’s lease terms may include options to extend or terminate the lease when it is reasonably certain that the Company will exercise that option. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Leases with a lease term of 12 months or less at inception are not recorded on the balance sheet and are expensed on a straight-line basis over the lease term in the statement of operations.

Stock-based Compensation

The Company recognizes compensation expense for stock-based compensation in accordance with ASC Topic 718. For employee and non-employee stock-based awards, the Company calculates the fair value of the award on the date of grant using the option-pricing model for options and the quoted price of its ordinary shares for unrestricted shares; the expense is recognized over the service period for awards expected to vest. The Company considers many factors when estimating expected forfeitures, including types of awards, employee class, and historical experience.

Deferred Income Taxes and Valuation Allowance

The Company accounts for income taxes under ASC 740 “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

Recent Accounting Pronouncements

In November 2021, the Financial Accounting Standards Board (the “FASB”) issued ASU 2021-10, “Government Assistance (Topic 832)” which enhances disclosure of transactions with governments that are accounted for by applying a grant or contribution model. The new pronouncement requires entities to provide information about the nature of the transaction, terms and conditions associated with the transaction and financial statement line items affected by the transaction. The standard must be adopted for year ends beginning after December 15, 2021, with early adoption permitted. The Company plans to adopt the standard on January 1, 2022, and does not expect the adoption of this standard to have any material impact on its consolidated financial statements.

In October 2021, the FASB issued ASU No. 2021-08, “Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805).” This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. The ASU is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted,

Droneify Holdings Limited
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020

Note 2. Summary of Significant Accounting Policies (cont.)

including adoption in an interim period. If early adopted, the amendments are applied retrospectively to all business combinations for which the acquisition date occurred during the fiscal year of adoption. This ASU is currently not expected to have a material impact on the Company’s consolidated financial statements.

In August 2020, the FASB issued ASU 2020-06, “Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity.” The ASU simplifies the accounting for convertible instruments by removing certain separation models in ASC 470-20, “Debt — Debt with Conversion and Other Options,” for convertible instruments. The ASU updates the guidance on certain embedded conversion features that are not required to be accounted for as derivatives under Topic 815, “Derivatives and Hedging,” or that do not result in substantial premiums accounted for as paid-in capital, such that those features are no longer required to be separated from the host contract. The convertible debt instruments will be accounted for as a single liability measured at amortized cost. This will also result in the interest expense recognized for convertible debt instruments to be typically closer to the coupon interest rate when applying the guidance in Topic 835, “Interest.” Further, the ASU made amendments to the EPS guidance in Topic 260 for convertible debt instruments, the most significant impact of which is requiring the use of the if-converted method for diluted EPS calculation, and no longer allowing the net share settlement method. The ASU also made revisions to Topic 815-40, which provides guidance on how an entity must determine whether a contract qualifies for a scope exception from derivative accounting. The amendments to Topic 815-40 change the scope of contracts that are recognized as assets or liabilities. The ASU is effective for interim and annual periods beginning after December 15, 2021, with early adoption permitted for periods beginning after December 15, 2020. Adoption of the ASU can either be on a modified retrospective or full retrospective basis. The Company adopted the new standard effective January 1, 2021 and does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

In December 2019, FASB issued ASU No. 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes,” which simplifies the accounting for income taxes. This guidance will be effective for entities for the fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 on a prospective basis, with early adoption permitted. The Company adopted the new standard effective January 1, 2021 and does not expect the adoption of this guidance to have a material impact on its consolidated financial statements.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments Credit Losses — Measurement of Credit Losses on Financial Instruments.” This ASU requires a financial asset (or group of financial assets) measured at amortized cost basis to be presented at the net amount expected to be collected, which includes the Company’s accounts receivable. This ASU is effective for the Company for reporting periods beginning after December 15, 2022. The Company is currently assessing the potential impact that the adoption of this ASU will have on its consolidated financial statements.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

Note 3. Property and Equipment

Property and equipment consist of the following:

	December 31, 2021	December 31, 2020
Drones	$103,836	$103,060
Computers	51,639	51,253
Office equipment	38,072	37,788
	193,547	192,101
Accumulated depreciation	(149,664)	(120,376)
Property and equipment, net of accumulated depreciation	$43,883	$71,725

Depreciation expense of property and equipment for the years ended December 31, 2021 and 2020 is $28,659 and $30,553, of which $20,970 and $19,414 is included in cost of revenue, respectively.

During the years ended December 31, 2021 and 2020, the Company purchased assets of $0 and $2,080, respectively.

Droneify Holdings Limited
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020

Note 4. Accrued Liabilities and Other Current Liabilities

Accrued liabilities and other current liabilities consist of the following:

	December 31, 2021	December 31, 2020
Accrued liabilities	$268,088	$48,821
Payroll liabilities	39,558	293,826
Credit cards	7,676	5,483
	$315,322	$348,130

Note 5. Convertible Notes

During the year ended December 31, 2018, the Company issued convertible notes to 44 holders with a face value of CAD1,725,500 ($1,363,318). The notes had an interest rate of 4% per annum, matured on May 31, 2020, and could be converted at a price equal to the product of (x) eighty percent (80%) and (y) the price per share at which equity securities are issued by the Company if the note converted any time after October 31, 2018.

During the year ended December 31, 2020, the Company converted 40 convertible notes with a face value and accrued interest of $1,437,877 into 1,239,652 ordinary shares.

On May 20, 2020, the holders of 4 convertible notes extended the maturity dates until May 20, 2021.

On May 31, 2021, the Company converted 4 convertible notes with a face value and accrued interest of $105,206 into 93,893 ordinary shares.

Note 6. Loans Payable

As a result of the Covid-19 global pandemic, the Canadian government made loans available to small businesses through a Canada Emergency Business Account (“CEBA”). The CEBA program offered interest-free loans to small businesses and non-profits. Under the program, if the CEBA loans are repaid on or before December 31, 2022, 33% of the loans may be forgiven. As of December 4, 2020, approved CEBA applications were eligible to receive an additional CAD20,000 ($15,802). During 2022, the repayment date eligible for partial forgiveness was extended to December 31, 2023. CEBA loans that remain unpaid as of January 1, 2024 shall accrue interest at 5% per annum. CEBA loan holders shall only be required to make interest payments until December 31, 2025.

On April 29, 2020, the Company borrowed CAD40,000 ($28,465) via the CEBA loan program. On December 20, 2020, the Company borrowed an additional $20,000 ($15,802). As of December 31, 2021 and 2020, the outstanding CEBA loan balance is CAD60,000 ($47,406) and CAD60,000 ($47,052) respectively.

Note 7. Equity

Authorized Capital

The Company’s authorized capital consists of 500,000,000 ordinary shares with a par value of $0.0001 per share.

Share-based Payments

The directors of Droneify have established a stock option plan (the “Plan”) to advance the interests of Droneify and its shareholders by providing to the directors, officers, employees and consultants of Droneify a performance incentive for continued and improved services with Droneify and its affiliates. The terms of the Plan shall govern each option issued. The Plan is effective on March 21, 2017. Options may be granted under the Plan until the earlier of (i) the 10th anniversary of the effective date of the Plan, or (ii) the date on which the board terminates the Plan. The shares that may be issued pursuant to the exercise of options granted under the Plan are common shares of Droneify. The aggregate number of shares reserved for issuance under the Plan is 492,130 shares.

Droneify Holdings Limited
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020

Note 7. Equity (cont.)

If options granted under this Plan expire, terminate or cease to be exercisable without having been exercised in full, the shares which were reserved for issue pursuant to such options, but which were not issued become available for issue pursuant to the exercise of other options under the Plan. Subject to any accelerated termination under the Plan, each option shall be exercisable until the tenth anniversary of the date on which it is granted. Each option that has not been exercised pursuant thereto on or before the close of business on such tenth anniversary shall forthwith expire and terminate and be of no further force or effect whatsoever. Unless otherwise specified by the board at the time of granting options and except as otherwise provided in the Plan, each option will vest and be exercisable as follows: (i) 25% (1/4) of the option (rounded down to the nearest whole share) shall vest on the first anniversary of the earlier of the following dates (the “Cliff Date”): (x) the date of grant, and (y) any other earlier vesting start date that is approved by the board, and (ii) 2.08333% (1/48) of the option (rounded down to the nearest whole share) shall vest at the end of each month following the Cliff Date, and the vested options shall be exercisable to and including the tenth anniversary of the date of grant, subject to the terms and conditions of the Plan.

In connection with the restructuring (see Note 1), Droneify Holdings has assumed the obligations of Droneify under the Plan.

The following is a summary of stock option activity during the year ended December 31, 2021 and 2020.

	Share Options Outstanding	Weighted- Average Exercise Price	Weighted-Average Life (years)
Balance as of January 1, 2020	178,944	$1.87	8.09
Grants	—	—	—
Exercised	—	—	—
Expiry	—	—	—
Balance as of December 31, 2020	178,944	$1.87	7.09
Grants	—	—	—
Exercised	—	—	—
Expiry	—	—	—
Balance as of December 31, 2021	178,944	$1.87	6.09
Exercisable as of December 31, 2021	178,944	$1.87	6.09

Note 8. Income taxes

The Company has not made provision for income taxes for the years ended December 31, 2021, and 2020 since the Company has the benefit of net operating losses in these periods.

Due to uncertainties surrounding the Company’s ability to generate future taxable income to realize deferred income tax assets arising as a result of net operating losses carried forward, the Company has not recorded any deferred income tax assets as of December 31, 2021. The Company has incurred a net operating loss of $1,835,644, the net operating loss carry forwards will begin to expire in varying amounts from year 2038 subject to its eligibility as determined by respective tax regulating authorities. The Company’s net operating loss carry forwards may be subject to annual limitations, which could eliminate, reduce or defer the utilization of the losses because of an ownership change. The status of tax examinations varies due to the numerous legal entities and jurisdictions in which the Company operates.

Net deferred tax assets consist of the following components as of:

	December 31, 2021	December 31, 2020
Non-operating loss carryforward	$1,835,644	$1,757,607
Valuation allowance	(1,835,644)	(1,757,607)
Net deferred tax asset	$—	$—

Droneify Holdings Limited
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020

Note 9. Related Parties

During the years ended December 31, 2021 and 2020, the Company recorded $143,465 and $111,975 respectively, in salaries and benefits paid to Adam Sax, CEO and Director. At December 31, 2021 and 2020, $25,643 and $154,690 in salaries payable were due to Mr. Sax.

During the years ended December 31, 2021 and 2020, the Company recorded $137,254 and $111,975 respectively, in salaries and benefits paid to Thomas Hanson, COO and Director. At December 31, 2021 and 2020, $18,277 and $81,268 in salaries payable were due to Mr. Hanson.

During the years ended December 31, 2021 and 2020, the Company recorded $57,267 and $146,136, respectively, in salaries and benefits paid to Dallyce Sax, VP of Client Relations. At December 31, 2021 and 2020 $0 and $56,900 in salaries payable were due to Mr. Sax.

On September 30, 2021, the parties forgave $449,186 in accrued wages, including salaries payable of $292,859 as of December 31, 2020, which was accounted for as a capital contribution to additional paid in capital.

As of December 31, 2021 and 2020, the Company owed $620 and $615, respectively, in shareholder advances payable to Adam Sax.

The following is a summary of wages accrued and forgiven by related parties during the years ended December 31, 2021 and 2020:

	Adam Sax	Tom Hanson	Dallyce Sax
Balance as of January 1, 2020	$53,216	$—	$—
Paid	(14,643)	—
Accrued	116,117	81,268	56,900
Forgiven	—	—	—
Balance as of December 31, 2020	$154,690	$81,268	56,900
Accrued	100,779	76,446	19,179
Forgiven (2020 wages)	(154,690)	(81,268)	(56,900)
Forgiven (2021 wages)	(75,136)	(58,168)	(19,179)
Balance as of December 31, 2021	$25,643	$18,276	$—

Note 10. Significant Estimates and Concentrations

For the years ended December 31, 2021 and 2020, customer concentrations (more than 10%) were as follows:

	Percentage of Revenue Year Ended December 31,		Percentage of Accounts Receivable As of December 31,
	2021	2020	2021	2020
Aerodyne Measure	80%	1%	93%	—
CG Mining Company Ltd	—	58%	—	—
Stantec	4%	3%	2%	20%
Total (as a group)	84%	62%	95%	20%

Droneify Holdings Limited
Notes to the Consolidated Financial Statements
December 31, 2021 and 2020

Note 11. Subsequent Events

Subsequent to December 31, 2021, the Company issued 34,957 ordinary shares.

In August 2022, Droneify launched a private placement pursuant to which it is offering up to 1,500,000 class A common shares, at a purchase price of $1.00 per share, for total gross proceeds of up to $1,500,000. Boustead Securities, LLC is acting as placement agent in connection with this private placement. As compensation for its services, it will receive (i) a cash commission equal to 7% of the gross proceeds, (ii) a 1% non-accountable expense allowance and (iii) warrants for the purchase of a number of class A common shares of Droneify equal to 7% of the number of shares issued in the private placement at an exercise price of $1.00 per share (subject to adjustments), which may be exercised on a cashless basis.

On September 26, 2022, Droneify completed an initial closing of this private placement in which it issued an aggregate of 250,000 class A common shares for total gross proceeds of $250,000 and net proceeds of approximately $144,980. Droneify also issued a warrant for the purchase of 17,500 class A common shares to Boustead Securities, LLC. These shares were immediately exchanged for 250,000 ordinary shares of Droneify Holdings and the warrant was exchanged for a warrant for 17,500 ordinary shares of Droneify Holdings pursuant to the restructuring. The Company determined the initially issued Droneify warrants to be equity instruments pursuant to ASC 480 and ASC 815, as the warrants are indexed to the issuer’s own stock and meet the conditions of equity classification. On exchange of warrants into Droneify Holdings, the Company recognizes additional fair value, if any, as an equity issuance cost as a component of equity.

923,077 Ordinary shares

DRONEIFY HOLDINGS LIMITED

___________________

PROSPECTUS

___________________

Underwriter

BOUSTEAD SECURITIES, LLC

_____________, 2023

Until      , 2023, 25 days after the date of this prospectus, all dealers that buy, sell or trade our securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

[Alternate Page for Resale Prospectus]

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 8, 2023

PRELIMINARY PROSPECTUS

Droneify Holdings Limited

1,500,000 Ordinary Shares

This prospectus relates to 1,500,000 ordinary shares of Droneify Holdings Limited that may be sold from time to time by the selling shareholders named in this prospectus.

We will not receive any proceeds from the sales of outstanding common shares by the selling shareholders.

Currently, there is no public market for our ordinary shares. We have applied to list our ordinary shares on The Nasdaq Capital Market under the symbol “DRFY”. There can be no assurance that we will be able to meet Nasdaq’s initial listing requirements or that we will otherwise be approved for listing.

We are an “emerging growth company,” as that term is used in the Jumpstart Our Business Startups Act of 2012, and as such, have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary — Implications of Being an Emerging Growth Company.”

The selling shareholders may offer and sell the ordinary shares being offered by this prospectus from time to time in public or private transactions, or both. These sales will occur at a fixed price of $6.50 per share until our ordinary shares are quoted on the OTCQB or OTCQX marketplace, or listed on a national securities exchange. Thereafter, these sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling shareholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders, the purchasers of the shares, or both. Any participating broker-dealers and any selling shareholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling shareholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their ordinary shares. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

Investing in our ordinary shares involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our ordinary shares under the heading “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2023

[Alternate Page for Resale Prospectus]

THE OFFERING

Shares offered by the selling shareholders:	This prospectus relates to 1,500,000 ordinary shares that may be sold from time to time by the selling shareholders named in this prospectus.
Shares outstanding(1):	8,591,634 ordinary shares (or 8,730,096 ordinary shares if the underwriters exercise the over-allotment option in full).
Use of proceeds:	We will not receive any proceeds from the sales of outstanding ordinary shares by the selling shareholders.
Risk factors:

Investing in our ordinary shares involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 12.

Trading market and symbol:

We have applied to list our ordinary shares on The Nasdaq Capital Market under the symbol “DRFY”. There can be no assurance that we will be able to meet Nasdaq’s initial listing requirements or that we will otherwise be approved for listing.

____________

(1)      The number of ordinary shares outstanding assumes the issuance by us of ordinary shares pursuant to the Public Offering Prospectus filed contemporaneously herewith and excludes:

•        472,944 ordinary shares issuable upon the exercise of outstanding options at a weighted average exercise price of C$1.56 (approximately US$1.21) per share;

•        500,000 ordinary shares that are reserved for future issuance under our equity incentive plan;

•        63,700 ordinary shares issuable upon the exercise of outstanding warrants at an exercise price of $7.50; and

•        up to 74,308 ordinary shares issuable upon exercise of the representative’s warrants issued in connection with the initial public offering.

Alt-1

[Alternate Page for Resale Prospectus]

USE OF PROCEEDS

We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

Alt-2

[Alternate Page for Resale Prospectus]

SELLING SHAREHOLDERS

The ordinary shares being offered by the selling shareholders are those restricted shares previously issued to the selling shareholders. We are registering the shares in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of these shares, the selling shareholders have not had any material relationship with us within the past three years and based on the information provided to us by the selling shareholders, no selling shareholder is a broker-dealer or an affiliate of a broker-dealer.

The table below lists the selling shareholders and other information regarding the ownership of the ordinary shares by each of the selling shareholders. The second column lists the number of ordinary shares owned by each selling shareholder. The third column lists the ordinary shares being offered by this prospectus by the selling shareholders. The fourth column assumes the sale of all of the ordinary shares offered by the selling shareholders pursuant to this prospectus.

The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Ordinary Shares Beneficially Owned Prior to this Offering	Number of Shares Being Offered	Ordinary Shares Beneficially Owned After this Offering
			Shares	Percent(1)
Alessandro Sax	379,598	379,598	—	—
BaseStones, Inc.	75,000	75,000	—	—
Chris Etherington	25,000	25,000	—	—
Dallyce Sax	93,618	93,618	—	—
Don Reid	218,848	18,848	200,000	2.61%
Eternal Horizon International Company Limited	50,000	50,000	—	—
Iman Shafiei	50,000	50,000	—	—
Jason Kennedy	25,000	25,000	—	—
Jeffrey Stephen Moore	41,216	41,216	—	—
John Domsy	50,000	50,000	—	—
Mark Matthews	50,000	50,000	—	—
Oleta Investments, LLC	50,000	50,000	—	—
Petros Nomikos	100,000	100,000	—	—
Pietro-Fillipppo Jr. Riccio	5,349	5,349	—	—
Robert Helina	25,000	25,000	—	—
Robert Smith	100,000	100,000	—	—
Sequence Nine Ltd.	25,000	25,000	—	—
Solly Erwin Sax	51,356	51,356	—	—
The Gilbert Matthews Family Trust DTD 4/25/12	25,000	25,000	—	—
Varkes Churukian	25,000	25,000	—	—
Vertical Holdings, LLC	100,000	100,000	—	—
William Hanson	35,015	35,015	—	—
William Harty	50,000	50,000	—	—
Wing Kai Lam	50,000	50,000	—	—

____________

(1)      Applicable percentage ownership after to this offering is based on 7,668,557 ordinary shares outstanding as of February 7, 2023. As noted above, for purposes of computing percentage ownership after this offering, we have assumed that all ordinary shares offered by the selling shareholders will be sold in this offering.

Alt-3

[Alternate Page for Resale Prospectus]

PLAN OF DISTRIBUTION

Each selling shareholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares covered hereby on any stock exchange, market or trading facility on which the ordinary shares are traded or in private transactions. These sales will occur at a fixed price of $6.50 per share until our ordinary shares are quoted on the OTCQB or OTCQX marketplace, or listed on a national securities exchange. Thereafter, these sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. A selling shareholder may use any one or more of the following methods when selling the shares:

•        ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•        block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•        an exchange distribution in accordance with the rules of the applicable exchange;

•        privately negotiated transactions;

•        settlement of short sales;

•        in transactions through broker-dealers that agree with the selling shareholders to sell a specified number of such securities at a stipulated price per security;

•        through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•        a combination of any such methods of sale; or

•        any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 of the Securities Act, if available, rather than under this prospectus. The selling shareholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if it deems the purchase price to be unsatisfactory at any particular time.

The selling shareholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling shareholder will attempt to sell shares in block transactions to market makers or other purchasers at a price per share which may be below the then existing market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholders. The selling shareholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be “underwriters” as that term is defined under the Securities Act, the Exchange Act and the rules and regulations of such acts. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling shareholders, but excluding brokerage commissions or underwriter discounts.

The selling shareholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. The selling shareholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

Alt-4

[Alternate Page for Resale Prospectus]

The selling shareholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling shareholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by, the selling shareholders or any other such person. In the event that any of the selling shareholders are deemed an affiliated purchaser or distribution participant within the meaning of Regulation M, then the selling shareholders will not be permitted to engage in short sales of common shares. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In addition, if a short sale is deemed to be a stabilizing activity, then the selling shareholders will not be permitted to engage in a short sale of our shares. All of these limitations may affect the marketability of the shares.

If a selling shareholder notifies us that it has a material arrangement with a broker-dealer for the resale of the shares, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling shareholder and the broker-dealer.

Alt-5

[Alternate Page for Resale Prospectus]

LEGAL MATTERS

The validity of the ordinary shares covered by this prospectus will be passed upon by Travers Thorp Alberga.

Alt-6

PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 6.  Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud, willful default or the consequences of committing a crime. Our amended and restated memorandum and articles of association provide that that we shall indemnify our directors and officers against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or willful default.

Under the form of indemnification agreement filed as an exhibit to this registration statement, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or executive officer.

The form of underwriting agreement filed as an exhibit to this registration statement will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Recent Sales of Unregistered Securities.

In the past three years, we have issued and sold the securities described below without registering the securities under the Securities Act.

On September 23, 2022, we commenced a corporate restructuring pursuant to a share exchange agreement that we entered into with Droneify and its shareholders. Pursuant to the share exchange agreement, we have acquired 6,544,202 class A common shares of Droneify in exchange for which we issued 6,544,202 ordinary shares to the shareholders of Droneify. As a result of this restructuring, we own 84.15% of the issued and outstanding class A common shares of Droneify. One shareholder holds the remaining shares that have not yet been exchanged. Such shareholder has indicated that it will exchange its shares following the completion of this offering, at which time we would own 100% of Droneify. If such shareholder does not exchange its shares, Droneify would remain a majority-owned subsidiary rather than a wholly-owned subsidiary.

In August 2022, Droneify launched a private placement pursuant to which it is offering up to 1,500,000 class A common shares, at a purchase price of $1.00 per share, for total gross proceeds of up to $1,500,000. Boustead Securities, LLC, the representative of the underwriters for this offering, is acting as placement agent in connection with this private placement. As compensation for its services, it will receive (i) a cash commission equal to 7% of the gross proceeds, (ii) a 1% non-accountable expense allowance and (iii) warrants for the purchase of a number of class A common shares of Droneify equal to 7% of the number of shares issued in the private placement at an exercise price of $7.50 per share (subject to adjustments), which may be exercised on a cashless basis. Commencing on September 26, 2022, Droneify has completed multiple closings of this private placement in which it has issued an aggregate of 910,000 class A common shares for total gross proceeds of $910,000 and net proceeds of approximately $711,782. Droneify has also issued warrants for the purchase of 63,700 class A common shares to Boustead Securities, LLC. These shares were immediately exchanged for 910,000 ordinary shares of our company and the warrants were exchanged for warrants for 63,700 ordinary shares of our company pursuant to the share exchange agreement described above. We determined the initially issued Droneify warrants to be equity instruments pursuant to ASC 480 and ASC 815, as the warrants are indexed to the issuer’s own stock and meet the conditions of equity classification. On exchange of warrants into our company, we recognize additional fair value, if any, as an equity issuance cost as a component of equity.

On September 26, 2022, we issued 25,000 ordinary shares to Bevilacqua PLLC, our outside securities counsel, which it received as partial consideration for legal services previously provided to us.

On December 30, 2022, we issued an aggregate of 74,355 ordinary shares to certain consultants and advisors in consideration for services rendered to us.

On December 30, 2022, we issued 15,000 ordinary shares to JJL Capital Management, LLC as settlement for accounts payable in the amount of $15,000 owed to it.

On January 20, 2023, we issued 100,000 ordinary shares to LDR Credit Partners LLC as settlement for debt in the amount of $100,000 owed to it.

No underwriters were involved in these issuances. We believe that each of the above issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Item 8.  Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1	Form of Amended and Restated Memorandum and Articles of Association of Droneify Holdings Limited
4.1*	Form of Representative’s Warrant (included in Exhibit 1.1)
4.2	Warrant issued by Droneify Ltd. to Boustead Securities, LLC on September 26, 2022
4.3	Warrant issued by Droneify Ltd. to Boustead Securities, LLC on October 21, 2022
4.4	Warrant issued by Droneify Ltd. to Boustead Securities, LLC on December 7, 2022
4.5	Warrant issued by Droneify Ltd. to Boustead Securities, LLC on January 30, 2023
4.6	Warrant issued by Droneify Ltd. to Boustead Securities, LLC on February 1, 2023
4.7	Warrant issued by Droneify Ltd. to Boustead Securities, LLC on February 3, 2023
5.1*	Opinion of Travers Thorp Alberga regarding the legality of the ordinary shares
5.2*	Opinion of Bevilacqua PLLC regarding the enforceability of the representative warrants
8.1*	Opinion of Potomac Law Group regarding certain U.S. tax matters
10.1	Form of Share Exchange Agreement, dated September 23, 2022, among Droneify Holdings Limited, Droneify Ltd. and the shareholders of Droneify Ltd.
10.2	Form of Subscription Agreement relating to 2022 private placement
10.3	Form of Service Agreement between Droneify Ltd. and pilots
10.4	Teaming Agreement, dated January 6, 2023, between Droneify Ltd. and Aerodyne Measure Inc.
10.5	Master Subcontract Agreement, dated May 11, 2022, between Droneify Ltd. and WSP Canada Inc.
10.6	License Agreement, dated August 1, 2015, between Droneify Ltd. and 1040227 BC Ltd.
10.7	Lease Agreement, dated March 29, 2021, between Droneify Ltd. and 2026324 Ontario Inc.
10.8	Executive Employment Agreement, dated October 25, 2018, between Droneify Ltd. and Adam Sax
10.9	Employment Agreement, dated October 7, 2017, between Droneify Ltd. and Thomas Hanson
10.10	Amendment to Employment Agreement, dated August 19, 2019, between Droneify Ltd. and Thomas Hanson
10.11	Employment Agreement, dated February 6, 2023, between Droneify Holdings Limited and Scott J. Silverman
10.12	Consulting Agreement, dated August 11, 2022, between EverAsia Financing Group, Inc. and Droneify Ltd.
10.13	Form of Independent Director Agreement
10.14	Form of Indemnification Agreement
10.15	Droneify Holdings Limited 2022 Equity Incentive Plan
10.16	Form of Share Option Agreement (2022 Equity Incentive Plan)
10.17	Form of Restricted Share Award Agreement (2022 Equity Incentive Plan)
10.18	Form of Restricted Share Unit Award Agreement (2022 Equity Incentive Plan)
10.19	Droneify Ltd. Stock Option Plan and Form of Stock Option Agreement
21.1	List of Subsidiaries
23.1	Consent of BF Borgers CPA PC

Exhibit No.	Description
23.2*	Consent of Travers Thorp Alberga (included in Exhibit 5.1)
23.3*	Consent of Bevilacqua PLLC (included in Exhibit 5.2)
23.4*	Consent of Potomac Law Group (included in Exhibit 8.1)
24.1	Power of Attorney (included on the signature page of this registration statement)
99.1	Consent of Larry Goldman
107	Exhibit Filing Fees

____________

*        To be filed by amendment

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 9.  Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oakville, Canada on February 8, 2023.

DRONEIFY HOLDINGS LIMITED
By:	/s/ Adam Sax
Name:	Adam Sax
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Adam Sax and Scott J. Silverman, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each of said attorneys in fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Adam Sax	Chief Executive Officer and Director	February 8, 2023
Adam Sax	(Principal Executive Officer)
/s/ Scott J. Silverman	Chief Financial Officer (Principal Financial and	February 8, 2023
Scott J. Silverman	Accounting Officer)
/s/ Tom Hanson	Chief Operating Officer and Director	February 8, 2023
Tom Hanson
/s/ Stuart W. Henderson	Director	February 8, 2023
Stuart W. Henderson
/s/ Ian M. Hull	Director	February 8, 2023
Ian M. Hull

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Droneify Holdings Limited has signed this registration statement or amendment thereto in New York on February 8, 2023.

Authorized U.S. Representative
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Sr. Vice President on behalf of Cogency Global Inc.